    As filed with the Securities and Exchange Commission on August 20, 1999
                                            Registration Statement No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ----------------
                                    FORM F-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                        INDEPENDENT ENERGY HOLDINGS PLC
             (Exact name of Registrant as specified in the charter)
                               ----------------
         England                      4911               Not Applicable
     (State or other      (Primary Standard Industrial  (I.R.S. Employer
     jurisdiction of       Classification Code Number)Identification Number)
      corporation or
      organization)            ----------------
                                Radcliffe House
                                 Blenheim Court
                            Solihull, West Midlands
                             United Kingdom B91 2AA
                              011-44-121-705-1111
   (Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)
                               ----------------
                             CT Corporation System
                                 1633 Broadway
                               New York, NY 10019
                                 (212) 664-1666
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ----------------
                          Copies of communications to:
         Richard J. Wilkie                         Keith Kearney
Akin, Gump, Strauss, Hauer & Feld, L.L.P.      Davis Polk & Wardwell
     711 Louisiana, Suite 1900                  One Fredrick's Place
        Houston, Texas 77002                      London EC2R 8AB
           (713) 220-5800                          United Kingdom
                                                  44-171-418-1300

   Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
   If delivery of the prospectus is expected to made pursuant to Rule 434, please check the following box: [_]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                          Proposed
                                           Proposed       Maximum
 Table of Each Class of                    Maximum       Aggregate      Amount of
    Securities to be      Amount to be  Offering Price    Offering     Registration
       Registered         Registered(1)  per Share(2)     Price(2)         Fee
-----------------------------------------------------------------------------------
Ordinary shares, nominal
 value 1p per share(3)..   10,137,250      $14.875      $150,791,594    $41,920.06
-----------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Includes 1,322,250 ordinary shares in the form of ADSs that the underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose for computing the amount of registration fee pursuant to Rule 457(c).
(3) American Depositary Shares evidenced by American Depositary Receipts issuable on deposit of the ordinary shares registered hereby have been registered pursuant to a separate Registration Statement on Form F-6.

                               ----------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting offers to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION--DATED AUGUST 20, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS

      , 1999

                           [Independent Energy Logo]
                      8,815,000 American Depositary Shares
                     Representing 8,815,000 Ordinary Shares

--------------------------------------------------------------------------------

  The Company:                           The Offering:

  . We are the largest independent         . Each ADS represents one of
    marketer of electricity in the           our ordinary shares.
    United Kingdom.
                                           . There is an existing trading
  . Independent Energy Holdings PLC          market for the ADSs. The last
    Radcliffe House Blenheim Court           reported sale price on Nasdaq
    Solihull, West Midlands                  on August 18, 1999 was $14 7/8
    United Kingdom B91 2AA                   per ADS.
    44-121-705-1111
                                           . We are offering 7,000,000 ADSs
  Nasdaq Symbol:                             and selling shareholders are
                                             offering 1,815,000 ADSs for
  . INDYY                                    resale.

                                           . We will not receive any proceeds
                                             from the sale of ADSs by the
                                             selling shareholders.

                                           . We have granted the underwriters
                                             an option to purchase an
                                             additional 1,322,250 ADSs to
                                             cover over-allotments.

                                           . We plan to use the proceeds from
                                             this offering for general
                                             corporate purposes, including
                                             working capital, the expansion
                                             of our operations and sales and
                                             marketing capabilities, and
                                             investment in risk management
                                             assets.

                                           . Closing:     , 1999.

  -------------------------------------------------

                                         Per ADS  Total
  -----------------------------------------------------
     Public offering price:              $        $
     Underwriting fees:
     Proceeds to Independent Energy:
     Proceeds to selling shareholders:
  -----------------------------------------------------

     This investment involves risk. See "Risk Factors" beginning on page 6.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------
Donaldson, Lufkin & Jenrette
                             Prudential Securities
                                                   Johnson Rice & Company L.L.C.

                               TABLE OF CONTENTS

                                                                            Page
Service of Process and Enforcement of Liabilities..........................   i
Where You Can Find More Information........................................   i
Forward-Looking Statements.................................................  ii
Presentation of Information................................................ iii
Prospectus Summary.........................................................   1
Risk Factors...............................................................   6
Use of Proceeds............................................................  14
Exchange Rates.............................................................  15
Nature of Trading Market and Market Information............................  16
Dividend Policy............................................................  17
Capitalization.............................................................  17

                                                                            Page
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business and Properties...................................................   26
Management................................................................   37
Principal and Selling Shareholders........................................   39
Description of Share Capital..............................................   40
Description of American Depositary Receipts...............................   44
Taxation..................................................................   53
Underwriting..............................................................   58
Legal Matters.............................................................   60
Experts...................................................................   61

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

   We are registered and exist under the laws of England and Wales. All but two of our directors and certain of our named experts are residents of the United Kingdom or otherwise reside outside the United States. In addition, all or a substantial portion of our directors' and experts' assets and all or substantially all of our assets are located outside the U.S.

   We have appointed an agent for service of process in the U.S., but it may be difficult for investors to effect service within the U.S. upon those directors, officers and experts who are not residents of the U.S. Moreover, it may be difficult to enforce against our directors, officers and experts judgments of U.S. courts predicated upon our or their civil liability under the U.S. federal securities laws. Our English solicitors, Masons, have advised us that there is doubt as to the enforceability in England, whether by means of original action or an action for the enforcement of a U.S. court's judgment, of civil liabilities based upon U.S. federal securities laws.

   We have appointed CT Corporation System, 1633 Broadway, New York, New York 10019, as our agent for service of process in the U.S. in respect of any investigation or administrative proceeding conducted by the Commission and any civil suit or action brought against or involving us in a U.S. court arising out of or related to or concerning the offering of ADSs or ordinary shares under this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file reports and other information with the Securities and Exchange Commission. These reports and other information about us and our business can be read and copied at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov.

   We can "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We are incorporating by reference our Annual Report on Form 20-F for the fiscal year ended June 30, 1998 (File No. 0-23451) that was filed with the SEC pursuant to the Securities Exchange Act of 1934.

   In addition, we are also incorporating by reference any reports on Form 20-F, including any amendments thereto, that will be filed with the SEC and certain reports that we designate on any Form 6-K that may be furnished to the SEC prior to the completion of this offering. Any such reports will be considered part of this prospectus and will automatically update and supersede the information contained herein.

   You may request a copy of any document incorporated by reference, at no cost, by writing or telephoning us at Independent Energy Holding plc, Radcliffe House, Blenheim Court, Solihull, West Midlands, United Kingdom B91 2AA, 011-44-121-705-1111.

   In addition, we will furnish annual reports to The Bank of New York, a New York banking corporation which has its principal office located in New York, New York, as depositary for the ADRs. These annual reports will contain:

  . a review of operations;

  . annual audited consolidated financial statements;

  . our independent chartered accountants' opinion about those statements;
    and

  . a reconciliation of net income (loss) and shareholders' equity to earnings per ordinary share.

   We will also furnish the depositary with quarterly reports for the first three quarters of each fiscal year. These quarterly reports will include unaudited interim consolidated financial information. The depositary will arrange for the mailing of all reports to all record holders of ADSs. We will also furnish to the depositary copies of all notices of shareholders' meetings and other reports and communications that are distributed generally to our shareholders. The depositary will arrange for the mailing of such notices, reports and communications to all record holders of ADSs. See "Description of American Depositary Receipts" beginning on page 44.

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, budgets, projected costs and capital expenditures, competitive positions, growth opportunities, plans and objectives of management for future operations and words such as "anticipate," "believe," "plan," "estimate," "expect," "intend" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and prospective purchasers of ADSs must recognize that actual results may differ from our expectations.

                          PRESENTATION OF INFORMATION

   Our audited consolidated financial information as of June 30, 1998 and 1999 and for the fiscal years ended June 30, 1997, 1998 and 1999 contained elsewhere in this prospectus is presented in conformity with generally accepted accounting principles in the U.K., or U.K. GAAP, together with a reconciliation of net income (loss) and shareholders' equity to generally accepted accounting principles in the U.S., or U.S. GAAP.

   We publish our financial statements in British pounds sterling ("(Pounds)" or "pound"). One pound consists of one hundred pence (100p). In this prospectus, we express currency amounts in pounds or in U.S. dollars ("$"). For your convenience, we have included translations of certain pound amounts into dollars. These translations are not representations that the pound amounts actually represent such dollar amounts or could be converted into dollars at the rates indicated or at any other rate. Unless otherwise indicated, all translations have been made at the rate of $1.58 per (Pounds)1, the Noon Buying Rate in New York City for cable transfers in pounds as certified for customs purposes by the Federal Reserve Bank of New York on June 30, 1999. The Noon Buying Rate on August 18, 1999 was $1.60 per (Pounds)l. See "Exchange Rates" on page 15.

   In this prospectus, "Independent Energy," "we," "us" and "our" refer to Independent Energy Holdings plc, a corporation organized and existing under the laws of England and Wales, and our consolidated subsidiaries, unless the context indicates otherwise.

                              PROSPECTUS SUMMARY

   This summary highlights certain information from this prospectus and may not contain all of the information that is important to you. You should read carefully this entire prospectus and the documents to which we refer you.

                                  The Company

   Independent Energy is the largest independent marketer of electricity in the United Kingdom-- a company not a part of the government-owned electricity industry at the time of its privatization in 1990. We were founded to capitalize on the market opportunities created by the deregulation of the United Kingdom energy markets and have assembled a core management team with extensive industry experience from a number of leading U.K. energy firms. Since commencing electricity sales in April 1996, we have established Independent Energy as a reputable, reliable alternative provider of electricity. In February 1999, we also began marketing natural gas in the U.K., primarily to our target market of light industrial, commercial and public sector customers, many of which currently purchase our electricity. In addition, we are evaluating opportunities created by the deregulation of continental European energy markets in which we believe we can replicate our business model.

   We have experienced rapid growth over the past year in revenue, sales volumes and customers:

  . Our revenue increased by over 300% to (Pounds)246.9 million ($390.0 million) for the fiscal year ended June 30, 1999 from (Pounds)58.0 million ($91.6 million) for the fiscal year ended June 30, 1998.

  . Our sales volumes also increased by over 300% from 1,410 GWh in fiscal
    1998 to 5,940 GWh in fiscal 1999.

  . As of June 30, 1999, we had over 83,400 electricity customers and 130 natural gas customers, compared to approximately 1,350 electricity customers as of June 30, 1998. As of August 1, 1999, we had over 111,000 electricity customers and 160 natural gas customers.

  . At August 1, 1999, we had annualized sales contracts in place for the sale of electricity of approximately (Pounds)651 million ($1.0 billion) up from approximately (Pounds)170 million ($268 million) at the same date last year. The amount of annualized sales contracts is based on our estimate of annual revenue from our sales contracts in place at August 1, 1999, without regard to the renewal dates of these contracts.

  . In fiscal 1999, only our third full year of marketing electricity, we reported net income of (Pounds)4.0 million ($6.3 million), compared to a net loss of (Pounds)185,000 ($292,300) for fiscal 1998.

U.K. Energy Market

   The structure of the U.K. energy industry has undergone a period of rapid and dramatic change over the past decade. The U.K. government began deregulating the U.K. energy markets to introduce competition into the generation and supply of electricity and the supply of natural gas. This deregulation was carried out in phases with the final phase of electricity deregulation being completed in May 1999 resulting in full competition in the retail supply of electricity. Since May 1998, the natural gas supply market has been fully deregulated. As a result, all consumers are able to choose their electricity and natural gas suppliers. As a licensed supplier of both electricity and natural gas, we are able to supply electricity and natural gas to industrial, commercial, public sector and domestic, or residential, customers in direct competition with other energy suppliers.

   According to industry publications, the U.K. electricity market consists of approximately 2.2 million commercial and industrial consumers and 24.0 million residential consumers with aggregate annual expenditures of approximately (Pounds)15.8 billion ($24.9 billion). The U.K. natural gas market is comprised of approximately 900,000 industrial and commercial users and 19.7 million residential consumers with aggregate annual expenditures of approximately (Pounds)7.1 billion ($11.2 billion), according to industry publications. We principally target small to mid-sized commercial and light industrial consumers with predictable usage patterns. We also target selected residential customers. We estimate that consumers in our target U.K. electricity market and U.K. natural gas market have aggregate annual expenditures of approximately (Pounds)7.9 billion ($12.5 billion) and approximately (Pounds)3.5 billion ($5.5 billion), respectively.

Business Strategy

   Our objectives are to expand our revenue base and to increase our operating margins. We are pursuing these objectives through a business strategy comprised of the following elements:

   Expand Presence in U.K. We intend to further increase our presence in the U.K. energy market by (1) selectively targeting new electricity and natural gas customers and (2) cross-selling natural gas to our existing customer base.

  . Electricity. We intend to continue to expand our customer base through increased penetration of our targeted markets where we believe that we can effectively compete on the basis of price and quality of service. We have established Independent Energy as a reliable provider of electricity in the U.K. and estimate that we currently have approximately 3.5% of this market (based on our annualized sales contracts (as defined above) as a percentage of the total estimated U.K. electricity market).

    We intend to continue to capitalize on the relationships and marketing channels of our strategic marketing partners to offer electricity as part of a jointly packaged range of products, including the marketing of electricity with natural gas from established natural gas suppliers--a "dual fuel" product. Through focused marketing efforts, including direct selling, targeted mailing and e-commerce, we expect to continue to increase our customer base. We added new electricity customers at the weekly average rate of over 7,000 new customers during the period June 1, 1999 to August 1, 1999.

  . Natural Gas and Utility Services. We believe that significant opportunities exist to cost-effectively market additional energy products and utility services to our electricity customer base. To that end, we began sales of natural gas to our existing customer base in February 1999, although such sales do not currently constitute a significant portion of our total sales. We also believe that there are additional opportunities to capitalize on the Independent Energy brand name by offering utility services to customers seeking to outsource their energy-related facilities management or other utility services.

   Replicate Business Model in Selected Continental European Markets. The European Union has required that each of its member countries deregulate its electricity and natural gas markets. As of January 1999, each member country had legislation in place to enable deregulation, as required by the European Union. Only a few member countries, however, are actively implementing plans to deregulate their energy markets. Our business model is based upon operational flexibility, which includes outsourcing a substantial amount of our sales and transaction processing functions. We believe that we can replicate our business model in selected deregulated European markets.

   We are currently considering opportunities to compete in Spain and Holland, as these countries are expected to be the first to deregulate in continental Europe in a similar manner to the U.K. The first phase of deregulation of the Spanish electricity market commenced in January 1999, and allowed certain large industrial consumers to select their electricity supplier. The next phase of the Spanish electricity market's deregulation is expected to commence in October 1999, and will open up to competition approximately 40% of the total Spanish electricity market.

   Maintain Prudent Risk Management Practices. We generally enter into fixed price sales contracts with customers for a stated period, typically one or two years. However, most of our energy requirements are purchased on the spot market at fluctuating prices. Therefore, we employ several mechanisms to reduce our overall risk associated with fluctuating energy prices. Our risk management practices include: (1) selectively targeting customers with relatively predictable usage profiles; (2) entering into financial hedges, such as contracts for differences, to effectively fix the cost of a significant portion of our energy requirements; (3) self-generating a portion of electricity requirements; and (4) securing natural gas reserves and utilization of additional generation facilities. By utilizing such risk management practices, we believe we can balance our objective of profit maximization with acceptable levels of risk.

   As described above, one element of our risk management practices is to internally generate a portion of our electricity requirements. We currently operate eight generating plants with a capacity of 62 MW, with a further 45 MW currently under construction. Our objective is to install generating facilities with approximately 10 MW to 20 MW of aggregate capacity in each of the twelve local distribution areas in England and Wales. By owning generating plants each with less than 10 MW of capacity and selling the output directly to consumers within the local distribution areas, we obtain certain cost advantages, including avoidance of some Electricity Pool expenses, grid transportation charges and distribution and transmission power losses.

   Leverage Management Expertise. We have built a management team with extensive experience in the U.K. energy industry. Prior to joining Independent Energy, Mr. John L. Sulley, Chief Executive of Independent Energy, held senior management positions with National Power where he established its electricity marketing and co-generation sales operations. Mr. Sulley also worked for Scottish Power where he was responsible for the financial, strategic and business planning for supply and electricity trading operations. In addition, other members of management have held senior positions with Scottish Power, National Power, Scottish Hydro, Midlands Electricity, BP Amoco and Total.

                                  The Offering

ADSs offered................ 7,000,000 ADSs

ADSs offered by the selling
 shareholders............... 1,815,000 ADSs

Ordinary shares to be
 outstanding after this
 offering................... 33,517,427(1)(2)

Voting Rights............... The holders of ADRs, acting through the depositary, are entitled to the same voting rights
                             as holders of ordinary shares. See "Description of
                             American Depositary Receipts--Voting of Deposited
                             Securities" on page 48.

Use of Proceeds............. We will use the net proceeds from the offering for general corporate purposes, including working
                             capital, expansion of our operations and sales and
                             marketing capabilities, and investment in risk
                             management assets. We will not receive any
                             proceeds from the sales of the ADSs by the selling
                             shareholders. See "Use of Proceeds" on page 14.

Listing of ADSs............. The ADSs are listed on the Nasdaq National Market.
Nasdaq National Market
 Symbol..................... INDYY

--------------------
(1) Assumes no exercise of the underwriters' over-allotment option.
(2) Excludes 3,831,000 ordinary shares issuable pursuant to outstanding options on June 30, 1999 that will not be exercised in connection with this offering, and 10,000 ordinary shares issuable pursuant to outstanding warrants on June 30, 1999. Also excludes up to 500,000 ordinary shares issuable pursuant to options that the Board of Directors intends to grant to senior management on or about the date of the offering. These options will be exercisable at the offering price.

               Summary Consolidated Financial and Operating Data

   The summary historical consolidated financial data for the three fiscal years ended and as of June 30, 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our accountants have audited these historical consolidated financial statements in accordance with U.K. GAAP. U.K. GAAP differs in significant respects from U.S. GAAP. Notes 26 and 27 to our consolidated financial statements describe the principal differences between U.K. GAAP and U.S. GAAP as they relate to us and provide a reconciliation to U.S. GAAP of net income (loss) and total shareholders' equity. The as adjusted balance sheet data have been adjusted to reflect our sale of 7,000,000 ordinary shares in the form of ADSs at an estimated $15.00 per share and the application of the estimated net proceeds of this offering. You should read the summary financial data in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes appearing elsewhere in this prospectus.

                                          Fiscal Year Ended June 30,
                          ---------------------------------------------------------------
                               1997              1998               1999          1999(1)
                                     (in thousands, except per share and
                                               operating data)
Statement of Operations
 Data:
U.K. GAAP
Revenue.................  (Pounds) 11,127   (Pounds) 57,989   (Pounds) 246,856  $ 390,032
Cost of sales...........           10,872            55,457            234,387    370,331
Administrative expenses.            1,363             1,696              4,530      7,157
Depreciation and
 amortization...........              142               626              1,650      2,607
                          ---------------   ---------------   ----------------  ---------
Operating income (loss).           (1,250)              210              6,289      9,937
Interest income
 (expense), net.........              (69)             (395)            (1,353)    (2,138)
Income tax expense......               --                --                929      1,468
                          ---------------   ---------------   ----------------  ---------
Net income (loss).......           (1,182)             (185)             4,007      6,331
Income (loss) per
 share--Basic...........             (9.0)p            (1.1)p             15.7p $    0.25
--Diluted...............             (7.4)p            (1.0)p             14.2p $    0.22
Weighted average shares
 outstanding--Basic.....           13,130            17,191             25,465     25,465
--Diluted...............           15,908            19,318             28,255     28,255
U.S. GAAP
Revenue.................  (Pounds) 11,127   (Pounds) 57,989   (Pounds) 246,856  $ 390,032
Net income (loss).......           (1,370)             (321)             3,933      6,214
Income (loss) per
 share--Basic...........            (10.4)p            (1.9)p             15.4p $    0.24
--Diluted...............             (8.6)p            (1.7)p             13.9p $    0.22
Weighted average shares
 outstanding--Basic.....           13,130            17,191             25,465     25,465
--Diluted...............           15,908            19,318             28,255     28,255
Operating Data:
Electricity and natural
 gas sales (GWh)........              256             1,410              5,940      5,940
Customer sites (at end
 of period).............              324             1,350             83,530     83,530


                                               June 30, 1999
                         ---------------------------------------------------------
                             Actual      Actual(1)   As Adjusted    As Adjusted(1)
                                               (in thousands)
Balance Sheet Data:
U.K. GAAP
Working capital......... (Pounds) 23,186 $  36,634 (Pounds)  85,591   $ 135,234
Total assets............         137,541   217,315          177,908     281,095
Long-term liabilities...          19,220    30,368           19,220      30,368
Shareholders' equity....          48,879    77,229          111,284     175,829
U.S. GAAP
Working capital......... (Pounds) 23,186 $  36,634 (Pounds)  85,591   $ 135,234
Total assets............         137,943   217,950          200,348     316,550
Long-term liabilities...          20,056    31,688           20,056      31,688
Shareholders' equity....          48,445    76,543          110,850     175,143

--------------------
(1) Translations into dollars in this table are solely for convenience and are computed at the Noon Buying Rate on June 30, 1999 of $1.58 per (Pounds)l.

                                  RISK FACTORS

   You should carefully read this entire prospectus and, in particular, the information in this section. Certain factors may negatively affect our plans or projected results. Such factors are:

  . success in implementing our business strategy;

  . increases in our costs of energy;

  . nature and extent of new competition; and

  . changes in conditions in which we compete.

   Many of such factors are beyond our control and our management.

We have a limited history of operating in the U.K. electricity and natural gas supply markets and may not be successful in these markets.

   We have a limited operating history in the U.K. supply market, having commenced sales of electricity in April 1996 and natural gas sales in February 1999. Sales of natural gas do not currently comprise a material portion of our revenue. Although initial consumer acceptance of our services has been encouraging, we are unable to predict with certainty how consumer demand for our services may develop over time.

   Our future profitability depends on several factors:

  . consumer acceptance of Independent Energy as an alternative supplier of electricity and natural gas;

  . our ability to supply electricity and natural gas at a reasonable cost;

  . our ability to price our services competitively; and

  . our ability to achieve necessary profit margins.

We may not be able to compete effectively because most of our competitors are larger, well-capitalized and have better brand name recognition than Independent Energy.

   Our current competition in the electricity supply market consists of twelve U.K. regional electricity companies, two Scottish integrated electricity companies, three electricity generating companies, Centrica plc and a number of independent suppliers. Many of these competitors have more experience, greater financial and management resources and better name recognition than we do. Centrica, a successor to a portion of the business formerly operated by BG plc, has entered the electricity market in the past year. By taking advantage of its relationship with its natural gas customers and the trade name British Gas, Centrica has been able to acquire a sizable residential electricity customer base and will continue to be a formidable competitor in the electricity market.

   Our current competition in the natural gas supply market is comprised of Centrica and a number of independent natural gas suppliers. Centrica currently has approximately 39% of the industrial and commercial natural gas supply market and approximately 77% of the residential natural gas supply market and will likely continue to have significant market share for the foreseeable future. All of our competitors have more experience, greater financial and management resources and better name recognition in the natural gas market than we do.

   We expect competition in the continental European markets that we plan to enter to be strong. Consumers in these markets have not previously had a choice in electricity or natural gas providers and may not be interested in changing suppliers. We will face competition from large well-capitalized utilities and energy companies, a number of which (1) have supplied these markets for decades, (2) have established brand name recognition and (3) know the market well. We also may face prejudices being a foreign competitor in these markets.

   Furthermore, the number of suppliers in the markets in which we compete is expected to increase. We cannot predict the extent to which new participants will enter the markets in which we compete. Our business, financial condition and results of operations could be materially and adversely affected if additional competitors with greater resources than we have enter the industry.

Our operations are subject to government regulation which may adversely affect us.

   Our activities are subject to extensive laws and regulations regarding the generation and supply of electricity and the supply of natural gas in the U.K., primarily by the U.K. Office of Gas and Electricity Markets, or OFGEM. These laws and regulations and their interpretation and enforcement are subject to change. Any change in the laws or regulations governing our business could adversely affect our operations and profitability.

   Since we own generating facilities, we are subject to OFGEM's regulations affecting generating facilities. OFGEM requires that all facilities that exceed 100MW sell their output to the Electricity Pool of England and Wales, or the Electricity Pool, thereby reducing some of the cost efficiencies associated with self-generation. If OFGEM were to extend that requirement to smaller generating facilities such as ours, our operations and financial condition could be adversely affected. Additionally, no new gas-fired generating plants with capacities exceeding 10 MW may be constructed and operated in the U.K., absent special governmental approval. Our existing generating plants could face additional or more stringent requirements in the future. If we fail to comply with such laws and regulations, we could incur fines, or lose required permits. Any such event could have a material adverse effect on us.

   We cannot predict the effect of the proposed elimination of the Electricity Pool on our business.

   Proposed changes to the wholesale trading mechanisms for electricity in England and Wales are scheduled to be implemented in 2000, subject to the relevant changes in statutory legislation being made in Parliament. When implemented, the changes will replace the Electricity Pool with a direct market whereby suppliers will be required to contract directly with generators for their required physical electricity volumes. The proposal also includes a forward market and a short term/day ahead exchange (both of which are expected to evolve based on the activity of current players and traders in the market). The New Electricity Trading Arrangements, or NETA, will include the development of a balancing market (where the long and short position of generators, suppliers and traders will be closed out) and the system operator for this balancing market will be the National Grid Company, which will retain its obligation to ensure supply security standards are met. Settlement will also be carried out based on the average bid or offer prices received by the system operator for each (half hour) trading period for short, or long, volumes as appropriate. The "gate closure" for the balancing market will initially be four hours ahead, but this is anticipated to reduce over time as the system becomes more efficient.

   We cannot presently predict with any certainty what effect the implementation of a firm contracts market will have on our business. Contracting directly with generators under long-term agreements will impose additional risks. The inability of a generator to fulfill its obligations timely, or at all, under a contract could affect the cost of meeting customer demand. In a contracts market, we will generally be required to fix the price at which we purchase energy from generators for the period of the contract. Depending upon current market conditions, the fixed purchase price may exceed the price at which we can resell electricity to our customers. Moreover, in a firm contracts market, we would be required to contract directly with a number of generating facilities, some of which are affiliated with electricity suppliers with whom we directly compete.

We may not be able to successfully manage our growth.

   Since we commenced electricity sales in April 1996, we have experienced rapid revenue growth. We expect to continue to rapidly grow and develop in a relatively short period of time. The development of our operations will depend on, among other things, our ability to expand our customer base in the U.K. electricity and natural gas markets and to enter new continental European deregulated markets in a timely manner at reasonable costs. In addition, we anticipate that our staff will grow to accommodate our increased customer base.

   Increased staff may require continued development of our operating and financial controls and may place additional stress on our management and operational resources. If we are unable to manage this expected rapid growth and development successfully, our operating results and financial condition could be materially adversely affected. In order to handle this expected growth in customers, we have outsourced a number of important functions, including much of our billing processing and marketing efforts. We cannot be sure that we will be able to control the quality and cost-efficiency of these services.

We may not be able to sustain our rapid growth rate.

   Over the three years since we commenced sales of electricity, we have experienced rapid growth in revenue and sales volumes. Although we are expanding our product offerings and continue to increase our customer base, we may not be able to increase our revenue and sales volumes at rates comparable to the rates of growth that we experienced over the last three years.

Commodity price fluctuations may adversely affect our profitability.

   Our business, generally, involves entering into fixed price contracts to supply electricity and, to a lesser extent, natural gas to customers. We obtain the electricity and natural gas to satisfy our obligations under such contracts primarily by purchases from the U.K. spot market for these commodities. The price of electricity and natural gas that we purchase can be volatile. Accordingly, we are exposed to risk arising from differences between the fixed price at which we sell electricity and natural gas to our customers and the fluctuating prices at which we purchase these commodities.

   In order to mitigate this risk, we must effectively hedge such exposure. Our ability to manage this risk at acceptable levels will depend, in part, on:

  . targeting customers with predictable usage patterns and volumes;

  . implementing and managing an appropriate financial hedging strategy; and

  . physically hedging our energy requirements by controlling gas reserves and generating a portion of the electricity we market.

   Because our sales have been growing rapidly, a significant portion of our sales contracts at any one time may not be protected by hedging contracts. Our policy is to hedge a significant portion of our forecasted energy requirements. However, we generally hedge a much smaller percentage of our requirements during the warmer months in the U.K. (May to September). Generally, during the warmer months, prices of electricity and natural gas decrease and are less volatile than in the colder months (October to April). Because the market for hedging instruments is currently not well-developed and is relatively inefficient, hedging is very expensive. As a result, we typically do not hedge a significant portion of our forecasted energy requirements during the warmer months when we believe we are less exposed to spikes in energy prices. If the spot market prices of electricity or natural gas rises significantly, we could sustain significant losses and our financial condition could be materially adversely affected.

   We recognize revenue from the sale of electricity and natural gas on a monthly basis based on the volumes consumed by our customers and the contract prices associated with such volumes. Customers are billed monthly, generally at a fixed price for usage. Because the cost of electricity or natural gas purchased from the spot market or third parties fluctuates throughout the term of our sales contracts, we recognize gross profit related to sales on a pro rata basis throughout the term of sales contracts based on our estimate of gross profit margin for all sales contracts. The difference between the cash cost of the electricity and natural gas and the estimated cost of sales is accounted for as either an accrual for, or a deferral of, the cost of electricity or natural gas and recorded on the balance sheet within current assets or current liabilities, as the case may be. We review this estimate of gross profit on a quarterly basis. Accordingly, to the extent we have not adequately hedged our electricity or natural gas purchase requirements, such reviews could reveal an operating loss that could have a material adverse effect on our results of operations or financial condition.

Our proposed continental European operations may be expensive and unsuccessful.

   As part of our business strategy, we intend to enter deregulated continental European markets, such as Spain and Holland. We have no experience competing in these markets as they are currently in the process of being deregulated. Development of the skills necessary to compete in these markets may be more difficult or take longer than we anticipate, especially due to language barriers, currency exchange risks and the fact that the deregulation process and infrastructure needed to deregulate energy markets is undeveloped. We will also need to devote significant existing management resources to our international expansion which could harm our operations in the U.K. Although we outsource a number of our operating functions, we nevertheless expect to expend a substantial amount of capital to open international offices and hire international management, sales, marketing and support personnel. Accordingly, if we are not successful in these markets, our operations and financial condition could be adversely affected.

   Moreover, international operations are subject to a variety of additional risks that could harm our financial condition and operating results. These risks include the following:

  . the inability of continental European countries to successfully deregulate their energy markets;

  . the impact of adverse economic conditions in European Union countries;

  . fluctuations in currency exchange rates; and

  . substantial regulation of these markets by the European Union, its member countries and local authorities, even in a competitive deregulated environment.

We will likely have significant additional financing requirements.

   To date, we have financed our operations through (1) sales of equity securities, (2) capital lease financing and (3) bank financing. Because we plan to expand our U.K. market presence and to enter new markets in continental Europe, we will likely require significant additional capital to expand our marketing organization, increase our marketing efforts and install additional electricity generating plants. We are not sure whether we can obtain those funds on acceptable terms. Our inability to raise such funds would have an adverse effect on our operations. If capital for planned expansion is not available, we will have to reduce or eliminate our planned expansion. We may also undertake additional equity offerings which could result in your ownership in Independent Energy being diluted and a decrease in the value of your ADSs.

We depend on our and third-party computer systems to process transactions with our customers.

   Operating in the energy supply business requires sophisticated computer systems that can manage, control and transmit vast quantities of electronic data in a cost-effective and reliable manner. Substantially all of our internal computer systems are located at a single leased facility in Solihull, West Midlands. Our systems and operations are vulnerable to damage and interruption from fire, flood, power loss, telecommunications failure, vandalism, physical or electronic break-ins, computer viruses, year 2000 issues or other disruptions that could lead to delays in billing, loss of data or other events that could harm our business and adversely affect our financial condition. In addition, our systems are relatively new and may not be able to efficiently or effectively handle our needs if our business continues to grow at a high rate.

   For the small business and residential markets, we outsource to a third-party service provider functions such as (1) handling customer inquiries and other communications, (2) billing, (3) payment collection, (4) debt management and (5) related operations. The systems of our service provider are subject to all of the risks to our internal systems as described above. In addition, these systems are largely outside our control.

   In fiscal 1999, we experienced delays in registering new small business, public authority, and residential customers and billing our existing small business, public authority, and residential customers, in part due to third-party computer software problems. The problem related to registering new customers has been corrected. A plan has been put in place to address the billing problem, through which we believe the billing problem is in the process of being corrected. However, we cannot be sure that additional computer system problems will not resurface. As a result of this billing problem, our cash flow did not reflect approximately (Pounds)20 million of revenue that we recognized for the fiscal year ended June 30, 1999. Any such problems could have a material adverse effect on our operations or financial condition.

Our business could be affected by Year 2000 issues.

   Year 2000 issues may adversely affect our business. Many currently installed computer systems and software products are coded to accept only two-digit year entries in the date code field.

   Consequently, on or about January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish 21st century dates from 20th century dates. As a result, computer systems and software used by many companies, including us, our customers, our third-party service providers and other participants in the energy markets that provide the infrastructure required to deliver energy to consumers, may need to be upgraded to comply with such Year 2000 requirements. Any failure on the part of our principal internal systems or the systems on which we rely could seriously harm our business, financial condition and operating results. For a more detailed description of our Year 2000 assessment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness" on page
   .

We depend on key personnel that we may not be able to replace if they leave our company.

   Our continued success is highly dependent on the personal efforts and abilities of our executive officers. We have entered into an employment agreement with each of our executive officers and have obtained key man life insurance for Messrs. Sulley, Keenan and Jones. Our operations and financial condition could be adversely affected if any of our executive officers become unable to continue in or devote adequate time to their present roles, or if we are unable to attract and retain other skilled management personnel.

We are subject to significant environmental regulation that may adversely affect our operations.

   Our operations are subject to regulatory requirements relating to environmental matters and health and safety. U.K. legislation and policy regarding environmental matters and health and safety are evolving in a manner which has resulted in stricter standards and enforcement, and in more stringent fines and penalties for non-compliance. Compliance with such regulatory requirements relating to existing and proposed projects carries a heightened degree of responsibility for companies and their directors, officers and employees.

   The cost of compliance associated with changes in environmental and health and safety laws and regulations could require significant expenditures. Breaches of such laws and regulations may result in the imposition of fines and penalties, which may be material or result in our operations halting. In addition, environmental and health and safety laws and regulations can increase the cost of planning, designing, installing and operating generating plants. We cannot be sure that these costs or the costs of complying with environmental and health and safety laws and regulations will not have a materially adverse effect on our financial condition or results of operations in the future.

Operating generating plants involves many risks.

   Our operation of generating plants involves many risks, including the breakdown or failure of (1) power generation equipment, (2) pipelines, (3) transmission lines or (4) other equipment or processes, fuel interruption and performance below expected levels of output or efficiency. For the fiscal year ended June 30, 1999, our generating plants produced 152 GWh, only 60% of our budgeted output for the year. This shortfall was attributable in part to mechanical failures of our generating equipment.

There are many risks associated with exploring for and producing natural gas.

   Our natural gas operations are subject to all of the risks generally relating to the exploration for and production of natural gas. These risks include blowouts, fires and equipment failure. In addition, there are related risks which can result in personal injuries, loss of life and property and environmental damage.

   We believe that we maintain adequate insurance with respect to our natural gas operations in accordance with industry practice. However, in certain circumstances, our insurance may not cover or be adequate to cover the consequences of some events. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations. Moreover, we cannot be sure that we will be able to maintain adequate insurance in the future at reasonable rates.

Exchange rate fluctuations and limited market liquidity could adversely affect the price of your ADSs.

   Fluctuations in the exchange rate between the pound and the dollar are likely to affect the market price of your ADSs. Such fluctuations will also affect the dollar conversion value of any cash dividends paid in pounds to the depositary.

   You should note that past performance of the market price of the ADSs is not an indication of how the market price for the ADSs will perform in the future. Furthermore, the market price of the ADSs could be subject to significant fluctuations in response to various factors and events, including, among other things, (1) the depth and liquidity of the trading market, (2) variations in our operating results and (3) the difference between actual results and the results expected by investors and analysts. In addition, the stock markets in recent years have experienced broad price fluctuations that have often been unrelated to the operating performances of companies. These broad market fluctuations also may adversely affect the market price of the ADSs in the future.

Future preemptive rights may not be available to ADS holders.

   The United Kingdom Companies Act 1985, or Companies Act 1985, requires us, whenever we issue new ordinary shares for cash, subject to limited exceptions, to grant preemptive rights to all of our shareholders. These rights give our shareholders the right to purchase a sufficient number of ordinary shares to maintain their existing ownership percentage. Pursuant to shareholder approval, any ordinary shares that we issue up to July 1, 2003, however, will not have any preemptive rights attached to them.

   In any event, we may not be able to offer preemptive rights to you if you are a U.S. resident unless we file a registration statement under the Securities Act registering the rights and underlying ordinary shares, or we can rely on an exemption from the registration requirements of the Securities Act. At the time of any rights offering, we will evaluate the costs and potential liabilities associated with such registration statement. We will also consider the indirect benefits of enabling you if you are a U.S. resident to exercise any preemptive rights you may have. Prior to making the decision of whether to file a registration statement, we will consider any other appropriate factor. We cannot be sure that (1) we will file any registration statement, (2) the SEC will declare such registration statement effective or (3) we will have an exemption from registration.

   To the extent you are unable to exercise such rights, the depositary will attempt to sell your preemptive rights and distribute the net proceeds of the sale to you. We cannot be sure that a secondary market for such rights will exist or that the depositary can sell your rights at a net profit. A secondary market for the sale of preemptive rights may develop if the subscription price of the ordinary shares upon exercise of the rights is below the prevailing market price of the ordinary shares. However, there can be no assurance both that a secondary market in preemptive rights will develop in connection with any future issuance of ordinary shares or, if such market does develop, a premium will be recognized on such sale. If your rights cannot be sold, your rights will expire and you will not realize any value from the grant of such preemptive rights. In either case, your equity interests would be diluted proportionately.

Shares Eligible for Future Sale

   Sales of substantial amounts of ADSs or ordinary shares in the public market following the offering, or the perception that such sales may occur, could have an adverse effect on the market price of the ADSs. Upon completion of this offering, 33,517,427 ordinary shares will be outstanding and 3,831,000 will be issuable pursuant to the exercise of outstanding options and warrants. Moreover, we may issue additional shares and options and warrants to purchase additional shares up to our maximum authorized capital of 50,000,000 ordinary shares. Subject to an agreement that restricts the sale of ordinary shares by our directors and the selling shareholders without the prior approval of Donaldson, Lufkin & Jenrette Securities Corporation for 120 days following the date of this Prospectus, all of the outstanding ordinary shares will be eligible for public sale. Moreover, our Board of Directors has authority to issue additional options to purchase ordinary shares without shareholder approval.

                                USE OF PROCEEDS

   We estimate the net proceeds to Independent Energy from the offering will be $98.6 million ($117.4 million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions as well as other fees and expenses of the offering. We will use the net proceeds from the offering for general corporate purposes, including working capital, expansion of our operations and sales and marketing capabilities, and investment in risk management assets. We will not receive any proceeds from the sale of ADSs by the selling shareholders.

   We intend to use approximately (Pounds)22.0 million ($34.8 million) of the net proceeds to repay a portion of the outstanding borrowings under our revolving credit facility, which we use to fund our working capital requirements. Borrowings under our revolving credit facility currently accrue interest at LIBOR plus 1.2% (6.3% at August 18, 1999) and are due on demand.

   We will maintain the remainder of the net proceeds in interest-bearing bank accounts or invest the proceeds in short-term, investment grade securities until we use them as described.

                                 EXCHANGE RATES

   Our financial statements are prepared in pounds sterling. Fluctuation in the exchange rates between the pound and the dollar will affect the dollar equivalent of the pound prices of the ordinary shares traded on the U.K. Alternative Investment Market, or AIM. Such fluctuations are likely to affect the U.S. market price of the ADSs. Although we do not intend to pay cash dividends in the foreseeable future, fluctuations in the exchange rate between the pound and the dollar will also affect the dollar amounts you receive on the depositary's conversion of cash dividends paid in pounds on the ordinary shares represented by the ADSs. See "Description of American Depositary Receipts."

   We have included, solely for your benefit, translations of certain pound amounts into dollars at specified rates, or, if unspecified, at the Noon Buying Rate in New York City for cable transfers on June 30, 1999 of $1.58 to (Pounds)1. However, we are not representing that the pound amounts could have been or could be converted into dollars at the indicated rate. On August 18, 1999, the Noon Buying Rate was $1.60 per (Pounds)1.

   There are currently no U.K. foreign exchange control restrictions on the payment of dividends on the ordinary shares.

   The table below sets forth, for the periods and dates indicated, the exchange rate for the dollar against the pound based on the Noon Buying Rate, expressed in dollars per pound. We did not use these rates in the preparation of our consolidated financial statements and notes included elsewhere in this prospectus.

                                                    Dollar/Pound Exchange Rates
                                                        (dollar per pound)
                                                    ---------------------------
                                                     At End   Average
      Year Ended December 31,                       of Period Rate(1) High Low
      1993.........................................   1.48     1.50   1.59 1.42
      1994.........................................   1.57     1.54   1.64 1.46
      1995.........................................   1.55     1.58   1.64 1.53
      1996.........................................   1.71     1.57   1.71 1.49
      1997.........................................   1.64     1.64   1.70 1.58
      1998.........................................   1.66     1.66   1.71 1.61
      1999 (through June 30).......................   1.58     1.62   1.66 1.57

---------------------
(1) The average of the Noon Buying Rates on the last business day of each full month during the relevant period.

                NATURE OF TRADING MARKET AND MARKET INFORMATION

   We completed our initial public offering in the U.S. of ADSs in July 1998. Since July 24, 1998, the ADSs have been traded on the Nasdaq National Market. Our ordinary shares began trading on the U.K. Alternative Investment Market, or AIM, on May 31, 1996 and continue to trade on AIM currently. AIM is a market designed primarily for emerging or smaller companies and facilitates capital raising by such companies. Although regulated by the London Stock Exchange, the rules for AIM companies differ from, and are generally less demanding than, those of the Official List of the London Stock Exchange. We intend to seek listing of our ordinary shares on the Official List of the London Stock Exchange in the near future, although there can be no assurance that such application for listing will be accepted.

   The following table reflects the high and low sales price per ordinary share, as reported on AIM from May 31, 1996 to July 23, 1998, and high and low sales price per ADS as reported on the Nasdaq National Market since July 24, 1998.

                                                        British         U.S.
                                                         Pence       Dollars(1)
                                                      ------------  -----------
                                                      High    Low   High   Low
      1996
        Second quarter............................... 115.0p 106.0p $1.75 $1.63
        Third quarter................................ 108.0   83.5   1.68  1.30
        Fourth quarter...............................  89.5   57.5   1.40  0.98
      1997
        First quarter................................  69.5   57.5   1.14  0.97
        Second quarter...............................  92.5   72.5   1.54  1.18
        Third quarter................................ 124.5   87.5   2.00  1.48
        Fourth quarter............................... 144.5  119.5   2.41  1.95
      1998
        First quarter................................ 385.0  136.5   6.46  2.26
        Second quarter............................... 627.5  325.0  10.51  5.44
        Third quarter................................ 508.8  282.6   8.31  4.75
        Fourth quarter............................... 612.3  278.0  10.25  4.75
      1999
        First quarter................................ 756.2  534.2  12.38  8.81
        Second quarter............................... 374.3  558.7  13.75  9.00
        Third quarter (through August 18)............ 972.7  847.7  15.56 13.56

---------------------
(1) The reported high and low prices for the ordinary shares on AIM expressed in pence have been translated into dollars for the period from May 31, 1996 to July 23, 1998 by converting that amount at the Noon Buying Rate on the dates of such respective high and low prices. The reported high and low prices for the ADSs on Nasdaq expressed in dollars have been translated into pence for the period since July 24, 1998 by converting that amount at the Noon Buying Rate on the dates of such respective high and low prices.

   As of June 30, 1999, there were approximately 242 record holders of ordinary shares. Persons with United States and Canadian addresses held of record 74.0% of the outstanding ordinary shares.

   On August 18, 1999, the last reported sales price on Nasdaq for the ADSs was $14 7/8 per ADS and the AIM closing bid price for the ordinary shares was 935.0p per share.

   The average daily trading volume for the ordinary shares for the years ended December 31, 1996, 1997 and 1998 and for the six months ended June 30, 1999 was 14,959, 18,872, 70,071 and 38,802 respectively.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on the ordinary shares. Currently, we plan to retain all future earnings to finance future operations. Moreover, under the Companies Act 1985, dividends may only be paid out of our profits legally available for distribution. See "Description of Share Capital" beginning on page 40.

                                 CAPITALIZATION

   The following table sets forth as of June 30, 1999 (1) the actual consolidated capitalization of Independent Energy and (2) the consolidated capitalization of Independent Energy as adjusted to give effect to the offering and the application of estimated net proceeds of $98.6 million ((Pounds)62.4 million). You should read this table in conjunction with the "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes included elsewhere in this prospectus.

                                                   June 30, 1999
                                    -------------------------------------------
                                                  (in thousands)
                                                                        As
                                        Actual        As Adjusted   Adjusted(1)
Cash and cash equivalents(2)....... (Pounds)  7,316 (Pounds) 47,683  $ 75,339
                                    =============== ===============  ========
Long-term debt (including current
 portion):
  Revolving credit facility(3)..... (Pounds) 22,038 (Pounds)     --  $     --
  Construction facility............           8,672           8,672    13,702
  Capital leases...................          13,108          13,108    20,711
                                    --------------- ---------------  --------
    Total long-term debt...........          43,818          21,780    34,413
Shareholders' equity(4)
  Ordinary shares, nominal value 1p
   per share, 50,000,000 shares
   authorized, 26,273,027 shares
   issued and outstanding..........             263             333       526
  Additional paid-in capital.......          46,030         108,365   171,217
  Retained earnings................           2,586           2,586     4,086
                                    --------------- ---------------  --------
Total shareholders' equity......... (Pounds) 48,879 (Pounds)111,284  $175,829
                                    --------------- ---------------  --------
Total capitalization............... (Pounds) 92,697 (Pounds)133,064  $210,242
                                    =============== ===============  ========

---------------------
(1) Translations into dollars in this table are solely for convenience and are computed at the Noon Buying Rate on June 30, 1999 of $1.58 per (Pounds)l. The Noon Buying Rate on August 18, 1999 was $1.60 per (Pounds)l.
(2) Includes (Pounds)6.7 million ($10.6 million) of restricted cash used to secure a bank guarantee issued for our benefit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" on page 21.
(3) As of August 18, 1999, total borrowings under the revolving credit facility were approximately (Pounds)37 million ($58.5 million). This increase is the result of additional working capital requirements due to the computer system problems affecting billing.
(4) Excludes 4,075,400 ordinary shares issuable pursuant to outstanding options as of June 30, 1999 and 10,000 ordinary shares issuable pursuant to outstanding warrants on June 30, 1999. Also excludes up to 500,000 ordinary shares issuable pursuant to options that the Board of Directors intends to grant to senior management on or about the date of the offering. These options will be exercisable at the offering price.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion is intended to assist you in understanding our financial position as of June 30, 1999 and for the three fiscal years in the period ended June 30, 1999. You should refer to our consolidated financial statements and notes included elsewhere in this prospectus which contain additional information to be read in conjunction with this discussion.

   Our financial statements have been prepared in accordance with U.K. GAAP, which differs in certain significant respects from U.S. GAAP. Notes 26 and 27 to the consolidated financial statements provide a description of the principal differences between U.K. GAAP and U.S. GAAP as they relate to Independent Energy, and a reconciliation of U.S. GAAP of net income (loss) and shareholders' equity.

Overview

   Independent Energy is the largest independent marketer of electricity in the United Kingdom as measured by volume of electricity sold and revenues. Since commencing electricity sales in April 1996, we have established Independent Energy as a reputable, reliable alternative provider of electricity. By increasing our marketing efforts, we were able to substantially increase our revenue and customer base. We increased our revenue from (Pounds)58.0 million ($91.6 million) for the fiscal year ended June 30, 1998 to (Pounds)246.9 million ($390.0 million) for the fiscal year ended June 30, 1999.

   The final phase of deregulation of the supply segment of the U.K. electricity market was completed in May 1999. Due primarily to delays in the ability of the regional electricity companies to process the registration of consumers that contracted to switch suppliers, we were not able to bring on stream a substantial portion of the small business and residential customers that contracted for our electricity as early in the fiscal year as planned. The intervention of the U.K. regulatory authority, OFFER, the predecessor of OFGEM, was necessary to resolve the problem and to get this market fully open by June 1999. Accordingly, only approximately 8% of our revenue for the fiscal year ended June 30, 1999 consisted of electricity sales to small business and residential customers, although we expect this segment of our target market to grow as a percentage of total revenue.

   In February 1999, we also began sales of natural gas to customers. For the year ended June 30, 1999, however, sales of natural gas constituted less than 1% of our revenue. We expect natural gas sales to constitute a greater portion of our revenue in the future.

   We recognize revenue from the sale of electricity and natural gas on a monthly basis based on the volume of electricity consumed by our customers as determined by month-end meter readings and the contract prices associated with such volume. Customers are billed monthly, generally at a fixed price for usage. Because the cost of electricity and natural gas purchased from the spot market fluctuates throughout the term of sales contracts, we recognize gross profit related to electricity and natural gas sales on a pro rata basis throughout the term of sales contracts based on an estimated gross profit margin for all sales contracts.

   The estimated gross profit margin is based on an estimate of the cost of sales, which includes (1) the estimated cost of electricity and natural gas,
(2) the effects of hedging contracts designed to mitigate energy cost fluctuations, (3) transmission and distribution costs, (4) commissions and (5) all other costs of sales in supplying the energy. The difference between the cash cost of the energy and the estimated cost of sales is accounted for as either an accrual for, or a deferral of, the cost of energy and recorded on the balance sheet within current assets or current liabilities, as the case may be. We reconcile the difference between actual gross profit and estimated gross profit on a quarterly basis. See "--Liquidity and Capital Resources" beginning on page 20, and "Risk Factors-- Commodity price fluctuations may adversely affect our profitability" beginning on page 8."

   Because we generally sell electricity and natural gas at fixed prices and purchase most of our energy at fluctuating prices, we are exposed to risk arising from the difference between these prices. Our risk management practices are comprised of three material elements:

  . targeting customers that have relatively predictable demand and pattern usage profiles;

  . entering into contracts for differences to effectively fix the price of a significant portion of our energy requirements purchased on the spot market; and

  . owning gas reserves and generating a portion of the electricity that we supply to customers.

See "--Risk Management Activities" on page 20, and "Risk Factors--Commodity price fluctuations may adversely affect our profitability" beginning on page 8."

Results of Operations

 Fiscal Year Ended June 30, 1999 Compared to Fiscal Year Ended June 30, 1998

   Revenue. Revenue for the fiscal year ended June 30, 1999 increased (Pounds)188.9 million, or 325%, to (Pounds)246.9 million from (Pounds)58.0 million for the fiscal year ended June 30, 1998. This increase reflected a substantial increase in the Company's sales volume of energy to 5,940 GWh in fiscal 1999 from 1,410 GWh in fiscal 1998, a 321% increase, primarily as a result of our increased marketing efforts.

   Gross profit. Gross profit for the fiscal year ended June 30, 1999 increased (Pounds)10.0 million, or 400%, to (Pounds)12.5 million from (Pounds)2.5 million for the fiscal year ended June 30, 1998. As a percentage of revenue, gross profit for fiscal 1999 was 5% compared to 4% for the fiscal 1998. This increase was primarily due to our realizing higher gross margins because our cost of electricity decreased by 4%.

   Administrative expenses. Administrative expenses for the fiscal year ended June 30, 1999 increased (Pounds)2.8 million, or 164%, to (Pounds)4.5 million from (Pounds)1.7 million for the fiscal year ended June 30, 1998. However, as a percentage of revenue, administrative expenses for fiscal 1999 were 2% compared to 3% in fiscal 1998. This decrease resulted as our increase in revenue substantially exceeded the increase in our administrative costs because we outsource a substantial portion of our sales efforts and transaction processing.

   Depreciation and amortization. Depreciation and amortization for the fiscal year ended June 30, 1999 increased (Pounds)1.0 million, or 160%, to (Pounds)1.6 million from (Pounds)626,000 for the fiscal year ended June 30, 1998. The increase was attributable to depreciation related to five new generating plants that were put into service in fiscal 1999.

   Operating profit. Operating profit for the fiscal year ended June 30, 1999 increased (Pounds)6.1 million, to (Pounds)6.3 million compared to (Pounds)210,000 for the fiscal year ended June 30, 1998. The increase was due to increased sales volumes, increased gross profit and reduced administrative expenses as a percentage of revenue as described above.

   Interest expense, net. Net interest expense was (Pounds)1.4 million for the fiscal year ended June 30, 1999 compared to (Pounds)395,000 for the fiscal year ended June 30, 1998. The increase in net interest expense for fiscal 1999 was primarily attributable to increased interest expense associated with the financing of new generating plants and increased interest expense associated with having higher outstanding balances under our working capital facility as a result of increased sales.

 Fiscal Year Ended June 30, 1998 Compared to Fiscal Year Ended June 30, 1997

   Revenue. Revenue for the fiscal year ended June 30, 1998 increased (Pounds)46.9 million, or 421%, to (Pounds)58.0 million from (Pounds)11.1 million for the fiscal year ended June 30, 1997. The increase reflected a substantial increase in our sales volume of electricity to 1,410 GWh in fiscal 1998 from 257 GWh in fiscal 1997, a 449% increase, primarily as a result of increased marketing efforts.

   Gross profit. Gross profit for the fiscal year ended June 30, 1998 increased (Pounds)2.3 million to (Pounds)2.5 million from (Pounds)255,000 for the fiscal year ended June 30, 1997. As a percentage of revenue, gross profit for fiscal 1998 was 4% compared to 2% in fiscal 1997. This increase was primarily due to the increase in electricity sales derived from our generated electricity, which generally have higher margins. In fiscal 1998, we generated 58.5 GWh of electricity compared to 7.1 GWh in fiscal 1997. In addition, the additional electricity we generated in fiscal 1998 was from new larger plants at Trumfleet and Caythorpe that produce electricity at lower costs, thereby further increasing margins.

   Administrative expenses. Administrative expenses for the fiscal year ended June 30, 1998 increased (Pounds)300,000, or 24%, to (Pounds)1.7 million from (Pounds)1.4 million for the fiscal year ended June 30, 1997. As a percentage of revenue, administrative expenses for fiscal 1998 were 3% compared to 12% in fiscal 1997 as our administrative expenses in fiscal 1997 reflected primarily fixed costs which did not increase materially in fiscal 1998.

   Depreciation and amortization. Depreciation and amortization expense for the fiscal year ended June 30, 1998 was (Pounds)626,000 compared to (Pounds)142,000 for the fiscal year ended June 30, 1997. The increase was primarily the result of depreciation related to two new generation plants that commenced operations in fiscal 1998, one in December 1997 and one in March 1998.

   Operating profit (loss). The operating profit for the fiscal year ended June 30, 1998 was (Pounds)210,000 compared to an operating loss of (Pounds)1.3 million for the fiscal year ended June 30, 1997. The reduction in the loss for fiscal 1998 was due to increased sales volumes, increased gross profit and reduced operating expenses as a percentage of revenue as described above.

   Interest income (expense). The Company had net interest expense of (Pounds)395,000 for the fiscal year ended June 30, 1998 compared to net interest income of (Pounds)69,000 for the fiscal year ended June 30, 1997. The change was primarily due to increased interest expense associated with debt financing used for two new generating plants in fiscal 1998.

Liquidity and Capital Resources

   Our principal uses of funds have been to:

  . fund operating losses associated with being a development stage company;

  . fund working capital requirements; and

  . fund capital expenditures, primarily the acquisition and installation of gas-fired generating plants.

   For the fiscal years 1997, 1998 and 1999, these activities utilized funds of (Pounds)4.2 million, (Pounds)12.7 million and (Pounds)48.3 million, respectively.

   We have financed our funding requirements through a combination of equity issuances, capital lease financings and bank borrowings. In July 1998, we raised (Pounds)34.0 million in net proceeds in our initial public offering of ADSs in the U.S.

   In July 1999, we entered into a new one-year credit facility with a syndicate of banks led by Barclays Bank plc, which provides for aggregate borrowings and letters of credit of (Pounds)80.0 million. Although we have yet to satisfy all of the conditions precedent to borrowing under this facility, Barclays Bank has agreed to underwrite our borrowings for the near term. We anticipate satisfying the remaining conditions precedent by September 1999. This credit facility provides for:

  . a (Pounds)35.0 million revolving credit facility that bears interest at a base rate or LIBOR plus 1.2% (6.3% at June 30, 1999);

  . (Pounds)35.0 million in the form of letters of credit to secure energy purchase obligations; and

  . (Pounds)10.0 million in the form of letters of credit to secure obligations under contracts for differences.

   In addition, we have a (Pounds)10.0 million construction facility with Barclays Bank that is payable in quarterly installments of (Pounds)250,000 plus interest at LIBOR plus 2.5% (7.5% at June 30, 1999) over five years starting in 1997. Barclays Bank also provides us with an additional (Pounds)2.0 million for miscellaneous letters of credit that we may require and has issued a bank guarantee, currently in the amount of (Pounds)6.5 million, to secure our obligations under a contract with a third-party service provider. We are required to provide, and have provided, full cash collateral to secure this bank guarantee.

   As of June 30, 1999, our outstanding borrowings were (Pounds)22.0 million under the revolving credit facility (and were (Pounds)37.0 million as of August 18, 1999) and (Pounds)9.5 million under the construction facility. We had also utilized commitments to issue letters of credit in the aggregate amount of (Pounds)21.2 million.

   During our three years of supplying electricity in the medium-sized business (over 100 kw) market, which represented 92% of our revenue in fiscal 1999, we have established a solid track record with respect to timely billing of customers and collection of customer accounts. However, in fiscal 1999, we experienced delays billing our existing small business, public authority, and residential customers, in part due to third-party computer software problems. A plan has been put in place to address this billing problem, through which we believe the problem is in the process of being corrected. However, we cannot be sure that additional computer system problems will not resurface. As a result of this billing problem, our cash flow did not reflect approximately (Pounds)20 million of revenue that we recognized for the fiscal year ended June 30, 1999. Any further problems of this nature could have a material adverse effect on our operations or financial condition.

   We have financed our generating plants primarily through capital leases. As of June 30, 1999, our obligations under capital leases related to our generating assets totaled (Pounds)13.1 million, of which (Pounds)1.6 million is payable within one year and (Pounds)7.5 million comes due between one and five years after June 30, 1999. These capital leases are secured by the assets comprising the associated generating facility.

   We estimate that we will need approximately (Pounds)40.0 million to fund the acquisition or installation of generating plants currently under construction or planned through March 2000. Equity financing represents approximately only 7% to 10% of our aggregate financing requirements for such generating plants. In addition, we will continue to assess other opportunities to acquire or build additional generating facilities.

   We currently purchase substantially all of our electricity from the Electricity Pool. The Electricity Pool requires that we pay them 28 days from purchase. We bill our customers monthly, however, and receive payments on average approximately 25 days later. As a result of these timing differences, we must have significant working capital available. Unlike the current electricity market, gas purchases (and transportation) are not settled on a daily, but rather, monthly basis. Payment terms for purchases are generally reflected in the gas supply agreements and therefore working capital requirements for this sector are less onerous, being mainly affected by customers' payment records rather than contract obligation.

   In addition, during the colder months in the U.K. (October through April), our energy prices are generally higher than the average annual prices. As a result, during these months, our working capital needs increase to cover the increased cost of energy. We have taken a number of measures to reduce our working capital need during this time, including (1) encouraging customers to adopt shorter billing and collection cycles and (2) utilizing direct debit as a means of payment. As we expand our base of operations, we expect our working capital needs to increase significantly.

   We believe that the net proceeds from this offering, our credit facilities, capital leases and debt financings of generating plants and cash generated from our operations will be adequate to fund capital expenditure requirements and working capital needs related to the expansion of our operations through at least June 30, 2000.

Risk Management Activities

   We are exposed to two principal risks associated with customer contracts:

  . ""load shape" risk--the risk associated with a shift in the customer's usage pattern, including absolute amounts demanded and the timing of amounts demanded; and

  . ""purchase'' price risk--the cost of purchased energy relative to the price received from the supply customer.

   Generally, load shape risk is managed by targeting customers with predictable usage patterns, and the risk decreases as our portfolio of supply customers in the supply market increases. We manage the energy price risk by employing a variety of risk management tools, including (1) entering into hedging instruments and (2) operating generating plants to produce a portion of our required supply of electricity.

   As part of our risk management strategy, we enter into hedging instruments primarily, contracts for differences. These are contracts between generators or traders and suppliers that have the effect of fixing the price of electricity or natural gas for a contracted quantity of energy over a specific time period. Differences between the actual prices on the spot market and the agreed prices give rise to payments between the parties to the particular contract for differences. Our ability to manage purchase price risk depends, in part, on the future availability of properly priced risk management mechanisms, such as contracts for differences.

   As of June 30, 1999, we had sales contracts (assuming no renewal of contracts that will expire during the period) in place to supply an estimated 7,943 GWh of electricity through June 30, 2000 and our aggregate commitment under contracts for differences was (Pounds)68.6 million. As of August 13, 1999, we had sales contracts in place for 9,048 GWh of electricity through June 30, 2000, and we had contracts for differences in place for the purchase of 4,235 GWh for the period of July 1, 1999 to June 30, 2000. Our aggregate commitment under such contracts for differences was (Pounds)121.1 million, which represented 47% of our estimated energy requirements through fiscal 2000.

   We have a policy of hedging a significant proportion of our total sales, based on our estimate of electricity volumes from actual sales contracts then in place. For the period from April to September 1999, our Board or Directors agreed to relax this hedging policy in order to take advantage of the traditionally lower, less volatile, energy prices during the summer months. The normal policy with respect to hedging will be reinstated for the period beginning October 1999 through the remainder of the fiscal year.

   Our generation of electricity also provides a hedge against electricity price fluctuations since we are able to anticipate the cost of our self-produced electricity and its cost has historically been less than our sales prices. We estimate that our eight existing generating plants, and the three plants under construction expected to be operating by the end of 1999, will provide us with the capacity to produce up to 720 GWh of electricity for the fiscal year ending June 30, 2000.

Reconciliation of U.K. GAAP to U.S. GAAP

   Our consolidated financial statements are prepared in accordance with U.K. GAAP. There are significant differences between U.K. GAAP and U.S. GAAP.

   The principal difference between U.K. GAAP and U.S. GAAP relevant to Independent Energy occurs with respect to accounting for variable employee share options under our option program. Although we do not have a formal option plan, we have granted options to acquire ordinary shares to substantially all of our employees. Under U.K. GAAP, we do not recognize compensation cost related to the option program as described below.

   Under Accounting Principles Board ("APB") No. 25, compensation for services received as consideration for Ordinary shares issued pursuant to the exercise of options are recognized as the difference between the quoted market price of the number of ordinary shares issuable pursuant to options at the measurement date less the aggregate exercise price for ordinary shares issuable pursuant to such options. Compensation cost related to the option program as determined under U.S. GAAP would have been (Pounds)188,000, (Pounds)136,000 and (Pounds)74,000 for the fiscal years ended June 30, 1997, 1998 and 1999, respectively.

   Our net profit (losses) for the fiscal years ended 1997, 1998 and 1999 under U.K. GAAP were (Pounds)1.2 million, (Pounds)185,000 and (Pounds)4.0 million, respectively. Under U.S. GAAP, we would have reported net losses of (Pounds)l.4 million and (Pounds)321,000 for fiscal 1997 and 1998, respectively, and net income of (Pounds)3.9 million for fiscal 1999.

   You should read Notes 26 and 27 to the consolidated financial statements for a description of these and other differences between U.K. GAAP and U.S. GAAP.

   The Financial Accounting Standards Board periodically issues statements of financial accounting standards. In August 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which applies to all entities, requires derivative instruments to be measured at fair value and recognized as either assets or liabilities on the balance sheet. The statement, as amended by SFAS No. 137 is effective for fiscal years beginning after June 15, 2000 with earlier application encouraged but permitted only as of the beginning of any fiscal quarter beginning after June 1998. Retroactive application is prohibited. We do not believe this statement will have a material effect on our financial condition or results of operations.

   In April 1998, The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities" which requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts to these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. SOP 98-5 is effective for all fiscal years beginning after December 31, 1998. The Company believes that the adoption of SOP 98-5 for U.S. GAAP reporting purposes will not have a material effect on its financial statements.

Year 2000 Readiness

   Potential computer problems associated with the Year 2000 date change are an issue for users of computer systems throughout the world, including systems with embedded chips. We are dependent on our own systems and on those of our key suppliers and customers. We do not believe that we face greater risks from Year 2000 issues than other utility companies in the U.K.

   We established a Year 2000 program in 1997 to manage the effects that Year 2000 issues may have on our operations. In addition to purchasing certain diagnostic software, we hired an external computer consulting group to aid us in the compliance process. The scope of our program covers all aspects of our business.

   Our approach concentrates on the following three main areas:

  . working on and testing our internal systems through gathering inventory, assessing criticality, prioritization and planning, testing and remediation;

  . understanding the Year 2000 readiness of our key suppliers and major customers; and

  . modifying and developing contingency processes to reduce residual risk.

   Our program focuses on IT systems, both corporate and desktop, non-IT systems (embedded chip systems) including process monitoring and control, business processes and business partners. We believe that we have identified all hardware and software that is not Year 2000 compliant, and that we have replaced all non-compliant hardware. We are currently reviewing contingency plans, operational procedures, staffing issues and "worst case" scenarios. We are currently finalizing compliance work on our systems, and this work is planned to be completed well in advance of the end of 1999.

   Our systems and operations are also dependent on products and services provided by others. Our interdependence with other utilities are being reviewed through the U.K. Y2K Utilities Forum and other forums and one-to-one meetings. All other suppliers are being treated in accordance to our reliance on them. Where appropriate, alternative suppliers may be appointed.

   Our Year 2000 program has been carried out using our internal resources where possible, supplier resources where appropriate and specialist contractors where considered necessary. As of June 30, 1999, we had spent approximately (Pounds)75,000 on our Year 2000 program. We estimate that the total cost of our Year 2000 program will be approximately (Pounds)100,000.

   We believe that our work on our own systems and equipment and review of our critical suppliers means that we are taking all reasonable steps to minimize the risks associated with Year 2000 issues. Based on our current knowledge, we believe that, because of the anticipated short-term nature of any potential interruptions, it is unlikely that Year 2000 issues will have a material impact on our financial condition or operations. We cannot, however, be sure that (1) the steps that we have taken will successfully minimize vulnerabilities of our software and systems, or those of our suppliers, to the problems associated with the transition to the Year 2000, (2) that disruptions to our business will not occur or (3) that the costs associated with the advent of the Year 2000 will not be greater than anticipated.

                            BUSINESS AND PROPERTIES

Overview

   Independent Energy is the largest independent marketer of electricity in the United Kingdom -- a company not a part of the government-owned electricity industry at the time of its privatization in 1990. We were founded to capitalize on the market opportunities created by the deregulation of the United Kingdom energy markets and have assembled a core management team with extensive industry experience from a number of leading U.K. energy firms. Since commencing electricity sales in April 1996, we have established Independent Energy as a reputable, reliable alternative provider of electricity. In February 1999, we also began marketing natural gas in the U.K., primarily to our target market of light industrial, commercial and public sector customers, many of which currently purchase our electricity. In addition, we are evaluating opportunities created by the deregulation of continental European energy markets in which we believe our business model may be replicated.

   We have experienced rapid growth over the past year in revenue, sales volumes and customers:

  . Our revenue increased by over 300% to (Pounds)246.9 million ($390.0 million) for the fiscal year ended June 30, 1999 from (Pounds)58.0 million ($91.6 million) for the fiscal year ended June 30, 1998.

  . Our sales volumes also increased by over 300% from 1,410 GWh in fiscal
    1998 to 5,940 GWh in fiscal 1999.

  . As of June 30, 1999, we had over 83,400 electricity customers and 130 natural gas customers, compared to approximately 1,350 electricity customers as of June 30, 1998. As of August 1, 1999, we had over 111,000 electricity customers and 161 natural gas customers.

  . At August 1, 1999, we had annualized sales contracts in place for the sale of electricity of approximately (Pounds)651 million ($1.0 billion) up from approximately (Pounds)170 million ($268 million) at the same date last year. The value of annualized sales contracts is based on our estimate of annual revenue from our sales contracts in place at August 1, 1999, without regard to the renewal dates of these contracts.

  . In fiscal 1999, only our third full year of marketing electricity, we reported net income of (Pounds)4.0 million ($6.3 million), compared to net loss of (Pounds)185,000 ($292,300) for fiscal 1998.

U.K. Energy Market

   The structure of the U.K. energy industry has undergone a period of rapid and dramatic change over the past decade. The U.K. Government began deregulating the U.K. energy markets to introduce competition into the generation and supply of electricity and the supply of natural gas. This deregulation was carried out in phases with the final phase of electricity deregulation being completed in May 1999 resulting in full competition in the retail supply of electricity. Since May 1998, the natural gas supply market has been fully deregulated. As a result, all industrial, commercial and residential consumers are able to choose their electricity and natural gas suppliers. As a licensed supplier of both electricity and natural gas, we are able to supply electricity and natural gas to industrial, commercial, public sector and domestic, or residential, customers in direct competition with other energy suppliers.

   According to industry publications, the U.K. electricity market consists of approximately 2.2 million commercial, industrial and public sector consumers and 24.0 million residential consumers with aggregate annual expenditures of approximately (Pounds)15.8 billion ($24.9 billion). The U.K. natural gas market is comprised of approximately 900,000 industrial and commercial users and 19.7 million residential consumers with aggregate annual expenditures of approximately (Pounds)7.1 billion ($11.2 billion), according to industry publications. We principally target small to mid-sized commercial and light industrial consumers with predictable usage patterns. We also target selected residential customers. We estimate that consumers in our target U.K. electricity market and U.K. natural gas market have aggregate annual electricity expenditures of approximately (Pounds)7.9 billion ($12.5 billion) and approximately (Pounds)3.5 billion ($5.5 billion), respectively.

The U.K. Electricity Market

   The U.K. electricity market is comprised of approximately 2.2 million commercial, industrial and public sector consumers and 24.0 million residential consumers, with aggregate annual expenditures of approximately (Pounds)15.8 billion ($24.9 billion). The following table sets forth a breakdown of the U.K. electricity market by consumer category and size, annual electricity volumes sold and annual expenditures.

                            U.K. ELECTRICITY MARKET

                                                                      Estimated
                                                           Annual       Annual
                                           Number of     Electricity Expenditures
                                           Consumers       Volumes    (pounds in
Consumer Size (peak usage)             (in thousands)(1) (in TWh)(1) billions)(2)
(less than)1 MW.......................           5           87.0    (Pounds) 3.0
100 kW-1 MW...........................          55           57.0             2.3
20-100 kW.............................       1,250           37.0             1.8
10-20 kW(3)...........................       1,840           20.0             1.3
Domestic(4)...........................      23,000           87.0             7.4
                                            ------          -----    ------------
  Totals..............................      26,150          288.0    (Pounds)15.8
                                            ======          =====    ============

---------------------
Source: U.K. Office of Gas and Electricity Markets' Supply Price Review, June 1999, and MarketLine International ("MarketLine"), Industrial Electricity 1998.
(1) Figures obtained from either OFGEM or MarketLine.
(2) Figures obtained by multiplying annual electricity volumes (in terawatthours) by average nominal cost of electricity (in pence per kWh) for 1993/1994. These figures are estimates only. Actual annual expenditures may vary depending on the average nominal cost of electricity.
(3) Includes approximately 1.0 million residential consumers that are designated "non-residential" consumers based on peak demand usage.
(4) Includes all remaining residential consumers.

   Within the U.K. electricity market, we target consumers at the lower end of the (less than)1 MW range and all of the 100 kW-1 MW range. We also selectively target approximately 400,000 commercial consumers with peak demand usage of 20 kW to 100 kW and approximately 16.5 million residential and commercial consumers with peak demand usage of less than 20 kW. We estimate that these markets have aggregate annual electricity expenditures of approximately (Pounds)7.9 billion ($12.5 billion).

The U.K. Natural Gas Market

   The U.K. natural gas market is comprised of approximately 900,000 industrial and commercial consumers and 19.7 million residential consumers, representing 744,000 GWh of annual consumption, and aggregate annual expenditures of approximately (Pounds)7.1 billion ($11.2 billion). The following table sets forth a breakdown of the U.K. natural gas market by consumer category and size, annual consumption and annual expenditures.

                            U.K. NATURAL GAS MARKET

                                                                       Estimated
                                                                         Annual
                                             Number of       Total    Expenditures
                                             Consumers    Consumption  (pounds in
Consumer Size (peak usage)                 (in thousands)  (in TWh)   billions)(1)
Business ((less than) 732 MWh)............         46         286     (Pounds)1.4
Small Business (73.2--732 MWh)............        349          65             0.6
Very Small Business ((greater than) 73.2
  MWh)....................................        495          22             0.3
Domestic ((less than) 73.2 MWh)...........     19,705         338             4.4
                                               ------         ---     -----------
  Totals..................................     20,595         711     (Pounds)6.7
                                               ======         ===     ===========

---------------------
Source: Marketline International, UK Domestic and Commercial Gas Market Survey,
     1999 and UK Domestic Gas Market Survey 1999.
(1) Figures obtained by multiplying total consumption (in TWh) by average nominal cost of natural gas (in pence per kWh) for 1999. These figures are estimates only. Actual annual expenditures may vary depending on the average nominal cost of natural gas.

   We specifically target natural gas consumers at the lower end of the (less than)732 MWh range and all of the 73.2--732 MWh range. We estimate this market includes approximately 850,000 industrial and commercial consumers. We also intend to selectively target approximately 5,000 industrial and commercial consumers with usage of (less than)732 MWh and approximately 13.5 million residential and commercial consumers with usage of (greater than)73.2 MWh. We estimate that these markets have aggregate annual natural gas expenditures of approximately (Pounds)3.5 billion ($5.5 billion).

Continental European Energy Markets

   We believe that significant opportunities exist to market and supply electricity and natural gas in continental Europe. The European Union has required each of its member countries to deregulate its proposed electricity and natural gas markets. As of January 1999, each member country had legislation in place to enable deregulation, as required by the European Union. Only a few member countries, however, are actively implementing a plan to deregulate their energy markets. Of such countries, Spain and Holland are rapidly moving toward full deregulation in a similar manner to the U.K. and we intend to compete in those markets.

   The Spanish government has commenced deregulation of the Spanish electricity and natural gas supply markets, permitting certain large industrial consumers to already select their electricity supplier. To achieve this goal, the Spanish government recently revised its proposed timetables for the deregulation of the electricity and natural gas supply markets. As revised, consumers with annual consumption in excess of 1.0 GWh will be able to choose their electricity supplier by October 1999, and all remaining consumers will be able to choose their supplier by January 1, 2007. These two initial categories of electricity consumers represents over 40% of the market, with annual consumption of approximately 74 GWh and aggregate annual expenditures of approximately (Pounds)2.5 billion ($4.0 billion). Likewise, the Spanish government is in the process of deregulating Spain's natural gas market. This deregulation will be completed over a ten-year period based on the consumption level of the consumer, with full competition in place by January 1, 2008. It is our belief that by entering the Spanish market we will be well placed to take advantage of the emerging gas market based on our dual fuel experience in the U.K.

Electricity and Natural Gas Supply and Sales

   Generally, we sell electricity and natural gas at fixed prices pursuant to contracts with a stated term, typically one or two years. Neither we nor our customers may terminate these contracts during their term absent extraordinary circumstances, such as our losing a supply license. However, we may renegotiate the pricing terms of contracts if a customer's demand and pattern usage changes significantly during the term of a contract. We may, under these contracts, pass through to customers increases in transportation and metering costs. Sales of electricity constituted substantially all of our energy sales for fiscal year 1999, as we only began sales of natural gas in February 1999.

   We have two main sources of electricity: (1) the U.K. Electricity Pool and
(2) our own generating plants. In the fiscal year ended June 30, 1999, we purchased approximately 97% of our electricity from the Electricity Pool. We purchase electricity from the Electricity Pool at fluctuating market prices. Electricity Pool electricity is priced in half-hour increments. Generally, Electricity Pool prices are higher during the daytime than at night and are higher in winter months than in summer months.

   The Electricity Pool purchases electricity from generators at a certain price and resells electricity at a higher price. The differential is to cover transmission losses, standby purchases of electricity, and other ancillary services. Accordingly, our internally generated electricity provides a number of cost advantages in that we avoid the Electricity Pool price as well as certain transportation costs. In addition, the Electricity Pool credits us for supplying electricity to customers within a local distribution area and for reductions in power losses on the local network.

   The Electricity Pool maintains a settlement system that monitors usage by all consumers. Customers in the >100 kW market have meters that measure usage by the half-hour. For those other customers whose usage is measured by a meter, such meter is read on a monthly, quarterly or annual basis. Each <100 kW consumer has an assigned usage profile which estimates their pattern of use throughout each day over a month. The Electricity Pool requires all suppliers to pay for all electricity consumed by their customers 28 days following the date of purchase. However, we bill our customers monthly and receive payments on average approximately 25 days later. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 20.

   Proposed changes to the wholesale trading mechanisms for electricity in England and Wales are scheduled to be implemented in 2000, subject to the relevant changes in statutory legislation being made in Parliament. When implemented, the changes will replace the Electricity Pool with a direct market whereby suppliers will be required to contract directly with generators for their required physical electricity volumes. The proposal also includes a forward market and a short term/day ahead exchange (both of which are expected to evolve based on the activity of current players and traders in the market). The New Electricity Trading Arrangements, or NETA, will include the development of a balancing market (where the long and short position of generators, suppliers and traders will be closed out) and the system operator for this balancing market will be the National Grid Company, which will retain its obligation to ensure supply security standards are met.

   We cannot presently predict with any certainty what effect the implementation of a firm contracts market will have on our business. Contracting directly with generators under long-term agreements will impose additional risks. The inability of a generator to fulfill its obligations timely, or at all, under a contract could affect the cost of meeting our customer demand. In a contracts market, we will generally be required to fix the price at which we purchase energy from generators for the period of the contract. Depending upon current market conditions, the fixed purchase price may exceed the price at which we can resell electricity to our customers. Moreover, in a firm contracts market, we would be required to contract directly with a number of generating facilities, some of which are affiliated with electricity suppliers with whom we directly compete.

   While this will be a new electricity wholesale trading environment for Independent Energy to operate within, we believe there are significant parallels with the current UK gas trading market. This market operates with the purchase of physical gas on a forwards and futures market, with daily "tuning" of purchase volumes to sales volumes. Also, while currently there are relatively few players offering the contracts for differences and other hedging mechanisms which we apply to avoid the volatility of the Electricity Pool, the NETA structure is being specifically designed to facilitate competition and the new entry of traders who will take contractual positions without the need for owning or operating generating plant.

   We believe that these changes will result in increased liquidity and transparency in the market and thereby give greater opportunity to develop innovative and attractive supply terms to more customers. Much has been done to facilitate demand side participation in the new market, rather than the current arrangements, which are generator dominated. We believe our experiences in trading in the gas market will provide a sound footing for the new electricity arrangements.

   With respect to our natural gas supply, since we use our existing natural gas reserves in electricity generation, we must purchase all of the natural gas that we supply to our customers. To meet our contractual obligations, we purchase natural gas either directly from producers or on the spot market.

   We have adopted a number of risk management practices to reduce the risk of fluctuating electricity and natural gas prices incurred in connection with our customer contracts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Risk Management Activities."

Marketing and Customers

   We have established Independent Energy as a reputable, reliable alternative provider of electricity in the U.K. market. Recently, we entered the U.K. natural gas supply market with the goal of achieving a similar status in the natural gas market. We believe we can offer consumers better pricing and service than they would receive from their regional electricity companies or other suppliers.

   We intend to continue to capitalize on the relationships and marketing channels of our strategic marketing partners to offer electricity as part of a jointly packaged range of products, including the marketing of electricity with natural gas from established natural gas suppliers--a "dual fuel" product. In addition, we utilize focused marketing efforts which include direct selling, targeted mailing and e-commerce.

   Currently, we utilize sales agencies whose agents personally call on prospective customers. We have identified these target customers based on their usage profiles and creditworthiness. Currently, we have engaged approximately 500 independent agents to market electricity, natural gas and a "dual fuel" product.

   We pay the sales agencies a commission based on the estimated sales volume for the customer over the life of the contract. We pay fifty percent of the commission upon the execution of the sales contract and the balance following the expiration of the applicable sales contract. In addition to independent sales agents, we also utilize the services of telemarketers who solicit prospective customers.

   To support these sales activities, we use radio and newspaper advertising. We also conduct press relations to create awareness for the Independent Energy brand name as well as to educate consumers about the deregulated electricity and natural gas markets. We also utilize direct mail to target prospective customers in advance of direct sales calls and telemarketing efforts.

Administrative Operations

   We employ information systems and computerized links to the Electricity Pool's settlement system. All of our current above 100kW customers have meters which measure usage on a half-hourly basis. This information is electronically communicated from the Electricity Pool's system to us each day. We maintain our own billing system and bill our customers monthly. We also maintain our own call center to handle inquiries and other communications with our customers.

   In connection with the completion of the electricity industry's deregulation and our entry into the natural gas market, we have taken steps to increase our ability to handle inquiries from customers, and to upgrade our billing, payment collection and debt management systems. In addition, the OFGEM requires separate Codes of Conduct and Codes of Practice to protect residential and very small business electricity and natural gas customers. These regulations are wide-ranging and include provisions governing payment arrangements, debt collection and marketing practices.

   Operating in this consumer market requires sophisticated systems that can manage, control and transmit vast quantities of electronic data in a cost-effective manner. We decided to outsource such functions for customers in the small business and residential, or Sub <100 kW, market. We outsource such services as (1) handling customer inquiries and other communications, (2) billing, (3) payment collection, (4) debt management and (5) related operations. Accordingly, in August 1998, we entered into a five-year contract with a third-party service provider, Vertex Data Science Limited, to provide all of these services as they relate to such customers. Pursuant to the terms of this contract, we obtained a bank guarantee, currently (Pounds)6.5 million, to secure our obligations to Vertex. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" on page 20.

Electricity Generation

   As of June 30, 1999, we were operating eight generating plants, which generated approximately 3% of our electricity requirements for the fiscal year ended June 30, 1999. We currently have 62MW of generating plant capacity, with an additional 45MW under construction and 28MW planned for completion by March 2000. We estimate that our total capital expenditure requirements for the plants under construction or planned are (Pounds)40.0 million. Our goal is to install between 10 MW and 20 MW of generating plants in each of the twelve local distribution systems in England and Wales.

   Our electricity generation plants are comprised predominately of 3,000 to 4,000 horsepower natural gas-fired internal combustion engines turning generators. Electricity connections are made with the local distribution network providing a source of distribution to our customers. Since the plants are reasonably transportable, we can relocate them at the time of economic depletion of natural gas reserves at the generation site. In some cases, we can operate plants in the proximity to the regional natural gas network utilizing purchased natural gas.

   The table below sets forth our existing and certain proposed generating facilities.

                             PROJECTS IN OPERATION

                                                                   Facility
                         Acquisition/Start                           Net                              Ownership
         Plant                 Date              Fuel Source       Capacity         Location          Interest
Elswick.................     June 1996       Independent Energy      1MW       Elwick, Lancashire        100%
                                                 natural gas
Caythorpe...............   December 1997     Independent Energy      9MW      Caythorpe, Yorkshire       100%
                                                 natural gas
Trumfleet...............   February 1998     Independent Energy      8MW      Trumfleet, Yorkshire       100%
                                                 natural gas
Knypersley..............   October 1998    Independent Energy and    8MW    Knypersley, Staffordshire    100%
                                           third-party natural gas
Steetley................   February 1999   Third-party natural gas   6MW    Steetley, Nottinghamshire    100%
Holditch................    March 1999     Third-party natural gas  10.5MW    Newcastle Under Lyme,      100%
                                                                                  Staffordshire
Milford Haven...........    March 1999     Third-party natural gas  10.5MW    Dyfed, Pembrokeshire        50%
Pye Bridge..............     June 1999     Third-party natural gas   9MW     Pye Bridge, Derbyshire      100%
                                                                    ------
    Total capacity................................................   62MW
                                                                    ======

                          PROJECTS UNDER CONSTRUCTION

                           Projected                            Facility
                           Operations                             Net                                 Ownership
         Plant                Date            Fuel Source       Capacity           Location           Interest
Chelwood Brick..........  August 1999   Third-party natural gas  1.6MW      Chelwood Brick, Surrey       100%
Wight Salads
 Phase I................ September 1999 Third-party natural gas   16MW(1) Wight Salads, Isle of Wight    100%
Shirebrook.............. November 1999  Third-party natural gas   10MW    Shirebrook, Nottinghamshire    100%
Wight Salads
 Phase II...............  January 2000  Third-party natural gas   18MW(1) Wight Salads, Isle of Wight    100%
                                                                 ------
    Total capacity.............................................  44.6MW
                                                                 ======
---------------------
(1) Comprised of multiple inter-connected sub 10MW sites.

                                PLANNED PROJECTS

                           Projected                           Facility
                          Operations                             Net                                       Ownership
         Plant               Date            Fuel Source       Capacity              Location              Interest
Valley Grown Salads..... February 2000 Third-party natural gas   10MW   Valley Grown Salads, Hertfordshire    100%
Coronation Nursery...... February 2000 Third-party natural gas  5.4MW       Coronation Nursery, Essex         100%
UK Gas..................  April 2000   Third-party natural gas   6MW      Mrthyr Tydfil, Mid Glenmorgan       100%
A N Other...............  March 2000        Undetermined         6MW               Undetermined               100%
                                                                ------
    Total capacity............................................  27.4MW
                                                                ======

   Self-generation is an important component of our overall strategy. There are several advantages to owning generating plants which are embedded in the local distribution networks, such as:

  . fixing a portion of the cost of our electricity needs;

  . lowering our cost of service by avoiding

    . Electricity Pool expenses

    . National Grid Company transportation tariffs; and

    . transmission power losses.

   In addition, the National Grid Company offsets the amount that we owe for electricity against the amount of self-generated electricity that we supplied directly to our customers within local distribution areas (because such electricity does not enter the national grid). An additional benefit to our self-generation is that it results in reductions in power losses on the local distribution networks.

   In most of our plants, we further reduce our cost of service by either owning the natural gas reserves which fire the plants or by obtaining access to natural gas which is not generally of a commercial grade and is thus less expensive than natural gas purchased from the national gas supply system.

   In our Wight Salads project, we are developing 34MW of generating capacity which will both generate electricity and use waste heat and carbon dioxide for use by salad growers on the Isle of Wight. This innovative cogeneration project has created the opportunity for a similar project at Valley Grown Salads expected to be completed in February 2000.

Natural Gas Reserves

 Supply

   Currently, we use all of our natural gas production in our electricity generation plants. As a result, we must purchase all of the natural gas that we supply to our customers. We purchase natural gas on the spot market or directly from producers.

 Estimated Proved Reserves and Future Net Cash Flows

   As of June 30, 1999, the Company's net proved reserves of natural gas were approximately 5.4 billion cubic feet ("Bcf"), of which 1.8 Bcf were proved developed reserves and 3.6 Bcf were proved undeveloped reserves. Gaffney, Cline & Associates Ltd., an independent petroleum engineering firm, prepared such estimates. All of our proved reserves are attributable to our onshore properties in the U.K.

   The present value, discounted at 10% per annum, of estimated future net cash flows from such proved reserves as of June 30, 1999 was (Pounds)3.4 million ($5.4 million) before applicable U.K. income taxes. The estimated proved reserves and future net cash flows have been calculated in accordance with Commission definitions.

   There are numerous uncertainties inherent in estimating quantities of reserves and in projecting future rates of production and timing of development expenditures, including many factors beyond the control of the producer. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretations and judgment. As a result, estimates of different engineers often vary.

   In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of such estimates. Accordingly, reserve estimates at a specific time are often different from the quantities of oil and natural gas that are ultimately recovered. Predictions about future prices, costs and production levels of oil and natural gas are subject to great uncertainty. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based.

   The reserve value estimate reflects the present value, discounted at 10% per annum, of estimated future net cash flows from the production and sale of our estimated proved reserves. The estimated future net cash flows are computed after giving effect to estimated future development and production costs, based on year-end costs and assuming the continuation of existing economic conditions. The calculation does not take into account the effect of delay in commencement of production, various cash outlays, including general and administrative costs and interest expense (except for those interest charges associated with ongoing generation plant lease costs) and U.K. income tax expense.

   Gaffney, Cline & Associates Ltd. used a price to calculate the present value of estimated future net cash flows from the Company's estimated net proved reserves based on the Electricity Pool price of electricity at June 30, 1999 after giving effect to the location of our reserves and our increased operating margins in generating our own electricity. As an example, based on applicable Electricity Pool prices, the realized power price for the Caythorpe project equates to an equivalent natural gas price of (Pounds)3.12 per thousand cubic feet ("Mcf") ($4.93 per Mcf).

   In computing the present value of the estimated future net cash flows, a discount rate of 10% per annum was used pursuant to SEC regulations to reflect the timing of those net cash flows. Present value, regardless of the discount rate used, is materially affected by assumptions about timing of future production, which may prove to have been inaccurate. The reserve value information represents an estimate only, which is subject to uncertainty for numerous reasons.

 Petroleum Licenses

   Currently, we hold 16 licenses covering an aggregate 887,000 net acres (net to our interest) for the exploration and development of oil and natural gas properties onshore U.K. All of our licenses are located in the U.K. Landward Areas. Fourteen of our licenses are Petroleum Exploration and

Development Licenses ("PEDLs") as defined in The Petroleum (Production) (Landward Areas) Regulations 1995.

   PEDLs have an initial term of eleven years; however, after the first six years there is a mandatory relinquishment of 50% of the original license area. We, however, determine the acreage to be released. The license, for purposes of development and production activities, continues for a further period of 20 years after the initial eleven year term. Thereafter, a further period may be agreed to ensure maximum recovery of petroleum. The U.K. Government conveys to the licensee the exclusive right to explore for, to appraise, to develop, and to produce petroleum. The produced petroleum belongs to the licensee.

 Drilling Program

   In January 1999, we entered into a farm-out arrangement with Archean Energy (U.K.) Limited, ISO (U.K.) Limited and Vulcan Energy Limited pursuant to which they agreed to fund a drilling program in exchange for working interests in our exploration properties. We have retained a 42% working interest in these properties. Pursuant to this arrangement, this drilling program is being conducted at no cost to Independent Energy. As of June 30, 1999, two wells had been drilled, however, no commercially available reserves were discovered.

Competition

   Independent Energy is the largest independent marketer of electricity in the United Kingdom--a company not a part of the government-owned electricity industry at the time of its privatization in 1990. Since commencing electricity sales in April 1996, we have experienced rapid growth and currently have annualized sales contracts in place of approximately (Pounds)651 million ($1.0 billion), representing approximately 3.5% of the total estimated U.K. electricity market. We added new electricity customers at an average weekly rate of over 7,000 for the period June 1, 1999 to August 1, 1999. As a result of our competitive pricing, customer service and marketing efforts, we have been able to establish Independent Energy as a reputable, reliable provider of electricity in the U.K. market.

   Our competition in the U.K. electricity market consists primarily of the twelve regional electricity companies, the Scottish integrated companies, Scottish Power and Scottish Hydro, and the national generators, National Power, PowerGen, British Energy and Centrica.

   We are a new entrant in the U.K. natural gas supply market, having began marketing natural gas in February 1999. Our current competition in the natural gas supply market is comprised of Centrica and a number of independent natural gas suppliers. Centrica currently has approximately 39% of the industrial and commercial natural gas supply market and approximately 77% of the residential natural gas supply market and will likely continue to have significant market share for the foreseeable future.

   We compete on the basis of service and price, and, as a result, typically win contracts based on competitive bids. Our competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to markets than us. We cannot be sure that we will be able to compete successfully against current or future competitors.

Environmental Regulation

   Our operations are subject to regulatory requirements relating to environmental matters and health and safety. U.K. legislation and policy regarding environmental matters and health and safety are evolving in a manner which has resulted in stricter standards and enforcement, and in more stringent fines and penalties for non-compliance. Compliance with such regulatory requirements relating to existing and proposed projects carries a heightened degree of responsibility for companies and their directors, officers and employees.

   The cost of compliance associated with changes in environmental and health and safety laws and regulations could require significant expenditures. Breaches of such laws and regulations may result in the imposition of fines and penalties, which may be material or result in our operations halting. In addition, environmental and health and safety laws and regulations can increase the cost of planning, designing, installing and operating generating plants. We cannot be sure that these costs or the costs of complying with environmental and health and safety laws and regulations will not have a materially adverse effect on our financial condition or results of operations in the future.

   To date, the costs of complying with environmental and health and safety laws and regulations have not had a material adverse effect on our operations. However, we are aware of some contamination resulting from the activities of past owners or past uses of the properties that we currently or may in the future own, occupy or use for the purposes of gas exploration and development and/or electricity generation. Although we are not aware of any current requirement to clean up such properties, we cannot be sure that we, as current owner, occupier or user of such properties, will not be liable for the cost of cleanup at such properties in the future and that such costs will not have a material adverse effect on our financial condition or results of operations.

Litigation

   We are not a party to any pending litigation, the result of which would have a material adverse effect on us or our operations.

Facilities

   Our headquarters are located in Solihull, West Midlands where we lease 20,600 square feet of office space for approximately (Pounds)44,184 per month. This lease expires in December 2008. We also lease 1,750 square feet of office space in Maidenhead for our resource offices for (Pounds)26,250 annually. This lease will remain in effect until April 2001. Both of these leases may be extended at our option. For a description of our generating plants, see "-- Electricity Generation."

Employees

   As of June 30, 1999, we had approximately 80 employees and consultants and utilized the services of approximately 500 independent commission-based sales agents. None of our employees are represented by unions or subject to collective bargaining agreements. We consider our relations with our employees to be satisfactory.

                                   MANAGEMENT

Executive Officers and Directors

   Certain information concerning the executive officers and directors of Independent Energy is set forth below.

                    Name                Age               Position
      Burt H. Keenan...................  60 Chairman
      John L. Sulley...................  48 Chief Executive Officer and Director
      Ian Stewart......................  47 Executive Director--Finance
      William E. Evans.................  63 Executive Director--Resources
      Robert E. Jones..................  53 Executive Director--Operations
      Roy W. Deakin....................  67 Non-Executive Director
      Jerry W. Jarrell.................  57 Non-Executive Director
      David O. May.....................  63 Non-Executive Director
      Herbert L. Oakes.................  53 Non-Executive Director

   Burt H. Keenan served as Executive Chairman from Independent Energy's inception in April 1991 to August 1999. Since August 1999, he has served as non-executive Chairman of the Board of Directors. Since 1987, he has been an associate of Chaffe & Associates, Inc., an investment banking firm located in New Orleans, Louisiana. From 1969 to 1986, Mr. Keenan was the founder, Chairman and Chief Executive Officer of Offshore Logistics, Inc., a Nasdaq-traded marine and aviation oil and gas service company. He is also a director of a number of companies, including Telescan Incorporated, a Nasdaq-traded interactive online information business, and Halter Marine, Inc., an American Stock Exchange listed company engaged in shipbuilding in the U.S. Mr. Keenan holds bachelors and masters degrees in business administration from Tulane University.

   John L. Sulley joined Independent Energy in October 1995 and served as Managing Director until August 1999. In August 1999, he became Chief Executive Officer and Director of Independent Energy. Mr. Sulley has over 30 years of experience in the U.K. power industry, including experience in engineering, operations, finance and marketing operations. From April 1994 to October 1995, he was general commercial manager for the Supply Division of Scottish Power plc, where he was responsible for financial operations, strategic and business planning for the Supply Division and for the electricity trading Operations. From March 1989 to April 1994, Mr. Sulley was responsible for starting and managing the direct sales and co-generation sales operations at National Power plc. Mr. Sulley holds an MBA from Glasgow University, a Masters degree in engineering from UMIST and a BSc. in engineering from Aston University.

   Ian Stewart joined Independent Energy as Executive Director--Finance in May 1998. From April 1996 to May 1998, Mr. Stewart served as Group Financial Controller for the North of Scotland Water Authority. From January 1992 to March 1996, he served as Head of Finance for the Energy Trading Division of Scottish Power plc, which marketed electricity to large industrial and commercial businesses in the early phases of deregulation in the U.K. During this same period, he also served as Finance Director of Caledonian Gas, an affiliate of Scottish Power plc. Mr. Stewart received his professional accountancy qualification from Caledonian University.

   William E. Evans, Executive Director--Resources, joined Independent Energy in April 1992. He is a consultant geologist-geophysicist with broad managerial experience in exploration, having specialized in the U.K. onshore oil industry over the past 25 years. He became chief geologist of the consulting firm Seabrooke & Associates (later Simon Horizon) and a founder of Energy Resource Consultants. He holds a BSc. in geology from Bristol University and a DIC in oil technology from Imperial College, London, where he held a lectureship in petroleum geology for three academic years.

   Robert E. Jones joined Independent Energy in April 1996 and is currently Executive Director--Operations. Dr. Jones is a petroleum engineer with 26 years of experience in drilling, field development and production operations, with particular emphasis on operations in the U.K. From September 1993 to April 1996, Dr. Jones was development manager for Perenco Group (formerly Kelt) where he was responsible for drilling and completion operations and field development. Before joining Perenco, Dr. Jones was operations manager for Taylor Woodrow Energy Limited with specific responsibility for drilling and production operations onshore U.K. Dr. Jones holds both a Ph.D. and a BSc. in mining engineering from Nottingham University.

   Roy W. Deakin has been a non-executive director of Independent Energy since October 1992. He is Chairman of Southern Geophysical Consultants, a U.K. company which has provided a geophysical service function to the petroleum exploration industry over the past 25 years. Mr. Deakin was formerly the non-executive Chairman of Blackland Oil plc. Mr. Deakin is a member of the Audit and Remuneration Committees of the Board of Directors.

   Jerry W. Jarrell became a non-executive director of Independent Energy in May 1998. From April 1991 to May 1998, he served as Executive Director--Finance of Independent Energy. He is also a private consultant to several public and private companies. From 1977 to 1990, he served as Chief Financial Officer for the Woodson Companies, an oil field construction company. From 1971 to 1977, he was Secretary, Treasurer and Controller of Offshore Logistics, Inc., a Nasdaq-traded marine and aviation oil and gas service company. From 1966 to 1971, he was a certified public accountant with Arthur Andersen & Company. He holds a BS degree in accounting from Louisiana Tech University. Mr. Jarrell is the Chairman of the Audit Committee and a member of the Remuneration Committee of the Board of Directors.

   David O. May has been a non-executive director since December 1995. He is a specialist in venture capital companies and currently holds seven other directorships covering a wide range of business interests. He is currently chairman of the Berthon group of companies which was a leader in marina development in the U.K. He is a university graduate, a qualified marine engineer and a naval architect. Mr. May is the Chairman of the Remuneration Committee and a member of the Audit Committee of the Board of Directors.

   Herbert L. Oakes became a non-executive Director in January 1999. He is a director of Oakes Fitzwilliam & Co. Limited, a financial advisor of Independent Energy, a position he has held for more than 20 years. Mr. Oakes also serves as a director for 27 other companies, including some in the energy and utility industries.

                       PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth information concerning beneficial ownership of ordinary shares as of June 30, 1999 by: (1) each person (or group within the meaning of Section 13(d)(3) of the Exchange Act) known by the Company to own more than 5% of the outstanding ordinary shares; (2) each selling shareholder;
(3) each director of the Company; (4) each executive officer; and (5) all directors and executive officers of the Company as a group. Except as otherwise noted, the named beneficial holder has sole voting and investment power.

                                                  Number of
                             Beneficial  Percent  Shares to Beneficial  Percent
                              Ownership   Owned    be Sold   Ownership   Owned
                              Prior to   Prior to  in the      After     After
                             Offering(1) Offering Offering  Offering(1) Offering
Burt H. Keenan(2)..........   2,364,125     8.9%  1,200,000  1,164,125    3.4%
Putnam Investment
 Management, Inc.(3).......   2,058,700     7.8          --  2,858,900    6.1
John L. Sulley (4).........     420,000     1.6          --    420,000    1.2
Ian Stewart................       1,000       *          --      1,000     *
William E. Evans(5)........     450,800     1.7     250,000    200,800     *
Robert E. Jones(6).........     364,200     1.4          --    364,200    1.1
Roy W. Deakin(7)...........      50,000       *          --     50,000     *
Jerry W. Jarrell(8)........     360,100     1.4     125,000    235,100     *
David O. May(9)............     130,000       *          --    130,000     *
Herbert L. Oakes...........          --       *          --         --     *
Kristen Cook Keenan Trust,
 Jerry W. Jarrell,
 Trustee (10)..............     180,000       *      80,000    100,000     *
Lucille Baker Keenan Trust,
 Jerry W. Jarrell,
 Trustee (10)..............     180,000       *      80,000    100,000     *
Michael Crawford Keenan
 Trust, Jerry W. Jarrell,
 Trustee (10)..............     180,000       *      80,000    100,000     *
All officers and directors
 as a group (9
 persons)(11)..............   4,140,225    14.8   1,575,000  2,565,225    7.3

---------------------
  * Less than 1%
 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security) and includes the ownership of a security through corporate, partnership, or trust entities. In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.
 (2) Includes 245,400 shares issuable upon exercise of options held by Mr. Keenan. Mr. Keenan's address is 17571 Red Oak Drive, Houston, Texas, 77090.
 (3) The address of Putnam Investment Management, Inc. is One Post Office Square, Boston, Massachusetts 02109. Putnam Investment Management, Inc. holds the ADSs on behalf of certain of its clients.
 (4) Includes 360,000 shares issuable upon exercise of options held by Mr.
     Sulley.
 (5) Includes 445,200 shares (before this offering) and 200,800 shares (after this offering) issuable upon exercise of options held by Mr. Evans.
 (6) Includes 300,000 shares issuable upon exercise of options held by Dr.
     Jones.
 (7) Includes 50,000 shares issuable upon exercise of options held by Mr.
     Deakin.
 (8) Includes 222,800 shares issuable upon exercise of options held by Mr. Jarrell.
 (9) Includes 50,000 shares issuable upon exercise of options held by Mr. May and 30,000 shares held in a self-administered pension fund trust in which Mr. May has a potential interest.
(10) Includes 100,000 shares issuable upon exercise of options held by this shareholder. Such options were originally issued to Mr. Burt H. Keenan and subsequently assigned to this shareholder.
(11) Includes 1,673,400 shares (before this offering) and 1,429,000 shares (after this offering) issuable upon exercise of options held by the named executive officers and directors.

                          DESCRIPTION OF SHARE CAPITAL

   The following contains summary information concerning Independent Energy's capital structure and related summary information concerning certain provisions of our Memorandum and Articles of Association (Charter) and applicable English law.

General

   Our authorized share capital is (Pounds)500,000 divided into 50,000,000 ordinary shares of 1p nominal value each, of which 26,273,027 ordinary shares were issued and outstanding as of June 30, 1999. In addition, as of June 30, 1999, there were 4,075,400 ordinary shares issuable pursuant to outstanding options and 10,000 ordinary shares issuable pursuant to outstanding warrants.

   From time to time, the Board of Directors may issue additional options to purchase ordinary shares by resolution. The Board of Directors intends to issue options to purchase up to 500,000 ordinary shares to members of senior management on or about the date of this offering. Such options will be exercisable at the offering price to investors.

   Independent Energy's share capital may be increased, consolidated and divided into shares of larger amounts than the ordinary shares, subdivided into shares of smaller amount than the ordinary shares, and unissued ordinary shares may be canceled by an ordinary resolution of shareholders in a general meeting. The share capital may be reduced by special resolution of shareholders in a general meeting and confirmation by the English courts. We may, with the prior approval of an ordinary resolution of shareholders at a general meeting, purchase our own shares.

Description of Ordinary Shares

   All of the issued and outstanding ordinary shares are duly authorized, validly issued and fully paid.

 Dividend Rights

   Holders of ordinary shares are entitled to receive such dividends as may be recommended by the Board of Directors and declared by Independent Energy in a general meeting. Independent Energy may declare a dividend smaller than the dividend recommended by the Board of Directors, but, may not declare a dividend larger than the dividend recommended by the Board of Directors. Subject to the provisions of the Companies Act 1985, the Directors of Independent Energy may pay interim dividends if it appears to them that they are justified based on the profits of Independent Energy available for distribution. The Directors of Independent Energy have the power, based on a prior ordinary resolution of shareholders, to offer to the holders of ordinary shares the option to receive new ordinary shares credited as fully paid or to invest the net cash amount due to them in subscribing for ordinary shares payable in full or by installments. If dividends are returned to Independent Energy uncashed on two consecutive occasions, Independent Energy will not be obliged to send further payments in respect of such ordinary shares until the relevant shareholder has notified Independent Energy of an address for this purpose.

   Independent Energy or the Board of Directors may fix a date, whether or not it is before or after the date on which the declaration is made, as the record date by reference to which a dividend on the ordinary shares will be declared or paid. Any dividend on the ordinary shares unclaimed for a period of twelve years from its date of payment shall be forfeited and shall revert to Independent Energy. No dividend on an ordinary shares share will bear interest.

 Rights in Liquidation

   Subject to the rights attached to any shares issued on special terms and conditions, upon any liquidation or winding up of Independent Energy, after all our debts and liabilities and the expenses of the liquidation have been discharged, any surplus assets will be divided among the holders of ordinary shares in proportion to their holdings after deducting any amounts remaining unpaid in respect of such shares.

 Notification of Interest in Ordinary Shares

   Section 198 of the Companies Act 1985 obliges any person (subject to exception but including a company and other legal entities) who acquires an interest of 3% or more of any class of shares (including through ADRs) that comprise part of Independent Energy's "relevant share capital" (i.e. its issued share capital carrying the right to vote in all circumstances at a general meeting) to notify Independent Energy of his interest within two business days following the day on which the obligation to notify arises. Once someone acquires 3% or more of the ordinary shares, he must give us notice of any whole percentage increases or decreases, rounded down to the next whole number, in his ownership. For the purposes of the notification obligation, the interest of a person in the shares means any kind of interest in shares (subject to certain exceptions) including any shares

  . in which his spouse or his child or stepchild, is interested,

  . in which a corporate body is interested where either that corporate body or its directors are accustomed to act in accordance with that person's directions or instructions, or that person controls one third or more of the voting power of that corporation body, or

  . in which another party is interested where the person and that other party are parties to a "concert party" agreement under Section 204 of the Companies Act 1985 and any interest in shares is in fact acquired by any one of the parties pursuant to the agreement.

   A "concert party" agreement is an agreement which provides for one or more parties to it to acquire interests in shares of a particular company and imposes obligations or restriction s on any one or more of the parties as to the use, retention or disposal of such interests.

   In addition, Section 212 of the Companies Act 1985 enables us, by notice in writing, to require a person whom we know is or have reasonable cause to believe to be, or to have been at any time during the three years immediately preceding the date on which the notice is issued, interested in shares to confirm that fact or (as the case may be) to indicate whether or not that is the case, and where he holds or has during this relevant time held an interest in the shares, to give such further information as may be required relating to his interest and any other interest in the shares of which he is aware.

   In addition to the restrictions on the rights attaching to shares imposed by the Companies Act 1985 for noncompliance with Section 212 of that act, our Articles of Association apply additional restrictions. The restrictions imposed or applied can potentially include disenfranchisement, loss of entitlement to dividends and other payments and restrictions on transferability.

   A person who fails to fulfill the obligations imposed by Sections 198 and 212 of the Companies Act 1985 described above is subject to criminal penalties.

 Shareholders Meetings and Voting Rights

   Under English law, there are two types of general meeting of shareholders, annual general meetings and extraordinary general meetings. An annual general meeting must be held at least once in each calendar year and not later than 15 months from the previous annual general meeting. At the annual general meeting matters such as the election of directors, appointment of auditors and the fixing of their remuneration, approval of the annual accounts and the directors' report and declaration of the final dividend are dealt with. Any other general meeting is known as an extraordinary general meeting.

   Directors may convene an extraordinary general meeting and must convene one if demanded by holders of not less than 10% of the paid-up shares. An annual general meeting and an extraordinary general meeting called to pass a special resolution shall be called by at least 21 days' notice specifying the place, day and time of the meeting and the general nature of the business to be transacted. No business may be transacted at any general meeting unless a quorum of two persons entitled to vote on the business to be transacted is present in person or by proxy.

   At a general meeting, a simple majority of the votes cast is sufficient to pass an ordinary resolution. A special resolution requires a majority of not less than 75% of the votes of those shareholders as (being entitled to do so) vote in person or by proxy on the resolution in question. A small number of matters relating to variation of the rights attaching to different classes of shares and proceedings in a winding-up require the authority of an extraordinary resolution, which requires the same majority as a special resolution.

   Subject to the restrictions referred to in the following paragraph, at a meeting of shareholders every holder of shares who (being an individual) is present in person or (being a corporation) is present by a representative or proxy not being himself a member shall have one vote on a show of hands, and on a poll (which can be demanded by the chairman of the meeting, not less than three shareholders present in person or by proxy having the right to vote at the meeting, a holder or holders of shares or his or their proxy representing not less than 10% of the total voting rights of all shareholders having the right to attend and vote at the meeting or by a holder or holders of shares or his or their proxy conferring a right to attend and vote at the meeting on which an aggregate sum has been paid up equal to not less than one tenth of the total sum paid up on all shares conferring that right), every holder of shares present in person or by proxy shall have one vote for every share held.

   A holder of shares may not be entitled (save as a proxy for another member) to be present or vote at any general meeting:

  . in respect of any shares held by him in relation to which he or any other person appearing to be interested in those shares has been served with a notice under Section 212 of the Companies Act 1985, requiring him to provide information in accordance with that section and containing a statement that upon failure to supply such information before he expiration period specified in the notice (which may not be less than 28 days) the registered holder of the share is not entitled to vote in respect of those shares, and the person on whom such notice was served fails to supply the information within the specified period; or

  . unless all amounts presently payable by him in respect of such shares have been paid.

   All or any of the rights or privileges attached to the shares may, subject to certain provisions of the Companies Act 1985, be varied either with the consent in writing of the holders of not less than 75% in nominal value of the issued shares or with the sanction of an extraordinary shares resolution passed at a separate meeting of the holders of shares, but not otherwise.

 Transfer of Shares

   The instrument of transfer of a share may be in any usual form or in any other form of which the directors approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee. The directors may, in their absolute discretion without giving any reason therefor, refuse to register the transfer of a share which is not fully paid provided that any such refusal will not prevent dealings in the shares from taking place on an open and proper basis. The directors may decline to register a transfer to person known to be a minor, bankrupt or person who is mentally disordered at a patient for the purpose of any statute relating to mental health.

   Pursuant to the Articles, the Board of Directors may also decline to register a transfer of ordinary shares if a restriction notice has been served on the shareholder, subject to certain exceptions.

   Subject to the above restrictions, the Articles of Association contain restrictions on the registration of transfers of fully paid shares provided that all payable stamp duty has been paid and the transfers are accompanied by any certificate for the shares and such other evidence (if any) as the directors may require to prove the title of the intending transferor or his right to transfer the shares, any instrument of transfer is in respect of one class of shares and in the case of a transfer to joint holders, to no more than four such joint holders and, if applicable, are in accordance with the regulations relating to CREST. The register of members may be closed at such times and for such periods as the directors may determine not exceeding thirty days in each year. Independent Energy has resolved that title to any ordinary shares may be transferred by means of CREST being a relevant system for the purposes of the Uncertified Securities Regulations 1995.

 Issue of Additional Shares

   Subject to the provisions of the Companies Act 1985, the authorized but unissued shares are at the disposal of the directors who may issue, grant options over or otherwise dispose of them to such persons and on such terms as they deem appropriate.

   By virtue of Section 80 of the Companies Act 1985, the directors may not, subject to limited exceptions in respect of employee share schemes, exercise any power to issue shares (or grant any right to subscribe for or convert other securities into shares) unless they have been authorized to do so by an ordinary resolution. Any such authority must state the maximum amount of shares which may be issued under it and the date on which it will expire, which must not be more than five years from the date the resolution is passed. On July 2, 1998, a special resolution was passed authorizing the Directors pursuant to
Section 80 of the Companies Act 1985 to exercise all the powers of the Company to issue shares up to a nominal amount of (Pounds)320,644.73, being the authorized but unissued share capital, for a period of five years.

   If ordinary shares are to be issued for cash, Section 89 of the Companies Act 1985, requires, subject to limited exceptions in respect of employee share schemes, such shares first be offered to existing holders of shares in proportion to their holdings. However, Section 95 of the Companies Act 1985 provides that in certain circumstances the directors of a company may by special resolution be given power to issue shares as if Section 89 did not apply. On July 2, 1998, a special resolution was passed disapplying the provisions of Section 89 in respect of the issue of shares in connection with a rights issue and otherwise in respect of the issue of shares up to an aggregate nominal amount of (Pounds)320,644.73, such authority to expire five years from the date of passing of that resolution.

 Registrar and Transfer Agent

   The registrar and transfer agent for the ordinary shares is Lloyds Bank Registrars, The Causeway, Worthing, West Sussex BN99 6DA England, United Kingdom.

 Shareholders Resident Outside the United Kingdom

   There are no restrictions under our Memorandum and Articles of Association or under English Law that limit the rights of persons not resident in the United Kingdom, as such, to hold or to vote shares. No shareholder having an address outside the United Kingdom shall be entitled to have notice served upon him unless such shareholder has given to Independent Energy an address within the United Kingdom to which such notices shall be served.

                  DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

   The following is a summary of the material provisions of the deposit agreement among Independent Energy, the depositary and all persons in whose name an American Depositary Receipt is registered on the books of the depositary and any person owning any beneficial interest in the ADSs evidenced by any ADR, and who may or may not be the owner of such ADR from time to time of the ADRs issued thereunder. Copies of the deposit agreement are available for inspection at the principal office of the depositary in New York, which is presently located at 101 Barclay Street, New York, New York 10286.

   ADSs evidenced by ADRs are issuable by the depositary pursuant to the terms of the deposit agreement. Each ADS represents, as of the date of this prospectus, the right to receive one ordinary share deposited under the Deposit Agreement (together with any additional shares deposited hereunder and all other securities, property and cash received and held thereunder at any time in respect of or in lieu of such deposited ordinary shares, the "Depositary Securities") with the custodian, currently the London office of The Bank of New York. An ADR may evidence any number of ADSs. We and the depositary will only treat those persons in whose names ADRs are registered on the books of the depositary as owners.

 Deposit, Transfer and Withdrawal

   In connection with the deposit of ordinary shares under the deposit agreement, the depositary or the custodian may require the following in form satisfactory to it:

  . a written order directing the depositary to execute and deliver to, or upon the written order of, the person or persons designated in such order an ADR or ADRs evidencing the number of ADSs representing such deposited ordinary shares;

  . proper endorsements or duly executed instruments of transfer in respect of such deposited ordinary shares;

  . instruments assigning to the custodian or its nominee any distribution on or in respect of such deposited ordinary shares or indemnity therefor; and,

  . proxies entitling the custodian to vote such deposited ordinary shares until the shares are registered in the name of the custodian or its nominee.

   As soon as practicable after the custodian receives the ordinary shares pursuant to any such deposit or pursuant to the form of ADR, the custodian shall present the ordinary shares for registration of transfer into the name of the depositary or its nominee or the custodian or its nominee, to the extent such registration is practicable, at the cost and expense of the person making such deposit (or for whose benefit such deposit is made) and shall obtain evidence satisfactory to it of such registration. The ordinary shares, and any property or cash received in lieu of shares, must be held by the custodian for the account and to the order of the depositary at such place or places and in such manner as the depositary shall determine. Deposited Securities may be delivered by the custodian to any person only under the circumstances expressly contemplated in the deposit agreement.

   After any such deposit of ordinary shares, the custodian must notify the depositary of the deposit and of the information contained in any related delivery order by letter, first class airmail postage prepaid, or, at the request, risk and expense of the person making the deposit, by cable, telex or facsimile transmission. After receiving such notice from the custodian, the depositary, subject to the terms and conditions of the deposit agreement, shall execute and deliver at the transfer office, which is presently located at the principal New York office, to or upon the order of any person named in such notice, an ADR or ADRs registered as requested and evidencing the aggregate ADSs to which such person is entitled.

   Subject to the terms and conditions of the deposit agreement, the depositary may issue ADRs for delivery at the transfer office only against deposit with the custodian of (A) ordinary shares in form satisfactory to the custodian; (B) rights to receive ordinary shares from Independent Energy or any registrar, transfer agent, clearing agent or other entity recording share ownership or transactions; or, (C) other rights to receive ordinary shares (until such ordinary shares are actually deposited pursuant to (A) or (B) above, "Pre-released ADRs") only if (a) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the depositary for the benefit of owners (but such collateral shall not constitute "Deposited Securities"), (b) each recipient of Prereleased ADRs agrees in writing with the depositary that such recipient (1) owns such ordinary shares, (2) assigns all beneficial right, title and interest therein to the depositary, (3) holds such ordinary shares for the account of the depositary and (4) will deliver such ordinary shares to the custodian as soon as practicable and promptly upon demand therefor and (c) all Pre-released ADRs evidence not more than 30% of all such ADSs. The depositary may retain for its own account any earnings or collateral for Pre-released ADRs and its charges for issuance thereof. At the request, risk and expense of the person depositing ordinary shares, the depositary may accept deposits together with other specified instruments for forwarding to the custodian and may deliver ADRs at a place other than its office. Every person depositing ordinary shares under the Deposit Agreement represents and warrants that such ordinary shares are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights, that the person making such deposit is duly authorized so to do and that such shares are not "restricted securities" as such term is defined in Rule 144 under the Securities Act. Such representations and warranties shall survive the deposit of ordinary shares and issuance of ADRs.

   Subject to the terms and conditions of the deposit agreement, upon surrender of an ADR in form satisfactory to the depositary at its office the owner is entitled to delivery at the custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by such ADR at the request, risk and expense of the owner, the depositary may deliver such Deposited Securities at such other place as may have been requested by the owner.

 Distributions on Deposited Securities

   Subject to the terms and conditions of the deposit agreement, to the extent practicable, the depositary will distribute by mail to each owner entitled on the record date set by the depositary at such owner's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the custodian) represented by ADSs evidenced by such owner's ADRs:

  . Cash. Any dollars available to the depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in the deposit agreement, on an averaged or other practicable basis, subject to appropriate adjustments for taxes withheld and deduction of the depositary's expenses in

    . converting any foreign currency to dollars by sale or in such other manner as the depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis,

    . transferring foreign currency or dollars to the U.S. by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis,

    . obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and

    . making any sale by public or private means in any commercially reasonable manner;

  . Ordinary shares. Additional ADRs evidencing whole ADSs representing any ordinary shares available to the depositary resulting from a dividend or free distribution on Deposited Securities consisting of ordinary shares (a "Share Distribution") and dollars available to it resulting from the net proceeds of sales of ordinary shares received in a Share Distribution, which ordinary shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of cash;

  . Rights. (1) Warrants or other instruments in the discretion of the depositary representing rights to acquire additional ADSs evidenced by ADRs in respect of any rights to subscribe for additional ordinary shares or rights of any nature available to the depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that Independent Energy timely furnishes to the depositary evidence satisfactory to the depositary that the depositary may lawfully distribute same (Independent Energy has no obligation to so furnish such evidence), or (2) to the extent Independent Energy does not so furnish such evidence and sales of Rights are practicable any dollars available to the depositary from the net proceeds of sales of Rights as in the case of cash, or (3) to the extent Independent Energy does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse); and

  . Other Distributions. (1) Securities or property available to the depositary resulting from any distribution on Deposited Securities other than cash, Share Distributions and Rights ("Other Distributions"), by any means that the depositary may deem equitable and practicable, or (2) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, any dollars available to the depositary from the net proceeds of sales of Other Distributions as in the case of cash.

   Such dollars available will be distributed by checks drawn on a bank in the U.S. for whole dollars and round fractional amounts to the nearest whole cent (any fractional cents being withheld without liability for interest and added to future cash distributions).

   To the extent that the depositary determines in its discretion that any distribution is not practicable with respect to any owner, the depositary may make such distribution as it so determines is practicable, including the distribution of foreign currency, securities or property (or appropriate documents evidencing the right to receive foreign currency, securities or property) or the retention thereof as Deposited Securities with respect to such owner's ADRs (without liability for interest thereon or the investment thereof).

   There can be no assurance that the depositary will be able to effect any currency conversion or to sell or otherwise dispose of any distributed or offered property, subscription or other rights, ordinary shares or other securities in a timely manner or at a specified rate or price, as the case may be.

 Disclosure of Interests

   To the extent that the provisions of or governing any disposed securities may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other ordinary shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, owners and all persons holding ADRs agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the depositary in the depositary's compliance with any of our instructions in respect thereof, and, in the deposit agreement, the depositary has agreed to use reasonable efforts to comply with such instructions.

   Notwithstanding any provision of the deposit agreement, by being an owner of an ADR, each such owner agrees to provide such information as Independent Energy may request in a disclosure notice given pursuant to the United Kingdom Companies Act 1985, as amended from time to time and including any statutory modification or reenactment thereof, or the Articles of Association of Independent Energy. In the deposit agreement each owner acknowledges that it understands that failure to comply with a disclosure notice may result in the imposition of sanctions against the owner of the ordinary shares in respect of which the non-complying person is or was, or appears to be or has been, interested as provided in the Companies Act 1985 and the Articles of Association which currently include, the withdrawal of the voting rights of such ordinary shares and the imposition of restrictions on the rights to receive dividends on and to transfer such ordinary shares. In addition, in the deposit agreement each owner agrees to comply with the provisions of the Companies Act 1985 with regard to the notification to Independent Energy of interests in ordinary shares, which currently provide, inter alia, that any owner who is or becomes directly or indirectly interested (within the meaning of the Companies Act) in 3% or more of the outstanding ordinary shares, or is aware that another person for whom it holds such ADRs is so interested, must within two business days after becoming so interested or so aware (and thereafter in certain circumstances upon any change to the particulars previously notified) notify us as required by the Companies Act 1985.

 Record Dates

   The depositary may fix a record date which shall be as near as practicable to any corresponding record date set by Independent Energy for the determination of the owners who shall be entitled to receive any distribution on or in respect of Deposited Securities, to give instructions for the exercise of any voting rights, to receive any notice or to act in respect of other matters and only such owners shall be so entitled.

 Voting of Deposited Securities

   As soon as practicable after receipt from Independent Energy of notice of any meeting or solicitation of consents or proxies of owners of ordinary shares or other Deposited Securities, the depositary shall mail to owners a notice stating:

  . such information as is contained in such notice and any solicitation materials;

  . that each owner on the record date set by the depositary therefor will be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such owner's ADRs; and

  . the manner in which such instruction may be given, including instructions to give a discretionary proxy to a person designated by the Company.

Upon receipt of instructions of an owner on such record date in the manner and on or before the date established by the depositary for such purpose, the depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or to grant a discretionary proxy to a person designated by Independent Energy to vote) the Deposited Securities represented by the ADSs evidenced by such owner's ADRs in accordance with such instructions. The depositary will not itself exercise any voting discretion in respect of any Deposited Securities.

 Inspection of Transfer Books

   The deposit agreement provides that the depositary will keep books at its transfer office for the registration, registration of transfer, combination and split-up of ADRs, which at all reasonable times will be open for inspection by the owners and Independent Energy for the purpose of communication with owners in the interest our business of or a matter related to the deposit agreement.

 Reports and Other Communications

   The depositary shall make available for inspection by owners at the transfer office reports and communications received us which are both received by the depositary as the holder of the Deposited Securities and) made generally available to the holders of such Deposited Securities by Independent Energy. The depositary shall also send to the owners copies of such reports when furnished by Independent Energy. We must furnish any such reports and communications to the depositary in English.

   On or before the first date on which Independent Energy makes any communication available to holders of Deposited Securities or any securities regulatory authority or stock exchange, by publication or otherwise, the Company shall transmit to the depositary and the custodian a copy of the notice thereof (in English) in the form given or to be given to holders of ordinary shares or other Deposited Securities. The depositary will, at our expense, arrange for the prompt mailing of copies thereof to all owners. In connection with any registration statement under the Securities Act relating to the ADRs or with any undertaking contained therein, we and the depositary shall each furnish to the other and to the SEC or any successor governmental agency such information as shall be required to make such filings or comply with such undertakings.

   We have delivered to the depositary, the custodian and any transfer office, a copy of all provisions of or governing the ordinary shares and any other Deposited Securities issued by Independent Energy or any affiliate of Independent Energy and, promptly upon any change thereto, we will deliver to the depositary, the custodian and any Transfer Office, a copy of such provisions as so changed. The depositary and its agents may rely upon our delivery thereof for all purposes of the deposit agreement.

 Changes Affecting Deposited Securities

   Subject to the terms and conditions of the deposit agreement, the depositary may, in its discretion, amend the form of ADR or distribute additional or amended ADRs (with or without calling the ADRs for exchange) or cash, securities or property on the record date set by the depositary therefor to reflect any change in par value, split-up, consolidation, cancellation or other reclassification of Deposited Securities, any share distribution or other distribution not distributed to owners or any cash, securities or property available to the depositary in respect of Deposited Securities from (and, in the deposit agreement, the depositary is authorized to surrender any Deposited Securities to any person and to sell by public or private sale any property received in connection with) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, and to the extent the depositary does not so amend the ADR or make a distribution to owners to reflect any of the foregoing, or the net proceeds thereof, whatever cash, securities or property results from any of the foregoing shall constitute Deposited Securities and each ADS shall automatically represent its pro-rata interest in the Deposited Securities as then constituted.

 Amendment and Termination of Deposit Agreement

   We and the depositary may amend the ADRs and the deposit agreement, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of owners, shall become effective 30 days after notice of such amendment shall have been given to the owners. Every owner of an ADR at the time any amendment to the deposit agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the deposit agreement as amended thereby. In no event shall any amendment impair the right of the owner of any ADR to surrender such ADR and receive the Deposited Securities represented hereby, except in order to comply with mandatory provisions of applicable law.

   The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the owners at least 90 days prior to the date fixed in such notice for such termination. After the date so fixed for termination, the depositary and its agents will perform no further acts under the deposit agreement and the ADRs, except to advise owners of such termination, receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities as soon as practicable after the expiration of one year from the date so fixed for termination. The depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the owners not theretofore surrendered. After making such sale, the depositary shall be discharged from all obligations in respect of the deposit agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we will be discharged from all obligations under the deposit agreement except for our obligations to the depositary and its agents.

 Charges of Depositary

   The depositary may charge each person to whom ADRs are issued against deposits of Ordinary shares, including deposits in respect of share distributions, rights and other distributions and each person surrendering ADRs for withdrawal of Deposited Securities, $5.00 for each 100 ADSs (or portion thereof) evidenced by the ADRs delivered or surrendered, and a fee of $.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement. We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary, except:

  . stock transfer or other taxes and other governmental charges (which are payable by owners or persons depositing ordinary shares),

  . cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or owners delivering, ordinary shares, ADRs or Deposited Securities (which are payable by such persons or owners),

  . transfer or registration fees for the registration of transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing ordinary shares or owners withdrawing Deposited Securities; there are no such fees in respect of the ordinary shares as of the date of the deposit agreement) and

  . expenses of the depositary in connection with the conversion of foreign currency into dollars (which are paid out of such foreign currency).

 Liability of Owners for Taxes

   If any tax or other governmental charge shall become payable by or on behalf of the custodian or the depositary with respect to the ADRs, any Deposited Securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the owner to the depositary. The depositary may refuse to effect any registration, registration of transfer, split-up or combination thereof or, subject to the terms and conditions of the deposit agreement, any withdrawal of such Deposited Securities until such payment is made. The depositary may so deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the owner any party or all of such Deposited Securities (after attempting by reasonable means to notify the owner prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the owner remaining liable for any deficiency, and shall reduce the number of ADSs evidenced by the ADR to reflect any such sales of Deposited Securities. In connection with any distribution to owners, we will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such author to or agency by us; and the depositary and the custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the depositary or the custodian. If the depositary determines that any distribution in property other than cash (including ordinary shares or rights) on Deposited Securities is subject to any tax that the depositary or the custodian is obligated to withhold, the depositary may dispose of all or a portion of such property in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes, by public or private sale, and the depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the owners entitled thereto.

 General Limitations

   The ADRs provide that the depositary, Independent Energy, their agents and each of them will: (i) incur no liability (a) if any present or future law, regulation or any country or of any governmental or regulatory authority or stock exchange, the provisions of or governing any Deposited Security, act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the deposit agreement or the ADRs provides shall be done or performed by it, or (b) by reason of any exercise or failure to exercise any discretion given it in the deposit agreement or the ADRs; (ii) assume no liability except to perform its obligations to the extent they are specifically set forth in the ADRs and the deposit agreement without gross negligence or bad faith; (iii) be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or the ADR; or (iv) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting ordinary shares for deposit, any owner, or any other person believed by it to be competent to give such advice or information. The depositary, its agents and Independent Energy may rely and shall be protected in acting upon any written notice, request, direction or other document believed by them to be genuine and to have been signed or presented by the proper party or parties. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote. The depositary and its agents may own and deal in any class of securities of Independent Energy and its affiliates and in ADRs. Independent Energy has agreed to indemnify the depositary and its agents under certain circumstances and the depositary has agreed to indemnify Independent Energy against losses incurred by Independent Energy to the extent such losses are due to the negligence or bad faith of the depositary. Notwithstanding the foregoing, no disclaimer of liability under the Securities Act is intended by any provision of the ADRs.

   Prior to the issue, registration, registration or transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the terms and conditions of the deposit agreement, the withdrawal of any Deposited Securities, Independent Energy, the depositary or the custodian may require: (i) payment with respect thereto of (a) any stock transfer or other tax or other governmental charge, (b) any stock transfer or registration fees in effect for the registration of transfers of ordinary shares or other Deposited Securities upon any applicable register, and (c) any applicable charges as provided in the deposit agreement; (ii) the production of proof satisfactory to it of (a) the identity and genuineness of any signature and (b) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of any securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the deposit agreement and the ADRs, as it may deem necessary or proper; and (iii) compliance with such regulations as the depositary may establish consistent with the deposit agreement. The issuance of ADRs, the acceptance of deposits of ordinary shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the terms of the deposit agreement, the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR register for Deposited Securities is closed or when any such action is deemed advisable by the depositary or Independent Energy.

 Governing Law

   The deposit agreement is governed by and shall be construed in accordance with the laws of the State of New York.

 The Depositary

   The depositary is The Bank of New York, a New York banking corporation, which has its principal office located in New York, New York. The Bank of New York is a commercial bank offering a wide range of banking and trust services to its customers in the New York metropolitan area, throughout the United States and around the world.

                                    TAXATION

   The following generally summarizes the principal U.S. federal and U.K. tax consequences of the purchase, ownership and disposition of ADSs evidenced by ADRs and, except as provided explicitly below, ordinary shares, to beneficial owners that, for U.S. federal income tax purposes, are citizens or residents of the U.S. (who are not also resident or, in the case of the individuals, ordinarily resident in the U.K. for U.K. tax purposes), corporations or partnerships created or organized under the laws of the United States or any state thereof, estates the income of which is subject to U.S. federal income taxation regardless of its source or a trust if a court within the United States is able to exercise primary supervision over the administration and control of the trust and one or more United States persons have the authority to control all substantial decisions of the trust (collectively "U.S. Holders"). The discussion of U.S. tax consequences is based on the advice of Akin, Gump, Strauss, Hauer & Feld, L.L.P. and the discussion of U.K. tax consequences is based on the advice of Masons.

   The statements regarding the U.S. and U.K. tax laws set out below (i) are based on the laws in force and as interpreted by the relevant taxation authorities as of the date of this Registration Statement and are subject to any changes (possibly retroactively) in the U.S. or the U.K. law, or on the interpretation thereof by the relevant taxation authorities or in the double taxation conventions between the United States and the United Kingdom (the "Conventions"), occurring after such date, (ii) are based in part, on representations of the depositary, and (iii) assume that each obligation in the deposit agreement and any related agreement will be performed in accordance with its terms.

   The summary is of a general nature only and does not discuss all aspects of U.S. and U.K. taxation that may be relevant to a particular investor. For example, this summary deals only with ADRs held as capital assets and does not address special classes of purchasers, such as dealers in securities. U.S. Holders whose functional currency is not the U.S. dollar, insurance companies, tax exempt organizations, financial institutions and persons subject to the alternative minimum tax that may be subject to special rules are not discussed below. Neither does the following summary address the tax treatment of U.S. Holders who own, directly or by attribution, 10% or more of Independent Energy's outstanding voting share capital. Except as otherwise expressly provided herein, this summary does not discuss foreign, state, local, estate or gift tax consequences to owners of ADSs and ordinary shares. Since its purpose is limited to brief consideration of the more commonly relevant provisions, in no case should this summary be taken as constituting advice to an investor as to how he will or will not be taxed in any jurisdiction and in no circumstances is it to substitute for professional advice.

   PROSPECTIVE PURCHASERS OF ADSs ARE STRONGLY ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE CONTENTS OF THIS SUMMARY AND THE U.S. FEDERAL, STATE AND LOCAL TAX CONSEQUENCES, THE U.K. TAX CONSEQUENCES AND TAX CONSEQUENCES IN OTHER JURISDICTIONS, OF THE OWNERSHIP OF ADSs AND THE SHARES REPRESENTED THEREBY AS APPLICABLE IN THEIR PARTICULAR TAX SITUATIONS.

   For purposes of the Conventions and the United States Internal Revenue Code of 1986, as amended (the "Code"), U.S. Holders will be treated as the owners of the ordinary shares represented by ADSs evidenced by ADRs.

Taxation of Dividends

   Under current U.K. law, Independent Energy is not required to withhold tax when paying a dividend in respect of the ordinary shares. Dividends paid on or after April 6, 1999, will carry an associated tax credit of one-ninth of the cash dividend or 10% of the aggregate of the cash dividend and the associated tax credit. Individual shareholders resident in the U.K. receiving such dividends will be liable to income tax (if at all) on the aggregate of the dividend and the tax credit at the Schedule F ordinary rate (10%) or the Schedule F upper rate (32.5%). Individuals who are only taxable at either the basic or lower rate will have no further income tax liability. Individuals who are subject to higher rate income tax will be liable to pay additional tax on the gross income at the reduced rate of 32.5%. Individuals who do not pay income tax or whose tax liability is less than the attached tax credit are no longer entitled to reclaim the tax credit.

   Since April 6, 1999, U.K. resident trustees of discretionary trusts liable to income account for tax at the rate applicable to trusts, being 34% on the trust's income but at a special Schedule F trust rate of 25% on dividends from companies.

   A U.K. resident corporate shareholder would generally not be liable for U.K. corporation tax on any dividend received from Independent Energy.

   Under current UK law, an Eligible U.S. Holder (as defined below) who receives as beneficial owner a dividend from Independent Energy will not be entitled under the Income Tax Convention between the United States and the United Kingdom (the "Income Tax Convention") to receive any payment or refund from Inland Revenue in addition to the base dividend. An Eligible U.S. Holder that received a dividend payment of $90 from Independent Energy would be entitled to a tax credit amount of $10 reduced by the tax credit amount (i.e., $10) (the "U.K. Tax Credit") resulting in a total receipt (before applicable U.S. taxes) of $90 (i.e., the based dividend).

   Under the United States federal income tax laws, Eligible U.S. Holders will include in gross income the gross amount of any dividend paid (before reduction for U.K. Tax Credit) by Independent Energy out of its current or accumulated earnings and profits (as determined for United States federal income tax purposes) as ordinary income when the dividend is actually or constructively received by the Eligible U.S. Holder. No dividends received deduction will be allowed with respect to dividends paid by Independent Energy. Distributions in excess of current and accumulated earnings and profits, as determined for U.S. federal income tax purposes, will be treated as a return of capital to the extent of the Eligible U.S. Holder's basis in the ADSs, and thereafter as capital gain.

   Subject to certain limitations and restrictions, the U.K. Tax Credit may be eligible for credit against the Eligible U.S. Holder's U.S. federal income tax. For foreign tax credit limitation purposes, dividends distributed by Independent Energy will generally constitute "passive income" or, in the case of certain Eligible U.S. Holders, "financial services income." Prospective investors should consult their tax advisors to determine whether and to what extent a credit would be available.

   For purposes of this Registration Statement, the term "Eligible U.S. Holder" means a U.S. Holder that is a beneficial owner of an ADS and of the cash dividend paid thereon and that satisfies the following conditions: the U.S. Holder (i) is an individual or a corporation resident in the U.S. for the purposes of the Income Tax Convention (and, in the case of a corporation, is not also resident in the U.K. for U.K. tax purposes), (ii) holds the ADSs in a manner which is not effectively connected with a permanent establishment in the U.K. through which such U.S. Holder carries on business or with a fixed base in the U.K. from which such U.S. Holder performs independent personal services,
(iii) under certain circumstances, is not an investment or holding company 25% or more of the capital of which is owned, directly or indirectly, by persons that are not individuals resident in, and are not nationals of the U.S., and
(iv) under certain circumstances, is not exempt from federal income tax on dividend income in the U.S. Special rules apply to a corporation which owns or, alone or together with one or more associated corporations, controls, directly or indirectly, 10% or more of the voting shares of Independent Energy.

Taxation of Capital Gains

   A U.S. Holder who is not resident or ordinarily resident in the U.K. for U.K. tax purposes will not be liable for U.K. tax on capital gains realized on the disposal of ADSs unless, at the time of disposal, the U.S. Holder is carrying on a trade, profession or vocation in the U.K. through a branch or agency which constitutes a permanent establishment or fixed base, and the ADSs are or have been used, held or acquired for the purposes of such trade, profession or vocation of such branch or agency.

   Upon the sale or other disposition of an ADS, a U.S. Holder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized on such sale or disposition and the U.S. Holder's adjusted tax basis in the ADS. Except as described below under "Passive Foreign Investment Company Status," such gain or loss will be capital gain or loss if the U.S. Holder holds its ADS as a capital asset. Prospective investors should consult their tax advisors regarding the U.S. federal income tax treatment of capital gains (which may be taxed at lower rates than ordinary shares income for certain taxpayers who are individuals) and losses (the deductibility of which is subject to limitations).

   A U.S. Holder that is liable for both U.K. and U.S. tax on a gain on the disposal of the ADSs will generally be entitled, subject to certain limitations and pursuant to the Income Tax Convention, to credit the amount of U.K. capital gains or corporation tax, as the case may be, paid in respect of such gain against such U.S. Holder's U.S. federal income tax liability in respect of such gain. U.S.

Holders should seek professional tax advice to determine their entitlement to credit U.K. tax against their U.S. federal income tax liability.

Passive Foreign Investment Company Status

 PFIC Classification

   Special U.S. taxation rules are applicable to U.S. persons owning shares in a "passive foreign investment company" ("PFIC"). Investors that are not subject to U.S. taxation in respect of income on the ADSs or that are not U.S. persons generally will not be affected by the PFIC rules. A foreign corporation will be classified as a PFIC for any taxable year during which either (i) 75% or more of its gross income (including the pro rata share of the gross income of any corporation (U.S. or foreign) in which the foreign corporation is considered to own 25% or more of the shares by value) for the taxable year is passive income or (ii) 50% or more of the average quarterly value of all of its assets (including the pro rata share of the assets of any corporation in which the foreign corporation is considered to own 25% or more of the shares by value) produce, or are held for the production of, passive income. For this purpose, passive income generally includes dividends, interest, royalties, rents (other than rents and royalties derived in the active conduct of a trade or business), annuities and gains from assets that produce passive income. Because Independent Energy will have a relatively large amount of passive assets, such as cash and marketable securities (including cash derived from the issuance of ADSs in the offering), pending investment of such assets in its business, it is possible that Independent Energy may be or could become a PFIC in any year. Although Independent Energy will attempt to conduct its business so as to avoid PFIC status, Independent Energy can provide no assurances that it will not be a PFIC in respect of its current or any future taxable year.

 Consequences of PFIC Status

   If Independent Energy were to be classified as a PFIC, a U.S. Holder generally would be subject to special tax rules with respect to gain realized on the sale or any other disposition of such ADSs, and any "excess distribution" by Independent Energy to the U.S. Holder with respect to ADSs held for more than one taxable year. In general, excess distributions are any distributions (including return of capital distributions) received by the U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years (or the U.S. Holder's holding period, if shorter). Under these rules (i) the gain or excess distribution would be allocated ratably over the U.S. Holder's holding period for the ADSs, (ii) the amount allocated to the current taxable year would be treated as ordinary shares income, (iii) the amount allocated to each prior year would be subject to tax at the highest rate in effect for that year and (iv) the interest charge generally applicable to underpayments of tax would be imposed with respect to the resulting tax attributable to each such prior year. For purposes of the foregoing rules, a U.S. Holder who uses such ADSs as security for a loan will be treated as having disposed of such ADSs.

   For tax years beginning after 1997, a U.S. Holder of stock in a PFIC that are treated as "marketable stock" may make a "mark-to-market" election. A shareholder making the "mark-to-market" election will not be subject to the PFIC rules described above. Instead, in general, an electing shareholder will include in each year as ordinary shares income the excess, if any, of the fair market value of the stock at the end of the taxable year over their adjusted basis and will be permitted an ordinary shares loss in respect of the excess, if any, of the adjusted basis of the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the "mark-to-market" election). The electing U.S. Holder's basis in the stock will be adjusted to reflect any such income or loss amounts. Pursuant to the Proposed Treasury Regulations (the "Proposed Regulations"), the ADSs would be treated as "marketable stock," but there is no assurance that the Proposed Regulations will be finalized as proposed. Shareholders of a PFIC can elect to apply the Proposed Regulations to any taxable year beginning after December 31, 1997 for stock in a PFIC which has a taxable year ending with or within the shareholder's taxable year.

   If Independent Energy is a PFIC in any year, a U.S. Holder who beneficially owns ADSs during such year must file an annual return on IRS Form 8621 that describes its interest in Independent Energy, the distributions received from Independent Energy and any gain realized on the disposition of ADSs.

U.K. Stamp Duty and U.K. Stamp Duty Reserve Tax

   The Stamp Duty Reserve Tax ("SDRT"), at the then applicable rate, arises upon the issue to and deposit with the depositary of the ordinary shares. The current rate of the SDRT on the issue and deposit of the ordinary shares is 1.5%. Although not contemplated, if a Stamp Duty were to be charged, the current rate is (Pounds)1.50 per (Pounds)100 (or part thereof). The amount of SDRT payable would be reduced by any Stamp Duty paid in connection with the same transaction. The SDRT will be payable by the depositary in the first instance, and reimbursed by Independent Energy or the selling shareholders, as the case may be. Persons to whom ADSs/ADRs are issued upon subsequent deposits of shares will be responsible for payment of the SDRT, currently at the rate of 1.5%.

   The Stamp Duty will not be payable in connection with subsequent transactions in ADSs provided that no written contract of sale or instrument of transfer is executed or brought into the United Kingdom, and provided that no register of those securities is maintained within the United Kingdom (which is expected to be the case). The SDRT will not be payable in connection with subsequent transactions in ADSs provided that the ADSs do not constitute "chargeable securities", i.e. they are not issued or raised by a company incorporated in the U.K., they are not registered on a register kept in the U.K. and they are not paired with shares issued by a U.K. incorporated company. It is not contemplated that ADSs will be "chargeable securities".

   Depending upon the relevant transfer of ordinary shares by the depository or its nominee to the relevant ADR holder, Stamp Duty at the rate of (Pounds)0.50 per transfer or at the rate of (Pounds)l.50 per (Pounds)100 (or part thereof) may be imposed.

   Except in the case of certain transfers (for example, by way of gift), transfers of ordinary shares will normally give rise to a Stamp Duty at the rate of (Pounds)0.50 per (Pounds)100 (or part thereof) on the price payable or value of the ordinary shares, depending upon the circumstances then prevailing. The Stamp Duty is usually the liability of the purchaser.

                                  UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement, dated
     , 1999, the underwriters named below, who are represented by Donaldson, Lufkin & Jenrette Securities Corporation, Prudential Securities Incorporated and Johnson Rice & Company L.L.C., have severally agreed to purchase an aggregate of 7,000,000 ADSs from us and an aggregate of 1,815,000 ADSs from the selling shareholders. The respective number of ADSs that each underwriter has agreed to purchase is set forth opposite its name below.

                                                                          Number
                                                                            of
                                 Underwriters                              ADSs
      Donaldson, Lufkin & Jenrette Securities Corporation................
      Prudential Securities Incorporated.................................
      Johnson Rice & Company L.L.C.......................................
                                                                           ----
        Total............................................................
                                                                           ====

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the ADSs included in this offering are subject to approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to purchase and accept delivery of all the ADSs (other than those ADSs covered by the over-allotment option described below) if they purchase any of the ADSs.

   The underwriters initially propose to offer some of the ADSs directly to the public at the public offering price set forth on the cover page of this prospectus and some of the ADSs to certain dealers at the public offering price
less a concession not in excess of $    per share. The underwriters may allow,
and such dealers may re-allow, a concession not in excess of $    per share on
sales to certain other dealers. After the initial offering of the ADSs to the public, the representatives may change the public offering price and such concessions at any time without notice.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase, from time to time, in whole or in
part, up to     additional ADSs at the public offering price less the
underwriting fees. The underwriters may exercise such option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise such option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional ADSs approximately proportionate to such underwriter's initial purchase commitment.

   The following table shows the underwriting fees to be paid to the underwriters by us and the selling shareholders in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional ADSs.

                                      Paid by                   Paid by
                                Independent Energy       Selling Shareholders
                             ------------------------- -------------------------
                             No Exercise Full Exercise No Exercise Full Exercise
Per ADS.....................    $            $            $            $
Total.......................    $            $            $            $

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   We, our executive officers and directors and the selling shareholders have agreed that, for a period of 120 days from the date of this prospectus, they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs; or
(2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any ordinary shares or ADSs (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of ordinary shares or ADSs, or such other securities, in cash or otherwise). In addition, during such period, we have also agreed not to file any registration statement with respect to, and each of our executive officers, directors and the selling shareholders has agreed not to make any demand for, or exercise any right with respect to, the registration of any ordinary shares or ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   The ADSs are listed on the Nasdaq National Market under the symbol "INDYY."

   Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the ADSs included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any ADSs included in this offering in any jurisdiction where that would not be permitted or legal.

   In order to facilitate the offering of the ADSs, certain underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the ADSs. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position in the ADSs for their own account. In addition, the underwriters may bid for, and purchase, ADSs in the open market to cover such syndicate short position or to stabilize the price of the ADSs. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the ADSs in the offering, if the syndicate repurchases previously distributed ADSs in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the ADSs above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

   Under the SEC's rules, market makers in the ADSs who are also underwriters or prospective underwriters in this offering may, subject to certain limitations, make bids for purchases of ADSs as a "passive market maker" during the period when Rule 101 of Regulation M would otherwise prohibit such activity. Passive marker making activity may take place so long as no stabilizing bid for ADSs is in effect and the following conditions are met:

  . The passive market marker's net daily purchases of the ADSs may not exceed the greater of (a) 30% of its average daily trading volume in the ADSs for the two full consecutive calendar months immediately preceding the filing date of the registration statement relating to this offering, which was August 20, 1999, or (b) 200 shares;
  . The passive market maker may not effect transactions in, or display bids for, the ADSs at a price that exceeds the highest independent bid for the ADSs by persons who are not passive market makers; and
  . The passive market maker must identify its bid as a passive market making bid and the bid must not exceed the amount the passive market maker could buy under the limitations described above.

   Each underwriter has undertaken to us that (i) it has not offered or sold and prior to the date six months after their date of issue will not offer or sell any ADSs to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied with and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the ADSs offered hereby in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement)(Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

   Donaldson, Lufkin & Jenrette International, an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation, acts as financial advisor to Independent Energy from time to time.

                                 LEGAL MATTERS

   Certain legal matters in connection with the offering are being passed upon for Independent Energy by Akin, Gump, Strauss, Hauer & Feld, L.L.P., our special U.S. counsel, and Masons, our English counsel. Certain legal matters in connection with this offering are being passed upon for the underwriters by Davis Polk & Wardwell, counsel for the underwriters. The validity of the ordinary shares represented by the ADSs and certain other legal matters will be passed upon by Masons. Akin, Gump, Strauss, Hauer & Feld, L.L.P. and Davis Polk & Wardwell may rely upon Masons with respect to matters of English law.

                                    EXPERTS

   The financial statements as of June 30, 1998 and 1999 and for each of the three fiscal years in the period ended June 30, 1999 have been included in this prospectus in reliance upon the audit report of Pannell Kerr Forster, chartered accountants, given on the authority of such firm as experts in accounting and auditing.

   The estimates of net proved reserves of natural gas of Independent Energy as of June 30, 1999 included in this prospectus have been included in reliance on the report of Gaffney, Cline & Associates Ltd., an independent petroleum engineering firm, given on the authority of such firm as experts in estimating petroleum reserves.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
Statement of Directors' Responsibilities.................................. F-2
Report of Independent Public Accountants.................................. F-3
Consolidated Statements of Operations for the years ended June 30, 1999,
 1998 and 1997............................................................ F-4
Consolidated Balance Sheet as of June 30 1999 and 1998.................... F-5
Consolidated Cash Flow Statements for the years ended June 30, 1999, 1998 and 1997................................................................. F-6
Notes to Consolidated Financial Statements................................ F-7

                        INDEPENDENT ENERGY HOLDINGS PLC
                    STATEMENT OF DIRECTORS' RESPONSIBILITIES

   The following statement, which should be read in conjunction with the report of Independent Public Accountants set out on page F-3, is made with a view to distinguishing for shareholders the respective responsibilities of the Directors and of the auditors in relation to the consolidated financial statements.

   The Directors are required by UK company law to prepare financial statements for each fiscal period that give a true and fair view of the state of affairs of the Company and its subsidiary as at the end of the fiscal period and of the profit or loss and cash flows for that period.

   The Directors confirm that suitable accounting policies have been used and applied consistently, and that reasonable and prudent judgments and estimates have been made in the preparation of the financial statements. The Directors also confirm that applicable accounting standards have been followed and that the financial statements have been prepared on a going concern basis.

   The Directors are responsible for keeping proper accounting records, for safeguarding the assets of the Company and subsidiary and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

                INDEPENDENT ENERGY HOLDINGS PLC AND SUBSIDIARIES
                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Independent Energy Holdings PLC:

   We have audited the consolidated balance sheets of Independent Energy Holdings PLC and subsidiary, as of 30 June 1999 and 1998, and the related consolidated statements of operations and cash flows for the years ended 30 June 1999, 1998 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards in the United Kingdom, which are substantially the same as auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of Independent Energy Holdings PLC and subsidiaries as of 30 June 1999 and 1998, and the years ended 30 June 1999, 1998 and 1997 in accordance with generally accepted accounting principles in the United Kingdom.

   Accounting principles generally accepted in the United Kingdom vary in certain respects from accounting principles generally accepted in the United States. The application of the latter would have affected the determination of net results, shareholders' funds and cash flows for the years ended 30 June 1999,1998 and 1997 to the extent summarized in Notes 26 and 27 to the consolidated financial statements.

Nottingham, England                                         Pannell Kerr Forster
19th August 1999                   Chartered Accountants and Registered Auditors

                        INDEPENDENT ENERGY HOLDINGS PLC
                     CONSOLIDATED STATEMENTS OF OPERATIONS
  (All amounts stated in thousands of pounds sterling, except per share data)

                                                Year Ended June 30,
                                  -------------------------------------------------
                          Note          1999             1998             1997
Turnover (revenue)......    3(f)  (Pounds) 246,856  (Pounds) 57,989  (Pounds)11,127
Cost of sales...........                  (234,387)         (55,457)         10,872
                                  ----------------  ---------------  --------------
Gross profit............                    12,469            2,532             255
Depreciation and
 amortisation...........                    (1,650)            (626)           (142)
Administrative expenses.                    (4,530)          (1,696)         (1,363)
                                  ----------------  ---------------  --------------
Operating profit/(loss).                     6,289              210          (1,250)
Interest receivable and
 similar income.........    6(a)               838              105             189
Interest payable and
 similar charges........    6(b)            (2,191)            (500)           (120)
                                  ----------------  ---------------  --------------
Profit/(loss) on
 ordinary activities
 before taxation........    7                4,936             (185)         (1,181)
Taxation................    9                 (929)              --              --
                                  ----------------  ---------------  --------------
Retained profit/(loss)
 for the year...........   20        (Pounds)4,007     (Pounds)(185) (Pounds)(1,181)
                                  ----------------  ---------------  --------------
Basic earnings/(losses)
 per share..............    8                15.7p           (1.1)p          (9.0)p
Diluted
 earnings/(losses) per
 share..................    8                14.2p           (1.0)p          (7.4)p

   Movements on reserves are set out in note 20.

   There are no material differences between results calculated on an historical cost basis and those reported above.

   The results for each year reflect all recognised gains and losses.


   The accompanying notes are an integral part of these financial statements.

                        INDEPENDENT ENERGY HOLDINGS PLC
                          CONSOLIDATED BALANCE SHEETS
              (All amounts stated in thousands of pounds sterling)

                                                           June 30,
                                                  ----------------------------
                                             Note     1999           1998
Fixed assets
Intangible assets...........................  10  (Pounds)9,316  (Pounds)6,221
Tangible assets.............................  11         33,750         18,531
Investments.................................  12          2,776             --
                                                  -------------  -------------
                                                         45,842         24,752
Current assets
Debtors.....................................  13         84,383         15,340
Cash at bank and in hand....................                578            621
Security deposits...........................              6,738             --
                                                  -------------  -------------
                                                         91,699         15,961
Creditors
Amounts falling due within one year.........  14        (68,513)       (20,589)
                                                  -------------  -------------
Net current assets/(liabilities)............             23,186         (4,628)
Total assets less current liabilities.......             69,028         20,124
Creditors
Amounts falling due after more than one
 year.......................................  14        (19,220)       (10,671)
Provisions for liabilities and charges......  15           (929)            --
                                                  -------------  -------------
Net assets..................................             48,879          9,453
                                                  -------------  -------------
Capital and reserves
Called up share capital.....................  19            263            179
Share premium account.......................  20         46,030         10,695
Profit and loss account.....................  20          2,586         (1,421)
                                                  -------------  -------------
Shareholders' funds.........................  21         48,879          9,453
                                                  -------------  -------------

    The accompanying notes are an integral part of these financial statements.

                        INDEPENDENT ENERGY HOLDINGS PLC
                       CONSOLIDATED CASH FLOW STATEMENTS
              (All amounts stated in thousands of pounds sterling)

                                               Year Ended June 30,
                                  ------------------------------------------------
                           Note        1999             1998            1997
Reconciliation of
 operating profit to net
 cash (outflow) from
 operating activities
  Operating
   profit/(loss)........          (Pounds)  6,289  (Pounds)   210  (Pounds) (1,250)
  Depreciation and
   amortisation.........                    1,650             626              142
  Increase in debtors...                  (69,043)        (10,459)          (3,926)
  Increase in creditors.                   29,377           7,484            2,695
                                  ---------------  --------------  ---------------
Net cash (outflow) from
 operating activities...                  (31,727)         (2,139)          (2,339)
Returns on investments
 and servicing of
 finance
  Interest received.....                      827             105              189
  Interest element of
   finance lease
   payments.............                     (762)           (426)              --
  Interest paid.........                   (1,836)           (648)             (81)
                                  ---------------  --------------  ---------------
                                           (1,771)           (969)             108
Capital expenditure and
 financial investment
  Payments to acquire
   investments..........                   (2,715)         (6,775)              --
  Payments to acquire
   tangible fixed
   assets...............                   (8,566)         (1,930)          (3,760)
  Payments to acquire
   intangible fixed
   assets...............                   (3,564)             --               --
                                  ---------------  --------------  ---------------
                                          (14,845)         (8,705)          (3,760)
Management of liquid
 resources
  Sale of commercial
   paper................                       --              --            4,300
                                  ---------------  --------------  ---------------
                                                                             4,300
Financing
  Proceeds from
   exercised share
   warrants.............                       43              54               --
  Proceeds from
   exercised share
   options..............                      280             199               --
  Issue of ordinary
   share capital........                   36,359           2,500            1,352
  Share issue costs.....                   (1,263)            (73)              --
                                  ---------------  --------------  ---------------
                                           35,419           2,680            1,352
  Issue of loan notes...                                                     1,400
  New loans due within
   one year.............                       --           5,000               --
  New loans due in over
   one year.............                    5,172           4,000               --
  Loan repayments.......                   (6,400)           (500)              --
  Capital element of
   finance lease
   repayments...........                   (1,189)           (694)            (440)
                                  ---------------  --------------  ---------------
                                           (2,417)          7,806              960
  Net financing
   proceeds.............                   33,002          10,486            2,312
Net cash
 (decrease)/increase....                  (15,341)         (1,327)             621
  Net effect of exchange
   rate movements.......                       20               3              (39)
                                  ---------------  --------------  ---------------
(Decrease)/increase in
 cash...................  22 & 23 (Pounds)(15,321) (Pounds)(1,324) (Pounds)    582
                                  ---------------  --------------  ---------------

   The accompanying notes are an internal part of these financial statements.

                        INDEPENDENT ENERGY HOLDINGS PLC
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND ORGANISATION

   Independent Energy Holdings PLC (the "Company"), together with its subsidiary undertakings (the "Group") generates and markets electricity, currently only operating in the United Kingdom.

2. BASIS OF PRESENTATION

   The consolidated financial statements include Independent Energy Holdings PLC and its wholly-owned subsidiary, Independent Energy UK Limited.

   All amounts throughout this document are stated in thousands pounds sterling, unless otherwise stated.

3. ACCOUNTING POLICIES

   These financial statements are prepared under the historical cost convention and in accordance with applicable accounting standards and generally accepted accounting principles in the United Kingdom ("UK GAAP"). A summary of the more important accounting policies, which have been applied consistently, is set out below.

   The most significant differences between the accounting principles followed by the Company and generally accepted accounting principles in the United States ("US GAAP") are described in notes 26 and 27.

 a) Basis of Consolidation

   The financial statements consolidate the accounts of Independent Energy Holdings PLC and its subsidiary undertakings and the acquisition method of accounting has been adopted. Under this method, the results of subsidiary undertakings acquired in the year are included in the consolidated profit and loss account from the date of acquisition.

   Undertakings, other than subsidiary undertakings, in which the Group has an interest comprising not less than 20% of the voting capital and over which it exerts significant influence are treated as joint ventures. The consolidated profit and loss account includes the appropriate share of these undertakings' profits less losses.

   In accordance with Section 230 (4) of the Companies Act 1985, Independent Energy Holdings PLC is exempt from the requirement to present its own profit and loss account. The amount of the loss for the year dealt with in the financial statements of Independent Energy Holdings PLC is (Pounds)1,000 (1998: profit (Pounds)1,000).

 b) Development

   Expenditure on development of production facilities is capitalised to be matched against future revenue.

   The cost incurred relates to the development of natural gas fields to facilitate commercial production of proven reserves which are used as the fuel source for generation plants producing electricity and are included as intangible assets.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


3. ACCOUNTING POLICIES (Continued)

   The Company follows the full cost method of accounting for gas properties. Accordingly, all costs associated with the acquisition, exploration, and development of gas reserves, including directly related overhead costs, are capitalised. All capitalised costs of gas properties are amortised on the unit-of-production method using estimates of proven reserves. Investments in unproven properties and major development projects are not amortised until proven reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicated that the properties are impaired, the amount of the impairment is added to the capitalised cost to be amortised. In addition, the capitalised costs are subject to a "ceiling" test, which basically limits such costs to the aggregate of the "estimated present value", discounted at a 10 percent interest rate of future net revenues from proven reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproven properties.

   Sales of proven and unproven gas properties are accounted for as adjustments of capitalised costs with no gain or loss recognised, unless such adjustments would significantly alter the relationship between capitalised costs and proven reserves in gas, in which case the gain or loss is recognised in income. Abandonments of properties are accounted for as adjustments of capitalised costs with no loss recognised.

   The Company capitalises interest on expenditures made in connection with exploration and development projects not subject to current amortisation. Interest is capitalised only for the period that activities are in progress to bring these projects to their intended use.

 c) Depreciation and Amortisation

   Tangible fixed assets are written off over their estimated useful lives on a straight line basis at the following annual rates:

            Plant and machinery..............  5% on cost
            Office equipment................. 33% on cost

   Assets in the course of construction are the generation plants including the generators, well development and related piping and cable connections which are depreciated over their estimated useful lives from the date of completion.

   Development of natural gas fields are amortised on a unit-of-production basis using estimates based on proven reserves.

   Customer service agreement costs are released to the profit and loss account in proportion to the average number of customers in each period over the life of the contract.

   The Company periodically assesses whether any events or changes in circumstances have occurred that would indicate that the carrying amount of long-lived assets may not be recoverable.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


3. ACCOUNTING POLICIES (Continued)

 d) Market Entry Costs

   Entry costs in the newly deregulated electricity market have been capitalised within prepayments and accrued income and will be released to the profit and loss account in proportion to the average number of customers in each period over four years.

 e) Leasing

   Assets acquired under finance leases are capitalised and depreciated over their estimated useful lives. The interest element of finance lease rental payments is charged to the profit and loss account over the life of the lease, in proportion to the capital balance outstanding.

   Rentals payable under operating leases are charged to the profit and loss account as incurred.

 f) Turnover

   Turnover from the sale of electricity is recognized by the Company on a monthly basis exclusive of Value Added Tax and is attributable to one class of business. Sales for each monthly period for over 100kW customers can be accurately determined as meters are read by telementry every half an hour. For the under 100kW customers meters are read monthly or quarterly. Consequently, sales in this market for the period are determined by utilizing information from actual sales billed and a calculation of the unbilled element of sales to the period end. The unbilled calculation is derived from known invoiced Pool consumption, plus an estimation of the consumption still to be invoiced by the Pool.

 g) Financial Instruments

   The Company uses Contracts for Differences (CfDs) to minimise exposure to Pool price variations. The cost or the income attributable to CfDs is recorded in the accounting records when settlement is made. Where delivery under the CfD has taken place prior to each month end, adjustments are made to account for the known differences between the contract strike price and the Pool price on the date of delivery.

 h) Prepaid Energy Cost

   The cost of electricity purchased from the Pool fluctuates throughout the term of sales contracts. The Company recognises gross profit related to electricity sales on a pro rata basis throughout the term of sales contracts based on an estimated gross profit margin for all sales contracts. Pool prices tend to be higher in the colder months than in the warmer months. The estimated gross profit margin considers the estimated cost of electricity, the effects of hedging contracts entered into by the Company to mitigate Pool price exposure, transmission and distribution costs, commissions and all other costs of sales in supplying the electricity. The difference between the cash cost of the electricity

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

3. ACCOUNTING POLICIES (Continued)

and the estimated cost of sales based on the estimated gross profit margin is accounted for as either an accrual for, or a deferral of, the cost of electricity and recorded on the balance sheet within current assets or current liabilities. The Company reviews the difference between actual gross profit and estimated gross profit on a quarterly basis.

 i) Deferred Taxation

   Tax deferred or accelerated is accounted for in respect of all material timing differences to the extent that it is probable that a liability or asset will be realised. The amount of such tax is based on expected effective tax rates, and future changes in tax laws and rules are not anticipated for this purpose.

 j) Foreign Currency Translation

   The translation of foreign currency transactions is dealt with as follows:

      (i) non-monetary assets and liabilities at the balance sheet date are translated at the rate ruling on the date on which the transaction occurred;

       (ii) monetary assets and liabilities at the balance sheet date are translated at the rate ruling at that date;

        (iii) transactions regarding turnover and operating expenses occurring during the period, settled in sterling, are translated at the rate ruling on the date which the transaction occurred; and

       (iv) transactions regarding turnover and operating expenses occurring during the period, settled in foreign currency, are translated at the average rate.

 k) Pensions

   The Company does not have a company pension scheme but pays contributions to individual pension plans for all full time permanent staff. Costs are therefore expensed in the year incurred.

4. DIRECTORS

 Directors' Remuneration

                                                     Year Ended June 30,
                                             -----------------------------------
                                                1999        1998        1997
                                                   (amounts in thousands)
Salaries, fees and consultancy services..... (Pounds)349 (Pounds)265 (Pounds)258
Benefits....................................          32          20          18
Pension contributions.......................          31          20          19
                                             ----------- ----------- -----------
                                             (Pounds)412 (Pounds)305 (Pounds)295
                                             ----------- ----------- -----------
Highest paid director....................... (Pounds)103 (Pounds) 82 (Pounds) 82
                                             ----------- ----------- -----------

   No directors were members of a company pension scheme (1998: nil).

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


4. DIRECTORS (Continued)

 Directors' Interests in Share Options

   The directors' interests in share options as of 30th June 1999 are as follows:

                   Number of Shares
                   ----------------- Exercise
                   Founders   Staff   Price           Exercisable Dates
B H Keenan........    45,400          31.25p   1st Jan 1997  to    1st Jan 2001
                     200,000         100.00p  21st Oct 1997  to 28th April 2003
                              50,000 122.50p   5th Nov 2000  to    5th Nov 2002
J L Sulley........    60,000          50.00p   1st Jan 1997  to    1st Jan 2001
                     300,000         100.00p   1st Jan 1999  to    1st Jan 2001
                              50,000 122.50p   5th Nov 2000  to    5th Nov 2002
I Stewart.........           170,000 122.50p   5th Nov 2000  to    5th Nov 2002
W E Evans.........   295,200           1.00p  28th May 1996  to    1st Jan 2001
                     150,000         100.00p   1st Jan 1999  to    1st Jan 2001
                              50,000 122.50p   5th Nov 2000  to    5th Nov 2002
R E Jones.........   300,000         100.00p   1st Jan 1999  to    1st Jan 2001
                              50,000 122.50p   5th Nov 2000  to    5th Nov 2002
J W Jarrell.......    22,800          31.25p   1st Jan 1997  to    1st Jan 2001
                     100,000         100.00p  21st Oct 1997  to 28th April 2003
                     100,000         100.00p   1st Jan 1999  to    1st Jan 2001
                              50,000 122.50p   5th Nov 2000  to    5th Nov 2002
D O May...........    50,000         100.00p   1st Jan 1997  to    1st Jan 2001
                              15,000 122.50p   5th Nov 2000  to    5th Nov 2002
R W. Deakin.......    50,000         100.00p   1st Jan 1997  to    1st Jan 2001
H L Oakes.........            70,000 597.50p  20th Jan 2002  to   20th Jan 2004
                   --------- -------
Total............. 1,673,400 505,000
                   ========= =======

   No granted options have been exercised nor have any expired.

   The market price of the shares at 30th June 1999 was 845.0p (Nasdaq $13.625) and the range during 1998-99 was 287.5p to 845.0p (Nasdaq $4.75 to $13.75).

5. EMPLOYEES

 a) Employment costs (including executive directors) consist of:

                                                   Year Ended June 30,
                                         ---------------------------------------
                                             1999          1998         1997
                                                 (amounts in thousands)
   Salaries and wages................... (Pounds)1,749 (Pounds)  859 (Pounds)503
   Social security costs................           175            80          50
   Other pension costs..................           215           105          66
                                         ------------- ------------- -----------
                                         (Pounds)2,139 (Pounds)1,044 (Pounds)619
                                         ------------- ------------- -----------

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                  (amounts in thousands, except employee data)


5. EMPLOYEES (Continued)

 b) The average number employed during the year was:

                                                         Year Ended June 30,
                                                         ----------------------
                                                          1999    1998    1997
   Sales and Marketing..................................     34      12       7
   Operations and Development...........................     16       7       3
   Management, Finance and Administration...............     16       6       5
                                                         ------  ------  ------
                                                             66      25      15
                                                         ------  ------  ------

6. INTEREST RECEIVABLE AND PAYABLE AND SIMILAR INCOME AND EXPENSE

 a) Interest Receivable and Similar Income:

                                               1999        1998        1997
    Interest receivable.................... (Pounds)838 (Pounds) 98 (Pounds)186
    Gain on currency conversion............          --           4          --
    Other..................................          --           3           3
                                            ----------- ----------- -----------
                                            (Pounds)838 (Pounds)105 (Pounds)189
                                            ----------- ----------- -----------

 b) Interest Payable and Similar Expense:

                                           1999          1998         1997
   Interest payable--bank borrowing..  (Pounds)1,533  (Pounds)716  (Pounds) 34
         --finance leases............            687          426           70
   Letters of credit.................            250           43           --
   Other interest charges............             86           17           10
   Loss on currency conversion.......             11           --           40
                                       -------------  -----------  -----------
                                               2,567        1,202          154
                                       -------------  -----------  -----------
   Less: interest capitalised (notes
    10, 11 & 12).....................           (376)        (702)         (34)
                                       -------------  -----------  -----------
                                       (Pounds)2,191  (Pounds)500  (Pounds)120
                                       -------------  -----------  -----------

7. PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION IS STATED AFTER
   CHARGING:

                                                    Year Ended June 30,
                                             ----------------------------------
                                                1999        1998        1997
   Amortisation............................  (Pounds)447 (Pounds)276 (Pounds)38
   Release of deferred costs...............           44          --         --
   Depreciation--owned.....................          712         167         33
        --held under finance leases........          447         183         71
   Auditors' remuneration--audit fee ......           36          18         11
            --other........................           41          11          4
   Operating lease rentals--land and
    buildings..............................          252          78         52
            --plant and machinery..........          175          61         57

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

8. EARNINGS/(LOSSES) PER SHARE

   Earnings/(losses) per share have been calculated in accordance with FRS 14 "Earnings per share" for both years by dividing the profit/(loss) for the financial year by the weighted average number of ordinary shares in issue during the financial year, based on the following information.

                                        1999           1998            1997
   Profit/(loss) for the
    financial year...............  (Pounds) 4,007 (Pounds)  (185) (Pounds) 1,181
   Basic weighted average share
    capital (number of shares)...          25,465         17,191          13,130
   Diluted weighted average share
    capital
    (number of shares)...........          28,255         19,318          15,908

   The difference between the basic and the diluted weighted average share capital is mainly attributable to unexercised share options.

9. TAXATION

                                                            Year Ended June 30,
                                                           ---------------------
                                                              1999     1998 1997
   Corporation tax at 30% (1998: 31%).....................          --  --   --
   Deferred taxation...................................... (Pounds)929  --   --
                                                           ----------- ---  ---
    Tax charge............................................ (Pounds)929  --   --

   No charge for corporation tax arises due to the availability of capital allowances. The tax charge for the year is (Pounds)552 lower than might be expected as a result of reducing the current year profit by the net operating losses brought forward.

10. FIXED ASSETS INTANGIBLE

   Intangible fixed assets consists of:

     a) The expenditures related to the acquisition and development of natural gas fields including the applicable interest and overhead costs. The gas produced is used to fuel the generation plants producing electricity and not sold as natural gas. The cost is amortised over the estimated productive life of the producing property based on proven reserves.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

10. FIXED ASSETS INTANGIBLE (Continued)

     b) Advance costs to service customers in the newly deregulated electricity market. These costs will be released to the profit and loss account in proportion to the average number of customers in each period over the life of the contract.

                                                     Customer
                                      Natural Gas     Service
   Group Cost                           Fields       Agreement       Total
   At 1st July 1998................. (Pounds)3,535 (Pounds)3,000  (Pounds)6,535
   Additions........................         1,451         2,135          3,586
                                     ------------- ------------- --------------
   At 30th June 1999................         4,986         5,135         10,121
                                     ------------- ------------- --------------
   Accumulated amortisation
   At 1st July 1998.................           314            --            314
   Charge for the year..............           447            --            447
   Release of deferred cost.........            --            44             44
                                     ------------- ------------- --------------
   At 30th June 1999................ (Pounds)  761 (Pounds)   44 (Pounds)   805
                                     ------------- ------------- --------------
   Net book value
   30th June 1998................... (Pounds)3,221 (Pounds)3,000 (Pounds) 6,221
                                     ------------- ------------- --------------
   30th June 1999................... (Pounds)4,225 (Pounds)5,091 (Pounds) 9,316
                                     ------------- ------------- --------------

   Interest capitalised during the years ended 30th June 1999 and 1998 was (Pounds)22 and (Pounds)nil respectively.

11. FIXED ASSETS TANGIBLE

                                            Assets in the
                                Office        Course of       Plant and
   Group Cost                  Equipment    Construction      Equipment        Total
   At 1st July 1998........   (Pounds) 354 (Pounds)  5,384  (Pounds)13,254 (Pounds)18,992
   Additions in the year...          1,304          14,970             104         16,378
   Transferred in the year.             --         (13,778)         13,778             --
                             ------------- ---------------  -------------- --------------
   At 30th June 1999.......  (Pounds)1,658 (Pounds)  6,576  (Pounds)27,136 (Pounds)35,370
                             ------------- ---------------  -------------- --------------
   Accumulated depreciation
   At 1st July 1998........  (Pounds)   96              --  (Pounds)   365 (Pounds)   461
   Charge for the year.....            194              --             965          1,159
                             ------------- ---------------  -------------- --------------
   At 30th June 1999.......  (Pounds)  290              --  (Pounds) 1,330 (Pounds) 1,620
                             ------------- ---------------  -------------- --------------
   Net book value
   At 30th June 1998.......  (Pounds)  258 (Pounds)  5,384  (Pounds)12,889 (Pounds)18,531
                             ------------- ---------------  -------------- --------------
   At 30th June 1999.......  (Pounds)1,368 (Pounds)  6,576  (Pounds)25,806 (Pounds)33,750
                             ------------- ---------------  -------------- --------------

   Interest capitalised during the years ended 30th June 1999 and 1998 was (Pounds)293 and (Pounds)702 respectively.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

11. FIXED ASSETS TANGIBLE (Continued)

   The net book value of the assets held under finance leases included above were:

                                                             June 30,
                                                   ----------------------------
                                                        1999          1998
   Assets in the course of construction........... (Pounds)    -- (Pounds)3,518
   Plant and equipment............................         14,820         4,476
                                                   -------------- -------------
                                                   (Pounds)14,820 (Pounds)7,994
                                                   -------------- -------------

Capital commitments

   The Group has capital commitments of:

                                                             June 30,
                                                   ----------------------------
                                                        1999          1998
   Authorised but not contracted.................. (Pounds) 8,000 (Pounds)6,100
                                                   -------------- -------------
   Contracted but not provided.................... (Pounds)20,600 (Pounds)4,407
                                                   -------------- -------------

12. FIXED ASSETS INVESTMENTS

                                                                    Group Joint
                                                                      Venture
   At 1st July 1998...............................................            --
   Additions in the year.......................................... (Pounds)2,776
                                                                   -------------
   At 30th June 1999.............................................. (Pounds)2,776
                                                                   -------------

   On 31st December 1998, the Group acquired a 50% holding in the ordinary issued share capital of Petroplus Energy Park Milford Haven Limited, a company incorporated in England on 22nd July 1998 and whose accounting reference date is 31st December.

   The principal activity of the joint venture is to generate and supply electricity.

   As at the date of these financial statements, the joint venture has not traded whilst commissioning of the plant is being completed. These commissioning costs are being incurred entirely by the other joint venture partner, Petroplus International NV. Consequently the first results to be recognised by the Group under FRS9, Associates and Joint Ventures, will be for the year ending 30th June 2000. The cost of acquisition includes capitalised interest of (Pounds)61.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

12. FIXED ASSETS INVESTMENTS (Continued)

   The subsidiary undertakings of the Company, all of which have an accounting reference date of 30th June, are as follows:

                                               Country of        Percentage
                                              Incorporation    Shareholdings
   OPERATING
   Independent Energy UK Limited.............    England    Ordinary Shares 100%
   DORMANT
   I E (Caythorpe) Limited...................    England    Ordinary Shares 100%
   Independent Energy Generation Limited.....    England    Ordinary Shares 100%
   Independent Services Limited..............    England    Ordinary Shares 100%
   Independent Energy Limited................    England    Ordinary Shares 100%
   Independent Energy Resources Limited......    England    Ordinary Shares 100%

13. DEBTORS

                                                             June 30
                                                  -----------------------------
                                                       1999           1998
   Trade debtors................................. (Pounds)57,663 (Pounds)10,905
   Sundry debtors................................          3,393            866
   Other taxation and social security............            400            781
   Prepayments and accrued income................         22,927          2,788
   Amounts owed by subsidiary undertaking........             --             --
                                                  -------------- --------------
                                                  (Pounds)84,383 (Pounds)15,340
                                                  -------------- --------------

   Included within prepayments and accrued income are costs of (Pounds)6,787 which will be released to the profit and loss account after more than one year.

14. CREDITORS:

AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                             June 30,
                                                   -----------------------------
                                                        1999           1998
   Trade creditors................................ (Pounds)12,650  (Pounds)6,455
   Bank loan......................................             --          4,000
   Bank loan construction facility................          1,000          1,000
   Bank overdraft.................................         22,038             22
   Other taxation and social security.............             73             39
   Corporation tax................................             --             --
   Obligations under finance lease contracts......          1,560          1,052
   Accruals and deferred income...................         31,192          8,021
                                                   -------------- --------------
                                                   (Pounds)68,513 (Pounds)20,589
                                                   -------------- --------------

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

14. CREDITORS: (Continued)

AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

   The bank overdraft is secured by a debenture on all the Group assets other than assets subject to other security arrangements.

                                                             June 30,
                                                   -----------------------------
                                                        1999           1998
   Bank loan construction facility................ (Pounds) 7,672 (Pounds) 3,500
   Unsecured loan notes...........................             --          1,400
   Obligations under finance lease contracts......         11,548          5,771
                                                   -------------- --------------
                                                   (Pounds)19,220 (Pounds)10,671
                                                   -------------- --------------

Bank loan

   The bank loan, which is part of a revolving construction facility of (Pounds)9.5m (1998: (Pounds)8.0m), is secured by a debenture on all the Group assets other than assets subject to other security arrangements. The loan bears interest based on London inter bank rates (LIBOR), and is repayable as follows:

                                                             June 30,
                                                    ---------------------------
                                                        1999          1998
   Within one year................................. (Pounds)1,000 (Pounds)1,000
   Between one and two years.......................         1,000         1,000
   Between two and five years......................         6,672         2,500
                                                    ------------- -------------
                                                    (Pounds)8,672 (Pounds)4,500
                                                    ------------- -------------

Finance leases

   Obligations under finance leases fall due as follows:

                                                              June 30,
                                                    ----------------------------
                                                         1999          1998
   Within one year................................. (Pounds) 1,560 (Pounds)1,052
   Between one and five years......................          7,500         4,728
   Over five years.................................          4,048         1,043
                                                    -------------- -------------
                                                    (Pounds)13,108 (Pounds)6,823
                                                    -------------- -------------

   The finance leases are secured on the assets concerned.

15. PROVISIONS FOR LIABILITIES AND CHARGES

 Deferred taxation

Group

   At 1st July 1998.............................................              --
   Charged to profit and loss...................................     (Pounds)929
                                                                 --- -----------
   At 30th June 1999............................................     (Pounds)929
                                                                 --- -----------

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

15. PROVISIONS FOR LIABILITIES AND CHARGES (Continued)

   Deferred tax is analysed as follows:

                                                               June 30,
                                                        -----------------------
                                                           1999        1998
   Capital allowances.................................. (Pounds)929 (Pounds)850
   Losses offset.......................................          --        (850)
                                                        ----------- -----------
                                                        (Pounds)929          --
                                                        ----------- -----------

   There are no unprovided amounts.

16. COMMITMENTS

   The Company has entered into a five year Service Agreement with a leading business operations outsourcing company, Vertex, for the provision of call centre facilities, billing and transactional processing, to support participation in the sub 100 kW electricity supply market.

   A key component of this outsourcing arrangement is the provision of a scalable system. Under the terms of the agreement there are obligations and penalties for non performance on the parties.

17. OBLIGATIONS UNDER OPERATING LEASES

   Annual commitments under operating leases fall due as follows:

                                                                 June 30,
                                                          ----------------------
                                                             1999       1998
                                                          (amounts in thousands)
   Expiring within one year--land and buildings.........  (Pounds)41          --
   --plant and machinery................................          18          --
   Expiring within two to five years--land and
    buildings...........................................          42 (Pounds)203
   --plant and machinery................................         157          67
   Expiring in more than five years--land and buildings.         169          --
   --plant and machinery................................          --          --


18. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

   The Group's financial instruments comprise borrowings including lease financing, equity shares, cash and liquid resources, and trade debtors and trade creditors, that arise directly from its operations. The main purpose of these financial instruments is to raise finance for the Group's operations.

   Details of equity shares issued in the year are contained in note 19. These included the issue of 8 million ordinary shares which on 29th July 1998 were sold in the form of American Depository Shares at US$ 8.00 per share to raise US$ 64 million before expenses. These shares commenced trading on the United States Nasdaq Stock Market in July 1998.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


18. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Continued)

   The main risks arising from the Group's financial instruments are Pool price risk and interest rate risk. The Board reviews and agrees policies for managing each of these risks and they are summarised below. These policies have remained unchanged throughout the year. The Group does not believe that it has a significant exchange rate risk arising from its transactions in US Dollars.

 a) Pool price risk

  (i) Managing Price Risk for Electricity and Gas

   The Company is primarily involved in retailing both electricity and gas to business and domestic users. These sales are typically made under fixed price contracts for durations of one or two years. The Company purchases both electricity and gas from the wholesale markets in the UK and manages the price risks between its purchase costs and its sales revenues by a number of activities and mechanisms. These hedging activities involve the development of the Company's own generating facilities, Contracts for Differences (CfDs) purchased from third parties, the purchase of physical gas from the UK wholesale market and, in the future, production of gas from the Company's fields. The hedging instruments with third parties are typically established to run for no more than one or two years to be consistent with the exposure created by its sales contracts.

   The electricity to supply customers under these contracts is primarily purchased from the Pool at fluctuating spot market prices. The Company is exposed to two principal risks associated with such contract: "load shape" risk (the risk associated with a shift in the customer's usage pattern, including absolute amounts demanded and timing of amounts demanded) and "purchase" price risk (the cost of purchased electricity relative to the price received from the supply customer). The Company employs risk management methods to maximise its return consistent with an acceptable level of risk.

   Generally, load shape risk decreases as the Company's portfolio of supply customers in the supply market increases. The Company hedges purchase price risk by employing a variety of risk management tools, including entering into hedging instruments, known as contracts for differences (CfDs), management of its supply contract portfolio, and through the ownership of generating facilities to produce a portion of its required supply of electricity.

  (ii) Contracts for Differences (CfDs)

   CfDs are contracts generally between generators and suppliers that have the effect of fixing the price of electricity for a contracted quantity of electricity over a specific time period. Differences between the actual price set by the pool and the agreed prices give rise to different payments between the parties to the particular CfD.

   Given the variability of Pool prices, the Company's policy is to enter into CfDs, which effectively fix the cost of most of the electricity that it sells to its numerous customers. The Company

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

18. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Continued)

procures these CfDs from a broad range of market participants to avoid concentration of purchasing. It also strives to achieve a mix of types of hedging instrument which, in aggregate, match the majority of its contracted electricity sales volumes at different times during the year.

  (iii) Potential Liabilities

   As at 30th June 1999 the Company has in place CfDs with third parties covering the period from 30th June 1999 to 3rd October 2000 for 2,679 GWhs of electricity that have a value of (Pounds)68.6 m. The CfDs are settled either monthly or daily in accordance with the contracts.

   As at 1st July 1999 the Company has no energy purchase contracts or CfDs with third parties that extend beyond the summer of the year 2001. As all of these contracts are more than covered by suitably priced sales commitments, and are also at prices similar to current market values, the Company does not feel the need to make any adjustments to the accounts in relation to these future commitments.

 b) Interest rate risk

   The Company's exposure to interest rate fluctuations on its borrowings including lease financing is managed by a combination of fixed or floating rate facilities. Certain floating rate facilities can be converted to fixed rate at short notice.

 c) Financial Instruments

  (i) Analyses by instrument

                                                             June 30,
                                                   -----------------------------
                                                        1999           1998
   Bank overdraft................................. (Pounds)22,038 (Pounds)    22
   Bank loan......................................             --          4,000
   Construction loan..............................          8,672          4,500
   Unsecured loan notes...........................             --          1,400
   Finance leases.................................         13,108          6,823
                                                   -------------- --------------
                                                   (Pounds)43,818 (Pounds)16,745
                                                   -------------- --------------

   All amounts are payable in sterling except for one finance lease which is payable in US dollars. The sterling equivalent amount outstanding on this lease is (Pounds)640 (1998: (Pounds)696).

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

18. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT (Continued)

  (ii) Maturity analyses

                                                           June 30,
                                                 -----------------------------
                                                      1999           1998
   Repayments fall due as follows:
   Within one year.............................. (Pounds)24,598 (Pounds) 6,074
   After more than one year.....................         19,220         10,671
                                                 -------------- --------------
                                                         43,818         16,745
                                                 -------------- --------------
   Repayments after more than one year are as
    follows:
   Between one and two years....................          2,560          3,452
   Between two and five years...................          8,940          6,176
   More than five years.........................          7,720          1,043
                                                 -------------- --------------
                                                 (Pounds)19,220 (Pounds)10,671
                                                 -------------- --------------

  (iii) Interest Rate analyses

                                                             June 30,
                                                   -----------------------------
                                                        1999           1998
   Fixed rate borrowings.......................... (Pounds) 5,802 (Pounds) 8,223
   Floating rate borrowings.......................         38,016          8,522
                                                   -------------- --------------
                                                   (Pounds)43,818 (Pounds)16,745
                                                   -------------- --------------

   The weighted average interest rate for the fixed rate liabilities was 9.58%, with a weighted average period of 5.1 years for which the rate is fixed. Floating rate borrowings bear interest rates based on LIBOR.

 (iv) Borrowing facilities

   The Group has the following undrawn committed borrowing facilities at 30th June 1999 in respect of which all conditions precedent had been met:

                              Fixed rate   Floating rate
                                 1999           1999        Total 1999    Total 1998
                                              (amounts in thousands)
   Expiring within one
    year...................  (Pounds)3,758 (Pounds)13,171 (Pounds)16,929 (Pounds)5,978
   Expiring after more than
    one year...............             --            827            827         3,500
                             ------------- -------------- -------------- -------------
                             (Pounds)3,758 (Pounds)13,998 (Pounds)17,756 (Pounds)9,478
                             ------------- -------------- -------------- -------------

   The fair value of all financial assets and liabilities are equal to their carrying values.

   As permitted by FRS 13, the analyses of financial instruments in this note do not include short-term debtors and creditors.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


19. SHARE CAPITAL

                                                               June 30,
                                                        -----------------------
                                                           1999        1998
                                                        (amounts in thousands)
   Authorised:
   50,000,000 ordinary shares of 1p each (1998:
    28,000,000)........................................ (Pounds)500 (Pounds)200
                                                        ----------- -----------
   On 2nd July 1998, the number of authorised shares
    were increased from 28,000,000 to 50,000,000.......
   Issued and fully paid ordinary shares of 1p each At
    1st July 1998......................................         179         150
   Issued in the year..................................          84          29
                                                        ----------- -----------
   At 30th June 1999................................... (Pounds)263 (Pounds)179
                                                        ----------- -----------

   The Company issued 8,000,000 ordinary shares and on 29th July 1998 concluded the sale of these in the form of American Depository Shares at US $8.00 per share to raise US $64 million before expenses. These shares were traded on the United States Nasdaq Stock Market. The proceeds were used to fund the acquisition and installation of additional generating plants, repay certain outstanding indebtedness and provide working capital for the expansion of the Company's operations.

   Other issues were the exercise of:

                                                              Exercise
                                                               Price     Number
   Share options........................................... (Pounds)1.00 280,000
   Share warrants.......................................... (Pounds)0.75  57,500

Share option plan

   The Company has a share option plan which provides for grants of options to its employees to acquire the Company's shares. As at 30th June 1999 there are outstanding options for the issue of 4,075,400 ordinary shares of 1p each.

   A summary of the share options granted and the changes during the periods is presented below. The share options granted include 250,000 share options in aggregate to the Company's nominated broker and financial advisor granted on 31st May 1996, of which 180,000 share options were exercised in 1997/98, the remainder of which were exercised in August and November 1998 at an exercise price of 100 pence.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


19. SHARE CAPITAL (Continued)

   During the year 250,000 share options were granted to the Company's Investment Bankers in lieu of fees.

                                                  Year Ended June 30,
                                         --------------------------------------
                                                1999                1998
                                         ------------------  ------------------
                                         Weighted            Weighted
                                         Average             Average
                                         Exercise Number of  Exercise Number of
                                          Price    Shares     Price    Shares
   At beginning of the year.............    93p   3,463,400      82p  2,778,400
   Granted in the year..................   568p     912,000   122.5p    925,000
   Cancelled in the year................   360p     (20,000)      --         --
   Exercised in the year................   100p    (280,000)     83p   (240,000)
                                                  ---------           ---------
   At end of the year...................   197p   4,075,400      93p  3,463,400
                                                  =========           =========

   The following table summarises information regarding share options at 30th June 1999:

                                                           Weighted
                                                            Average
                                                             Years
                                                           Remaining
                              Effective Grant    Number    Contract    Number
        Exercise Price             Date        Outstanding   life    Exercisable
   1p.......................     28th May 1996    295,200    1.50       295,200
   31.25p...................     28th May 1996    193,200    1.50       193,200
   50p......................     28th May 1996     60,000    1.50        60,000
   100p.....................     28th May 1996  1,710,000    2.29     1,710,000
   122.5p................... 5th November 1997    915,000    3.35            --
   402.5p................... 3rd November 1998     45,000    4.34            --
   450p.....................  20th August 1998    127,000    4.14            --
   576p..................... 20th January 1999    250,000    6.55       250,000
   597p..................... 20th January 1999    385,000    4.55            --
   652.5p...................      4th May 1999     70,000    4.83            --
   667.5p...................    3rd March 1999     25,000    4.67            --
                                                ---------    ----     ---------
                                                4,075,400    3.04     2,508,400
                                                ---------    ----     ---------

   The option price range at each year end was as follows:

   30th June 1999.................................................. 1p to 667.5p
   30th June 1998.................................................. 1p to 122.5p
   30th June 1997.................................................. 1p to 100.0p

   Details of the directors' options which are included in the above figures are shown in note 4 to the financial statements.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                 (amounts in thousands, except per share data)

19. SHARE CAPITAL (Continued)

Share warrants

   On 30th June 1997 share warrants for 140,000 ordinary shares were granted in association with the issue of Loan Notes of (Pounds)1,400; the warrants are exercisable at a price of 75p at anytime until their expiration on 31st March 2002. During the year 1998/99 a further 57,500 of the share warrants were exercised, leaving 10,000 unexercised.

20. RESERVES AND OTHER SHAREHOLDERS' FUNDS

                                                Share Premium     Profit and
                                                   Account       Loss Account
   At 1st July 1998............................ (Pounds)10,695  (Pounds)(1,421)
   Share premium arising on offering...........         36,278              --
   Expenses arising on offering................         (1,263)             --
   Share premium arising on exercise of stock
    options and warrants.......................            320              --
   Retained profit/(loss) for the year.........             --           4,007
                                                --------------  --------------
   At 30th June 1999........................... (Pounds)46,030  (Pounds) 2,586
                                                --------------  --------------

21. RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

                                                  June 30,
                                 ---------------------------------------------
                                      1999            1998           1997
   Ordinary shares issued.......            263             179            150
   Share premium on offering.... (Pounds)45,710  (Pounds)10,445  (Pounds)8,044
   Share premium on exercise of
    stock options and warrants..            320             250             --
   Profit/(Loss) for year.......          4,007            (185)        (1,182)
   Loss at start of year........         (1,421)         (1,236)           (55)
                                 --------------  --------------  -------------
   Balance at end of year....... (Pounds)48,879  (Pounds) 9,453  (Pounds)6,957
                                 --------------  --------------  -------------

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

22. ANALYSIS OF CHANGES IN NET DEBT

                            At Beginning of
                                 Year          Cash Flows     Other Changes   At End of Year
   Year Ended 30th June
    1999
   Cash at bank and in
    hand................... (Pounds)    621  (Pounds)    (43)             --  (Pounds)    578
   Security deposits.......              --            6,738              --            6,738
   Bank overdraft..........             (22)         (22,016)             --          (22,038)
                            ---------------  ---------------  --------------  ---------------
                                        599          (15,321)             --          (14,722)

   Leases due within one
    year...................          (1,052)           1,189  (Pounds)(1,697)          (1,560)
   Leases due after more
    than one year..........          (5,771)              --          (5,777)         (11,548)
                            ---------------  ---------------  --------------  ---------------
                                     (6,823)           1,189          (7,474)         (13,108)

   Loans due within one
    year...................          (5,000)           4,000              --           (1,000)
   Loans due after more
    than one year..........          (4,900)          (2,772)             --           (7,672)
                            ---------------  ---------------  --------------  ---------------
                                     (9,900)           1,228              --           (8,672)
                            ---------------  ---------------  --------------  ---------------
   Total................... (Pounds)(16,124) (Pounds)(12,904) (Pounds)(7,474) (Pounds)(36,502)
                            ---------------  ---------------  --------------  ---------------

23. RECONCILIATION OF NET CASH FLOWS TO MOVEMENT IN NET DEBT

   Year Ended 30th June 1999
   Decrease in cash in the year.............. (Pounds)(15,321)
   Cash outflow from decrease in loan
    financing................................           1,228
   Cash outflow from decrease in lease
    financing................................           1,189
   New finance leases........................          (7,474)
                                              ---------------
   Movement in net debt......................                  (Pounds)(20,378)
   Net debt at 30th June 1998................                          (16,124)
                                                               ---------------
   Net debt at 30th June 1999................                  (Pounds)(36,502)
                                                               ---------------

24. MAJOR NON-CASH TRANSACTIONS

   During the years ended 30 June 1999, 1998 and 1997, the Company entered into finance leases in respect of assets with a total capital value at the inception of the lease of (Pounds)7,474, (Pounds)2,666 and (Pounds)4,383, respectively.

25. POST BALANCE SHEET EVENT

   On 8th July 1999, the Group was granted a twelve month (Pounds)80m Revolving Credit and Letters of Credit facility by a syndicate of six banks led by Barclays Bank PLC. The facility is secured on Group receivables.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)


26. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

Financial Statements

   The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom. Such principles differ in certain respects from US GAAP. A summary of the most significant differences applicable to the Company is set out below.

Accounting Estimates

   The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of contingent assets and liabilities and disclosure in conformity with generally accepted accounting principles of contingent assets and liabilities at the date of the financial statements and their reported amounts of revenues and expenses during the reported period. Accounting estimates have been employed in these financial statements to determine reported amounts, including realisability, useful lives of assets and income taxes. Actual results could differ from those estimates.

   The principle differences between UK GAAP and US GAAP are disclosed below:

 a) Statement of Operation Differences

                                             Year Ended June 30,
                                  --------------------------------------------
                             Note     1999           1998            1997
Profit/(loss) on ordinary
 activities after taxation
 under UK GAAP.............       (Pounds)4,007  (Pounds)(185)  (Pounds)(1,181)
US GAAP adjustments:
Stock based compensation--
 Employee Share Option
 Scheme....................  (c)            (74)         (136)            (188)
                                  -------------  ------------   --------------
Total US GAAP adjustments..                 (74)         (136)            (188)
Net effect of US GAAP
 adjustments...............                 (74)         (136)            (188)
                                  -------------  ------------   --------------
Net profit/(loss) under US
 GAAP......................               3,933          (321)          (1,369)
                                  =============  ============   ==============
Primary earnings/(loss) per
 ordinary share under US
 GAAP......................               15.4p          (1.9)p          (10.4)p
Diluted earnings/(loss) per
 ordinary share under US
 GAAP......................               13.9p

 b) Equity Reconciliation

                              Note      1999           1998           1997
   Equity under UK GAAP.....       (Pounds)48,879  (Pounds)9,453  (Pounds)6,958
   Stock based compensation.  (c)            (434)          (397)          (299)
   Net effect of US GAAP
    adjustments.............                 (434)          (397)          (299)
                                   --------------  -------------  -------------
   Equity under US GAAP.....  (d)  (Pounds)48,445  (Pounds)9,056  (Pounds)6,659
                                   --------------  -------------  -------------

   The diluted earnings per share for the years ended 30 June 1998 and 1997 are not disclosed as the effect of the employee share options is anti-dilutive.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


26. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

 c) Employee Share Option Scheme

   Under UK GAAP no compensation cost is recognised under Employee Share Option Schemes. Under US GAAP compensation for services that are received as consideration for shares issued through the Employee Share Option Scheme are recognised as the difference between the quoted market price of the stock at the measurement date less the amount the employee is required to pay (option exercise price). Compensation costs, as determined above, are charged to expense over the vesting period.

   The vesting period has been assumed to be the period from the date of grant of the share option to the date the option first becomes exercisable.

   The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation expenses been determined as provided in SFAS 123 for stock options using the Black-Scholes option pricing model, the pro forma effect would have been:

                                             Year Ended June 30,
                                  -------------------------------------------
                                      1999          1998            1997
                                           (amounts in thousands)
Net profit/(loss) applicable to
 ordinary shares as reported..... (Pounds)3,933 (Pounds)(321)  (Pounds)(1,369)
Net profit/(loss) applicable to
 ordinary shares pro forma.......         1,998         (428)          (1,461)
Primary net earnings/(loss) per
 ordinary share as reported......         15.4p         (1.9)p          (10.4)p
Primary net earnings/(loss) per
 ordinary share pro forma........          7.8p         (2.5)p          (11.1)p

   The company has issued a range of options from commencement of trade to the year ended 30th June 1999. A summary of the options granted and weighted average assumptions used in the calculation of Black-Scholes are as follows:

                                                    Expected Interest
   Date of Grants                                     life     rate   Volatility
   28th May 1996...................................   3.42     6.00%     10.58%
   11 November 1997................................   2.0      6.70%     22.38%
   20th August 1998................................   2.0      6.87%    186.03%
   3rd November 1998...............................   2.0      6.65%    163.85%
   20th January 1999 (a)...........................   2.0      6.49%    140.59%
   20th January 1999 (b)...........................   6.0      5.97%    140.59%
   3rd March 1999..................................   2.0      6.60%    138.22%
   4th May 1999....................................   2.0      6.64%    124.09%

   The options granted on 20th January 1999 denoted (b) were issued at a discount of 21.5p from market price.

   All other options granted in the current year were issued at market price.

   The weighted average fair values at date of grant during 1999 and 1998 respectively were (Pounds)4.50 and (Pounds)0.23.

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

26. SUMMARY OF DIFFERENCES BETWEEN UK AND US GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP) (Continued)

 d) US GAAP Equity Roll Forward

   Shareholders equity roll forward in accordance with US GAAP:

                                                    June 30,
                                   --------------------------------------------
                                        1999          1998            1997
Balance at beginning of year...... (Pounds) 9,056 (Pounds)6,659  (Pounds) 6,676
Other gains.......................         35,456         2,718           1,352
Net profit/(loss).................          3,933          (321)         (1,369)
                                   -------------- -------------  --------------
Balance at end of year............ (Pounds)48,445 (Pounds)9,056  (Pounds) 6,659
                                   -------------- -------------  --------------

27. ADDITIONAL US GAAP DISCLOSURE REQUIREMENTS

 a) Cash flow information

   The consolidated cash flow statements are prepared in conformity with UK GAAP. The principal differences between these statements and cash flow statements prepared under US GAAP are as follows:

  (i) Under UK GAAP, net cash flow from operating activities is determined before considering cash flows from returns on investments and servicing of finance and taxes paid. Under US GAAP, net cash flow from operating activities is determined after these items.

     A summary of the Company's operating, investing and financial activities classified in accordance with US GAAP is presented below. For purposes of this summary, cash and cash equivalents consist of cash deposits with banks and security deposits.

                                           Year Ended June 30,
                             -------------------------------------------------
                                   1999             1998             1997
Cash (used in) operating
 activities................. (Pounds) (33,498) (Pounds) (3,108) (Pounds)(2,271)
Cash provided by financing
 activities.................           33,022           10,489           2,312
Cash provided by (used in)
 by investing activities....          (14,845)          (8,705)            541
                             ----------------  ---------------  --------------
Net (decrease) in cash and
 deposits with banks........          (15,321)          (1,324)            582
Balance at beginning of
 year.......................              599            1,923           1,341
                             ----------------  ---------------  --------------
Balance at end of year......  (Pounds)(14,722) (Pounds)    599  (Pounds) 1,923
                             ----------------  ---------------  --------------

  (ii) The amount of taxes and interest paid, net of capitalised interest, during the year is:

                                                   Year Ended June 30,
                                          --------------------------------------
                                              1999          1998         1997
Interest, net of capitalisation.......... (Pounds)2,598 (Pounds)1,074 (Pounds)81
Stamp duty reserve tax...................           579            --         --
                                          ------------- ------------- ----------

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)
27. ADDITIONAL US GAAP DISCLOSURE REQUIREMENTS (Continued)

 b) Other disclosures

   Total liabilities and stockholders' equity and, Total assets, in accordance with UK GAAP were as follows:

   30th June 1999............................................... (Pounds)137,541
   30th June 1998...............................................          40,712

   Total assets prepared in accordance with US GAAP were as follows:

   30th June 1999....................................................... 137,943
   30th June 1998.......................................................  41,105

   Long term liabilities prepared in accordance with US GAAP were as follows:

   30th June 1999........................................................ 20,056
   30th June 1998........................................................ 11,461

 c) Commitments under operating leases

   The Group's future minimum payments under operating leases as at 30th June 1999 are as follows:

   Years ending 30th June
   2000........................................................... (Pounds)  725
   2001...........................................................           740
   2002...........................................................           624
   2003...........................................................           546
   2004...........................................................           516
   Thereafter.....................................................         3,079
                                                                   -------------
                                                                   (Pounds)6,230
                                                                   -------------

 d) Reconciliation of tax charge to statutory rate on losses

                                             Year Ended June 30,
                                  --------------------------------------------
                                      1999           1998            1997
Profit/(loss) on ordinary
 activities before taxation...... (Pounds)4,936  (Pounds) (185) (Pounds)(1,181)
                                  -------------  -------------  --------------
Expected tax charge at the
 statutory rate..................         1,518            (57)           (367)
Increase in deferred tax
 liability.......................          (929)          (390)           (394)
                                  -------------  -------------  --------------
Difference to reconcile..........           589           (447)           (761)
                                  -------------  -------------  --------------
Deferred tax not recognised......           317           (802)           (958)
Intangible asset tax allowances..           460            457             212
Inadmissible expenditure.........          (188)          (102)            (15)
                                  -------------  -------------  --------------
                                            589           (447)           (761)
                                  -------------  -------------  --------------

                        INDEPENDENT ENERGY HOLDINGS PLC
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                             (amounts in thousands)

27. ADDITIONAL US GAAP DISCLOSURE REQUIREMENTS (Continued)

   The Group has accumulated losses and capital allowances to be carried forward and relieved in the future at the following year end of:

   30th June 1999................................................. (Pounds)7,788
   30th June 1998.................................................         7,710
   30th June 1997.................................................         5,100

   The Financial Accounting Standards Board periodically issues statements of financial accounting standards. In August 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, which applies to all entities, requires derivative instruments to be measured at fair value and recognized as either assets or liabilities on the balance sheet. The statement, as amended by SFAS No. 137 is effective for fiscal years beginning after June 15, 2000 with earlier application encouraged but permitted only as of the beginning of any fiscal quarter beginning after June 1998. Retroactive application is prohibited. We do not believe this statement will have a material effect on our financial condition or results of operations.

   In April 1998, The Accounting Standards Executive Committee issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-up Activities" which requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts to these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. SOP 98-5 is effective for all fiscal years beginning after December 31, 1998. The Company believes that the adoption of SOP 98-5 for U.S. GAAP reporting purposes will not have a material effect on its financial statements.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

      , 1999

                           [Independent Energy Logo]
                     8,815,000 American Depositary Shares
                    Representing 8,815,000 Ordinary Shares

                               ----------------
                                  PROSPECTUS

                               ----------------

                         Donaldson, Lufkin & Jenrette

                             Prudential Securities

                         Johnson Rice & Company L.L.C.

-------------------------------------------------------------------------------
We have not authorized any dealer, salesperson or other person to give you written information other than the offering memorandum or to make representations as to matters not stated in this offering memorandum. You must not rely on unauthorized information. This offering memorandum is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this offering memorandum nor any sales made hereunder after date of this offering memorandum shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

-------------------------------------------------------------------------------

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS.

Item 13. Other Expenses of Issuance and Distribution

   The following are estimated expenses, other than underwriting commissions, expected to be incurred by Enterprise in connection with the issuance and distribution of the securities registered under this Registration Statement.

TO BE PAID BY REGISTRANT

   Securities and Exchange Commission
    registration fee........................... $41,920
   NASD fees and expenses...................... $15,580
   Printing and engraving expenses............. $  *
   Legal fees and expenses..................... $  *
   Accounting fees and expenses................ $  *
   Nasdaq listing fees......................... $  *
   Engineering fees............................ $  *
   Stamp duty expenses......................... $  *
   Miscellaneous............................... $  *
                                                -------
    Total...................................... $  *
                                                =======

---------------------
*To be provided by amendment.

Item 14. Indemnification of Directors and Officers

   Except as hereinafter set forth, there is no provision of Independent Energy's Memorandum and Articles of Association or any contract, arrangement or statute under which any director or officer of Independent Energy is insured or indemnified in any manner against any liability that he may incur in his capacity as such.

   The Memorandum and Articles of Association of Independent Energy provide that, subject to the provisions of the Companies Act 1985, but without prejudice to any indemnity to which a director or officer might otherwise be entitled, every director or officer of Independent Energy shall be indemnified out of the assets of Independent Energy against any liability, loss or expenditure incurred by him in defending any proceedings, whether civil or criminal, which relate to anything done or omitted to be done or alleged to have been done or omitted to be done by him as an officer or auditor of Independent Energy and in which judgment is given in his favor or in which he is acquitted, or incurred in connection with any application in which relief is granted to him by the court from liability in respect of any such act or omission or from liability to pay any amount in respect of any such act or omission or from liability to pay any amount in respect of shares acquired by a nominee of Independent Energy.

   Section 310 of the Companies Act 1985 (as amended by the Companies Act
1989) provides as follows:

   "310. Provisions Exempting Officers and Auditors from Liability

   This section applies to any provision, whether contained in a company's articles or in any contract with the Company or otherwise, for exempting any officer of the Company or any person (whether an officer or not) employed by the Company as auditor from, or indemnifying him against any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the Company.

   I. Except as provided by the following subsection, any such provision is void.

    II. This section does not prevent a company--

     A. from purchasing and maintaining for any such officer or auditor insurance against any such liability, or

     B. from indemnifying any such officer or auditor against any liability incurred by him--

       1. in defending any proceedings (whether civil or criminal) in which judgment is given in his favor or he is acquitted, or

       2. in connection with any application under Section 144(3) or (4) (acquisition of shares by innocent nominee) or Section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

   The Underwriters will each agree, severally, to indemnify Independent Energy's directors, Independent Energy's officers who sign the Registration Statement and Independent Energy's authorized representative in the U.S. from and against certain liabilities based on information relating to such Underwriter furnished in writing by such Underwriter expressly for use herein.

   Independent Energy has obtained directors' and officers' insurance coverage, which, subject to policy terms and limitations, includes coverage to reimburse Independent Energy for amounts that it may be required or permitted by law to pay directors or officers of Independent Energy.

Item 15. Recent Sales of Unregistered Securities

   In June 1997, Independent Energy sold 1,866,648 ordinary shares in the U.S. at a price of 75p per share and 140,000 ordinary shares issuable upon the exercise of warrants in the U.K. at a price of 75p per share. In September 1997, Independent Energy sold 1,437,329 ordinary shares in the U.S. and 1,194,329 ordinary shares in the U.K. at a price of 95p per Share. All ordinary shares sold in the U.S. were offered and sold pursuant to an exemption for registration under Section 4(2) of the Securities Act and all ordinary shares sold in the U.K. were offered and sold pursuant to an exemption under Regulation S under the Securities Act.

   In November 1998, Independent Energy agreed to issue options to purchase 250,000 ordinary shares at the then market price of $9.50 per share to Donaldson, Lufkin & Jenrette International in exchange for financial advisory services. Such options were issued pursuant to an exemption for registration under Section 4(2) of the Securities Act.

Item 16. Exhibits

Exhibit
  No.                                        Description
1*       Form of Underwriting Agreement.

3**      Memorandum and Articles of Association, as amended, of Independent Energy.

4.1**    Form of Deposit Agreement among Independent Energy Holdings plc, The Bank of New
         York, as Depositary, and the holders from time to time of American Depositary
         Receipts evidencing American Depositary Shares representing Ordinary Shares.

4.2** Form of American Depositary Receipt evidencing American Depositary Shares representing Ordinary Shares (included in Exhibit 4.1).

5*       Opinion of Masons as to the legality of the Ordinary Shares.

8.1*     Opinion of Masons as to U.K. tax matters relative to the Ordinary Shares (included in the Prospectus relating to the Ordinary Shares under "Taxation" with a confirmation included in Exhibit 5).

8.2*     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. as to U.S. tax matters relative to the Ordinary Shares (included in the Prospectus relating to the Ordinary Shares under "Taxation" with a confirmation included in this Exhibit).

10.1**   Accession Agreement to the Pooling an Settlement Agreement.

10.2**   Carried Interest Agreement between Independent Energy UK Limited and Altwood
         Petroleum Limited dated May 21, 1996.

10.3**   Hive-up Agreement dated May 14, 1996 between Eukan Energy Limited and Independent
         Energy UK Limited.

10.4**   Hive-up Agreement dated May 14, 1996 between Elswick Petroleum Limited and
         Independent Energy UK Limited.

10.5**   Second Tier License to Supply Electricity for Independent Energy UK Limited dated
         March 7, 1996.

10.6**   Loan Note Instrument dated June 30, 1997 by Independent Energy Holdings plc with respect to (Pounds)1,400,000 10% unsecured Notes due 2002.

10.7**   Warrant Instrument dated June 30, 1997 by Independent Energy Holdings PLC with respect to 140,000 Warrants to purchase ordinary shares.

10.8**   Credit Agreement dated September 5, 1997 between Independent Energy Holdings PLC,
         Independent Energy UK Limited Barclays Bank PLC and several lenders (incorporated by reference to Registration Statement No. 333-56223).

10.9***  Letter Agreement regarding Amendment to Credit Agreement dated June 4, 1998 between
         Independent Energy Holdings PLC, Independent Energy UK Limited, Barclays Bank PLC
         and several lenders (incorporated by reference to Registration Statement No. 333-
         56223).

---------------------
  * To be filed by amendment.
 ** Incorporated by reference from the Registration Statement on Form 20-F
    (File No. 0-23451) filed by Independent Energy with the Commission.
*** Incorporated by reference from the Registration Statement on Form F-1 (File
    No. 333-56223) filed by Independent Energy with the Commission.

 Exhibit
   No.                                 Description
 10.10*** Letter of Variation dated July 15, 1998 between Independent Energy
          Holdings PLC, Independent Energy UK Limited and Barclays Bank PLC
          (incorporated by reference to Registration Statement No. 333-56223).

 10.11**  Master Equipment Lease Agreement dated April 19, 1996 between
          Machinery Acceptance Corporation and Independent Energy UK Limited
          (incorporated by reference to Registration Statement No. 333-56223).

 10.12*** Master Finance Lease Agreement dated June 17, 1997 between Debis
          Financial Services Limited and Independent Energy UK Limited
          (incorporated by reference to Registration Statement No. 333-56223).

 10.13*** Lease Master Agreement dated October 30, 1997 between ING Lease (UK)
          Limited and Independent Energy UK Limited (incorporated by reference to Registration Statement No. 333-56223).

 10.14*   Agreement, dated July 8, 1999, for a Revolving Advance and Letter of
          Credit Facility between Independent Energy UK Limited, Independent
          Energy Holdings plc, Barclays Capital, Barclays Bank PLC and the financial institutions party thereto.

 10.15*   License Farmout Agreement, dated January 11, 1999, between
          Independent Energy UK Limited, ISO (U.K.) Limited, Archean Energy
          (U.K.) Limited and Altwood Petroleum Limited.

 10.16*   License Buy-in Agreement, dated February 23, 1999, between
          Independent Energy UK Limited and Vulcan Energy Limited.

 21*      List of Subsidiaries

 23.1     Consent of Masons (included in Exhibit 5).

 23.2     Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in
          Exhibit 8.2).

 23.3     Consent of Pannell Kerr Forster.

 23.4     Consent of Gaffney, Cline & Associates Ltd.

 24       Powers of Attorney (included on the signature pages hereof)

 99*      Reserve Report of Gaffney, Cline & Associates Ltd., dated August 10,
          1999.

---------------------
  * To be filed by amendment.
 ** Incorporated by reference from the Registration Statement on Form 20-F
    (File No. 0-23451) filed by Independent Energy with the Commission.
*** Incorporated by reference from the Registration Statement on Form F-1 (File
    No. 333-56223) filed by Independent Energy with the Commission.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes:

   (1) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (2) Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (4) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized on August 20, 1999.

                                          INDEPENDENT ENERGY HOLDINGS PLC
                                          (Registrant)

                                             /s/       Burt H. Keenan
                                          By:__________________________________
                                                       Burt H. Keenan
                                                          Chairman

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Burt H. Keenan, John L. Sulley and Ian Stewart and each of them, with the power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, to sign on his or her behalf individually and in each capacity stated below any or all amendments or post-effective amendments to this Registration Statement, including any Registration Statement filed pursuant to Rule 462 of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

              Signature                      Title                   Date

   /s/    Burt H. Kennan             Chairman                 August 20, 1999
-----------------------------------
          Burt H. Keenan

   /s/    John L. Sulley             Chief Executive          August 20, 1999
-----------------------------------   Officer and
          John L. Sulley              Director (Principal
                                      Executive Officer)

   /s/      Ian Stewart              Executive Director--     August 20, 1999
-----------------------------------   Finance (Principal
            Ian Stewart               Financial and
                                      Accounting Officer)

   /s/   William E. Evans            Executive Director--     August 20, 1999
-----------------------------------   Resources
         William E. Evans

              Signature                      Title                   Date

   /s/    Robert E. Jones            Executive Director--     August 20, 1999
-----------------------------------   Operations
          Robert E. Jones

   /s/     Roy W. Deakin             Non-executive            August 20, 1999
-----------------------------------   Director
           Roy W. Deakin

   /s/   Jerry W. Jarrell            Non-executive            August 20, 1999
-----------------------------------   Director and
         Jerry W. Jarrell             Authorized
                                      Representative in
                                      the United States

   /s/     David O. May              Non-executive            August 20, 1999
-----------------------------------   Director
           David O. May

   /s/   Herbert L. Oakes            Non-executive            August 20, 1999
-----------------------------------   Director
         Herbert L. Oakes